Exhibit 10.4

LOAN AND SECURITY AGREEMENT

by and among

THE FINANCIAL INSTITUTIONS NAMED HEREIN,

as Lenders,

CONGRESS FINANCIAL CORPORATION,

as Administrative and Collateral Agent,

CONGRESS FINANCIAL CORPORATION
and GOLDMAN SACHS CREDIT PARTNERS, L.P.,

as Co-Lead Arrangers and Co-Syndication Agents,

BANK OF AMERICA, N.A.
and WELLS FARGO FOOTHILL, LLC,

as Documentation Agents,

and

BLUELINX CORPORATION,

as Borrower

Dated:  May 7, 2004

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INDEX TO
EXHIBITS AND SCHEDULES

Exhibit A	Form of Assignment and Acceptance
Exhibit B	Information Certificate
Exhibit C	Form of Compliance Certificate
Schedule 1.4	Adjusted EBITDA
Schedule 1.28	Collection Accounts
Schedule 5.2(b)	Chattel Paper and Instruments
Schedule 5.2(f)	Letters of Credit, etc.
Schedule 5.2(g)	Commercial Tort Claims
Schedule 8.4	Liens
Schedule 8.8	Environmental Disclosures
Schedule 8.13	Labor Relations
Schedule 8.15	Material Contracts
Schedule 9.9	Indebtedness
Schedule 9.10	Loans and Advances
Schedule 9.14	Fiscal Year, Quarter and Month Ending Dates

LOAN AND SECURITY AGREEMENT

This Loan and Security Agreement (this “Agreement”), dated May 7, 2004, is entered into by and among the financial institutions from time to time parties hereto, whether by execution of an Assignment and Acceptance Agreement (as defined below) or this Agreement (each a “Lender” and collectively the “Lenders”), Congress Financial Corporation, a Delaware corporation (“Congress”), as administrative and collateral agent for the Lenders and for the Bank Product Providers (as defined below) (in such capacity, “Administrative and Collateral Agent”) and Congress and Goldman Sachs Credit Partners, L.P., a Bermuda limited partnership (“GSCP”), as co-lead arrangers for the credit facility (in such capacities, each a “Co-Lead Arranger” and collectively the “Co-Lead Arrangers”) and as co-syndication agents for the credit facility (in such capacities, each a “Co-Syndication Agent” and collectively, “Co-Syndication Agents”), Bank of America, N.A. and Wells Fargo Foothill, LLC, as documentation agents (each a “Documentation Agent” and collectively, “Documentation Agents”) and BlueLinx Corporation, a Georgia corporation (“Borrower”).

W I T N E S S E T H:

WHEREAS, Borrower has requested that Congress and GSCP, in their respective capacities as Administrative and Collateral Agent, Co-Lead Arrangers and Co-Syndication Agents (in such capacities, each an “Agent” and collectively, “Agents”) and Lenders enter into financing arrangements with Borrower pursuant to which Lenders may make loans and provide other financial accommodations to Borrower;

WHEREAS, each Revolving Loan Lender (as defined below) is willing to agree (severally and not jointly) to make such loans and provide such financial accommodations to Borrower on a pro rata basis according to its commitment provided for herein on the terms and conditions set forth herein; and

WHEREAS, Congress is willing to act as administrative agent and collateral agent for Lenders on the terms and conditions set forth herein and in the other Financing Agreements (as defined below) and Congress and GSCP are willing to act as co-lead arrangers and co-syndication agents for the credit facility on the terms and conditions set forth herein and in the other Financing Agreements.

NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1.                                DEFINITIONS

For purposes of this Agreement, the following terms shall have the respective meanings given to them below:

1.1           “ACH Transactions” shall mean any overdrafts, cash management or related services, including the automatic clearing house transfer of funds by Administrative and Collateral Agent or any of its Affiliates for the account of Borrower or its Subsidiaries, in each case pursuant to agreements entered into with Borrower or any of its Subsidiaries.

1.2           “Accounts” shall mean all present and future rights of Borrower to payment of a monetary obligation, whether or not earned by performance, which is not evidenced by chattel paper or an instrument, (a) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (b) for services rendered or to be rendered, (c) for a secondary obligation incurred or to be incurred, or (d) arising out of the use of a credit, charge or debit card along with all information contained on or for use with such card.

1.3           “Adjusted Eurodollar Rate” shall mean, with respect to each Interest Period for any Eurodollar Rate Loan, the rate per annum (rounded upwards, if necessary, to the next one-sixteenth (1/16) of one percent (1%)) determined by dividing (a) the Eurodollar Rate for such Interest Period by (b) a percentage equal to:  (i) one (1) minus (ii) the Reserve Percentage, if any.  For purposes hereof, “Reserve Percentage” shall mean the reserve percentage, expressed as a decimal, prescribed by any United States or foreign banking authority for determining the reserve requirement which is or would be applicable to deposits of United States dollars in a non-United States or an international banking office of the Reference Bank used to fund a Eurodollar Rate Loan or any Eurodollar Rate Loan made with the proceeds of such deposit, whether or not the Reference Bank actually holds or has made any such deposits or loans.  The Adjusted Eurodollar Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.

1.4           “Adjusted EBITDA” shall mean, as of any date of determination, the EBITDA set forth on Schedule 1.4 hereto for such date of determination.

1.5           “Adjusted Excess Availability” shall mean the amount, as determined by Administrative and Collateral Agent, calculated at any time, equal to:  (a) Excess Availability minus (b) the sum of:  (i) the aggregate amount of outstanding and unpaid trade payables and other obligations of Borrower which are more than thirty (30) days past due as of the end of the month most recently ended, plus (ii) the amount of checks issued by Borrower to pay trade payables and other obligations which are more than thirty (30) days past due as of the end of the month most recently ended, but not yet sent (but without duplication of clause (b)(i) above) plus (iii) the book overdraft of Borrower as of the end of the month most recently ended.

1.6           “Affiliate” shall mean, with respect to a specified Person, any other Person which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with such Person, and without limiting the generality of the foregoing, includes (a) any Person which beneficially owns or holds twenty percent (20%) or more of any class of Voting Stock of such Person or other equity interests in such Person, and (b) any director or executive officer of such Person.  For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by agreement or otherwise.

1.7           “Affiliate Leases” shall have the meaning set forth in Section 4.1(t) hereof.

1.8           “Agents” shall have the meaning set forth in the recitals hereto.

1.9           “Assignment and Acceptance” shall mean an Assignment and Acceptance substantially in the form of Exhibit A attached hereto delivered to Administrative and Collateral Agent in connection with an assignment of a Lender’s interest hereunder in accordance with the provisions of Section 13.6 hereof.

1.10         “Bank Products” shall mean any one or more of the following types of services or facilities extended to Borrower or its Subsidiaries by a Bank Product Provider: (a) credit cards, (b) ACH Transactions, (c) Hedging Transactions, and (d) foreign exchange contracts.

1.11         “Bank Product Providers” shall mean Congress and any of its Affiliates that may, from time to time, provide any Bank Products to Borrower or its Subsidiaries.

1.12         “Bank Product Reserve” shall mean any and all reserves that Administrative and Collateral Agent may establish from time to time, in its reasonable discretion, for the Bank Products provided by any Bank Product Provider which are then outstanding.

1.13         “Blocked Accounts” shall have the meaning set forth in Section 6.3(a) hereof.

1.14         “Blocked Account Activation Period” shall have the meaning given in Section 6.3(a) hereof.

1.15         “Borrowing Base” shall mean, at any time, the amount equal to:

(a)           85% of the Net Amount of Eligible Accounts; provided, however, such percentage shall be reduced by one percentage point for each percentage point (or fraction thereof) by which Dilution exceeds 5%, plus

(b)           the lesser of: (i) 70% (or 75% during the Seasonal Period) of the sum of (A) the Value of Eligible Inventory, (B) the Value of Eligible Domestic In-Transit Inventory, (C) the Value of Eligible International In-Transit Inventory and (D) the Value of Eligible Re-Load Inventory or (ii) 85% of the sum of the Net Orderly Liquidation Value; provided, however, Revolving Loans outstanding with respect to Eligible Domestic In-Transit Inventory, Eligible International In-Transit Inventory and Eligible Re-Load Inventory shall not exceed, in the aggregate at any one time outstanding, the lesser of (x) $65,000,000 or (y) 10% of the then effective Revolving Loan Limit, minus

(c)           the sum of all Reserves.

1.16         “Business Day” shall mean any day other than a Saturday, Sunday, or other day on which commercial banks are authorized or required to close under the laws of the State of New York or the State of North Carolina, and a day on which the Reference Bank, Administrative and Collateral Agent and each Lender are open for the transaction of business, except that if a determination of a Business Day shall relate to any Eurodollar Rate Loans, the term Business Day shall also exclude any day on which banks are closed for dealings in dollar deposits in the London interbank market or other applicable Eurodollar Rate market.

1.17         “Canadian Priority Payables” shall mean, as of any date of determination, the full amount of the liabilities of Borrower as of such date of determination which (a) have a trust imposed to provide for payment or a security interest, pledge, lien, hypothec or charge ranking or capable of ranking senior to or pari passu with security interests, liens or charges securing the Obligations on any of the Accounts or Inventory of Borrower under Canadian federal, Provincial, state, county, district, municipal or local law, or (b) have a right imposed to provide for payment ranking or capable of ranking senior to or pari passu with the Obligations under local or national Canadian laws, regulations or directives, including, but not limited to, claims for unremitted and/or accelerated rents, taxes, wages, withholding taxes, VAT and other amounts payable to an insolvency administrator, employee withholdings or deductions and vacation pay, workers’ compensation obligations, government royalties or pension fund obligations, in each case to the extent such trust or security interest, lien or charge has been or may be imposed, including, without limitation, Inventory upon which the Borrowing Base is calculated which is subject to a right of a supplier to repossess goods pursuant to Section 81.1 of the Bankruptcy and Insolvency Act (Canada) or any applicable laws granting revendication or similar rights to unpaid suppliers or any similar laws of Canada or any other applicable jurisdiction.

1.18         “Capital Expenditures” shall mean, for any period, any expenditure of money for the purchase or other acquisition of any capital asset or for the purchase or construction of assets, or for improvements or additions thereto, which are capitalized on a Person’s balance sheet in accordance with GAAP, including the principal amount of capital expenditures financed with Capital Leases.

1.19         “Capital Leases” shall mean, as applied to any Person, any lease of (or any agreement conveying the right to use) any property (whether real, personal or mixed) by such Person as lessee which in accordance with GAAP, is or is required to be reflected as a capital lease on the balance sheet of such Person.

1.20         “Capital Stock” shall mean, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person’s capital stock, or partnership, limited liability company or other equity interests at any time outstanding, and any and all rights, warrants or options exchangeable for or convertible into such capital stock or other interests (but excluding any debt security that is exchangeable for or convertible into such capital stock).

1.21         “Cash Equivalents” shall mean, at any time, (a) any evidence of Indebtedness with a maturity date of one hundred eighty (180) days or less issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof; provided, that, the full faith and credit of the United States of America is pledged in support thereof; (b) certificates of deposit or bankers’ acceptances with a maturity of one hundred eighty (180) days or less of any financial institution that is a member of the Federal Reserve System having combined capital and unimpaired surplus of not less than Five Hundred Million Dollars ($500,000,000); (c) commercial paper (including variable rate demand notes) with a maturity of one hundred eighty (180) days or less issued by a corporation (except an Affiliate of Borrower) organized under the laws of any State of the United States of America or the District of Columbia and rated at least A-2 by Standard & Poor’s Ratings Service, a division of The McGraw-Hill Companies, Inc. or at least P-2 by Moody’s Investors Service, Inc.; (d) repurchase obligations with a term of not more than thirty (30) days for underlying securities of the types described in clause (a) above entered into with any financial institution having combined capital and unimpaired surplus of not less than Five Hundred Million Dollars ($500,000,000); (e) repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the United States of America or issued by any governmental agency thereof and backed by the full faith and credit of the United States of America, in each case maturing within one hundred eighty (180) days or less from the date of acquisition; provided, that, the terms of such agreements comply with the guidelines set forth in the Federal Financial Agreements of Depository Institutions with Securities Dealers and Others, as adopted by the Comptroller of the Currency on October 31, 1985; and (f) investments in money market funds and mutual funds that are registered under the Investment Company Act of 1940, as amended, which invest substantially all of their assets in securities of the types described in clauses (a) through (e) above.

1.22         “CFC” shall mean a Person that is organized under the laws of a jurisdiction other than the District of Columbia or any State within the United States of America that is a “controlled foreign corporation” as that term is defined in Section 957(a) of the Code.

1.23         “Change of Control” shall mean (a) the liquidation or dissolution of Borrower or the adoption of a plan by the stockholders of Borrower relating to the dissolution or liquidation of Borrower; (b) the failure of the Permitted Holders to, directly or indirectly, own and control at least fifty-one percent (51%) of both the Voting Stock and the Capital Stock of Borrower; or (c) the failure of Borrower to own one hundred percent (100%) of the Capital Stock of each of its Subsidiaries that is an Obligor or is otherwise party to any of the Financing Agreements.

1.24         “Closing Date” shall mean the date of the first to occur of the making of the initial Loan or the issuance of the initial Letter of Credit Accommodation.

1.25         “Code” shall mean the Internal Revenue Code of 1986, as amended.

1.26         “Collateral” shall have the meaning set forth in Section 5 hereof.

1.27         “Collateral Access Agreement” shall mean an agreement in writing, in form and substance reasonably satisfactory to Administrative and Collateral Agent, by a lessor of premises to Borrower, or any other Person to whom any Collateral (including Inventory, Equipment, bills of lading or other documents of title) is consigned or who has custody, control or possession of any such Collateral or is otherwise the owner or operator of any premises on which any of such Collateral is located, pursuant to which such lessor, consignee or other Person, inter alia, acknowledges the first priority security interest of Administrative and Collateral Agent, for itself and the ratable benefit of the Lenders and the Bank Product Providers, in such Collateral, agrees to waive or subordinate any and all claims such lessor, consignee or other person may, at any time, have against such Collateral, whether for processing, storage or otherwise, and agrees to permit Administrative and Collateral Agent access to, and the right to remain on, the premises of such lessor, consignee or other Person so as to exercise Administrative and Collateral Agent’s rights and remedies and otherwise deal with such Collateral and, in the case of any consignee or other person who at any time has custody, control or possession of any Collateral, acknowledges that it holds and will hold possession of the Collateral for the benefit of Administrative and Collateral Agent and agrees to follow all reasonable instructions of Administrative and Collateral Agent with respect thereto.

1.28         “Collection Account” shall mean any of the deposit accounts set forth on Schedule 1.28 hereto so long as such deposit account is subject to a Deposit Account Control Agreement.

1.29         “Compliance Period” shall mean the period commencing on (a) any date on which Excess Availability has been less than $40,000,000 for the third (3rd) consecutive Business Day and ending on (b) a subsequent date on which Adjusted Excess Availability has been equal to or greater than $40,000,000 for the sixtieth (60th) consecutive day.

1.30         “Debt” shall mean, for any Person, all items of indebtedness or liability which in accordance with GAAP would be included in determining total liabilities as shown on the liabilities side of a balance sheet of such Person as at the date as of which Debt is to be determined and the aggregate payments required to be made by such Person at any time under any Capital Lease.

1.31         “Default” shall mean an act, condition or event which with notice or passage of time or both would constitute an Event of Default.

1.32         “Defaulting Lender” shall have the meaning set forth in Section 6.10(d) hereof.

1.33         “Deposit Account Control Agreement” shall mean an agreement in writing, in form and substance reasonably satisfactory to Administrative and Collateral Agent, by and among Administrative and Collateral Agent, Borrower, any bank at which any deposit account of Borrower is at any time maintained and, so long as the Term Loan Intercreditor Agreement is in effect, Term Loan Agent, which provides that such bank will comply with instructions originated by Administrative and Collateral Agent (or, so long as the Term Loan Intercreditor Agreement is in effect, Term Loan Agent) directing disposition of the funds in the deposit account without further consent by Borrower and such other terms and conditions as Administrative and Collateral Agent may reasonably require, including, pursuant to Section 6.3 hereof, as to any such agreement with respect to any Blocked Account, providing that all items received or deposited in the Blocked Accounts are the property of Administrative and Collateral Agent, for itself and the ratable benefit of the Lenders and the Bank Product Providers, that the bank has no lien upon, or right to setoff against, the Blocked Accounts, the items received for deposit therein, or the funds from time to time on deposit therein, other than as may be agreed to by Administrative and Collateral Agent for usual and customary charges associated with the maintenance of such deposit account or charges for returned items, and that, at the direction of Administrative and Collateral Agent (or, so long as the Term Loan Intercreditor Agreement is in effect, Term Loan Agent), the bank will wire, or otherwise transfer, in immediately available funds, on a daily basis to the Payment Account all funds received or deposited into the Blocked Accounts.

1.34         “Dilution” shall mean, as determined by Administrative and Collateral Agent for any period as of any date, the ratio, expressed as a percentage, of the aggregate amount of non-cash reductions in Accounts for such period to the aggregate dollar amount of the sales of Borrower for such period.

1.35         “EBITDA” shall mean, as of any date of determination, for a specified period ending on such date of determination, an amount equal to: (a) Net Income, plus (b) depreciation, amortization and other non-cash charges (including, but not limited to, imputed interest and deferred compensation) of Borrower and its Subsidiaries for such period (to the extent deducted in the computation of Net Income), all in accordance with GAAP, plus (c) Interest Expense of Borrower and its Subsidiaries for such period (to the extent deducted in the computation of Net Income), plus (d) charges for Federal, State, local and foreign income taxes for such period (to the extent deducted in the computation of Net Income).

1.36         “Eligible Accounts” shall mean Accounts created by Borrower which are and continue to be acceptable to Administrative and Collateral Agent, acting in good faith and in its reasonable credit judgment, based on the criteria set forth below.  In general, Accounts shall be Eligible Accounts if:

(a)           such Accounts are invoiced and arise from the actual and bona fide sale and delivery of goods by Borrower or rendition of services by Borrower in the ordinary course of its business which transactions are completed in accordance with the material terms and provisions contained in any documents related thereto;

(b)           such Accounts are not unpaid more than ninety (90) days after the date of the original invoice for them or more than sixty (60) days past the original due date for them;

(c)           such Accounts comply with the terms and conditions contained in Section 7.2(b) of this Agreement;

(d)           such Accounts do not arise from sales of goods owned by Persons other than Borrower but held by Borrower on consignment, guaranteed sales, sales and returns, sales on approval, or other terms under which payment by the account debtor may be conditional or contingent;

(e)           the chief executive office of the account debtor owing such Accounts is located in the United States of America or Canada or, at Administrative and Collateral Agent’s option, if the chief executive office and principal place of business of the account debtor with respect to such Accounts is located other than in the United States of America or Canada, then if either:  (i) the account debtor has delivered to the Borrower an irrevocable letter of credit issued or confirmed by a bank that would constitute an Eligible Transferee or is otherwise satisfactory to Administrative and Collateral Agent and payable only in the United States of America and in U.S. Dollars, sufficient to cover the amount of such Account, in form and substance reasonably satisfactory to Administrative and Collateral Agent and if required by Administrative and Collateral Agent, the original of such letter of credit has been delivered to Administrative and Collateral Agent or Administrative and Collateral Agent’s agent and the Borrower has complied with the terms of Section 5.2(f) hereof with respect to the assignment of the proceeds of such letter of credit to Administrative and Collateral Agent, for itself and the ratable benefit of the Lenders and the Bank Product Providers, or naming Administrative and Collateral Agent, for itself and the ratable benefit of the Lenders and the Bank Product Providers, as transferee beneficiary thereunder, as Administrative and Collateral Agent may specify, or (ii) such Account is subject to credit insurance payable to Administrative and Collateral Agent, for itself and the ratable benefit of the Lenders and the Bank Product Providers, issued by an insurer and on terms and in an amount reasonably acceptable to Administrative and Collateral Agent, or (iii) such Account is otherwise acceptable in all respects to Administrative and Collateral Agent (subject to such lending formula with respect thereto as Administrative and Collateral Agent may determine);

(f)            such Accounts do not consist of progress billings (such that the obligation of the account debtors with respect to such Accounts is conditioned upon Borrower’s satisfactory completion of any further performance under the agreement giving rise thereto), bill and hold invoices or retainage invoices, except as to bill and hold invoices, if Administrative and Collateral Agent shall have received an agreement in writing from the account debtor, in form and substance reasonably satisfactory to Administrative and Collateral Agent, confirming the unconditional obligation of the account debtor to take the goods related thereto and pay such invoice;

(g)           the account debtor with respect to such Accounts has not asserted a counterclaim, defense or dispute and does not have, and neither it nor its Affiliates engage in transactions with Borrower which may give rise to any legal right of setoff or recoupment against such Accounts (but the portion of the Accounts of such account debtor in excess of the amount at any time and from time to time owed by Borrower to such account debtor or claimed owed by such account debtor may be deemed Eligible Accounts subject to the other criteria set forth herein);

(h)           none of the following events has occurred with respect to the account debtor owing such Accounts: (i) the death or judicial declaration of incompetency of such account debtor if it is an individual; (ii) the filing by or against such account debtor of a request or petition for liquidation, reorganization, arrangement, readjustment of debts, dissolution, adjudication as a bankrupt, winding-up, moratorium, administration, receivership, arrangement or other relief under the bankruptcy, insolvency, or similar laws of the United States of America, any State or territory thereof, or under the bankruptcy or insolvency laws of Canada (including the Bankruptcy and Insolvency Act (Canada) and the Companies’ Creditors Arrangement Act (Canada)), or any similar law now or hereafter in effect in any jurisdiction (provided, that, Administrative and Collateral Agent may determine, in its reasonable credit judgment, to include Accounts of an account debtor subject to a Chapter 11 case under the U.S. Bankruptcy Code, subject to such terms, conditions and limitations, as Administrative and Collateral Agent may establish with respect thereto); (iii) the making of any general assignment by such account debtor for the benefit of creditors; (iv) the appointment of a receiver or trustee for such account debtor or for any of the assets of such account debtor, including, without limitation, the appointment of or taking possession by a “custodian,” as defined in the U.S. Bankruptcy Code; (v) the commencement by or against such account debtor of any other type of insolvency proceeding (under the bankruptcy laws of the United States of America or under the bankruptcy or insolvency laws of Canada (including the Bankruptcy and Insolvency Act (Canada) and the Companies’ Creditors Arrangement Act (Canada)), or any similar law now or hereafter in effect in any jurisdiction) or of any formal or informal proceeding for the dissolution or liquidation of, settlement of claims against, or winding up of affairs of, such account debtor; (vi) the sale, assignment, or transfer of all or substantially all of the assets of such account debtor; (vii) the nonpayment generally by such account debtor of its debts as they become due; or (viii) the failure, suspension or cessation of the business of such account debtor as a going concern;

(i)            such Accounts are subject to the first priority, valid and perfected security interest of Administrative and Collateral Agent and any goods giving rise thereto are not, and were not at the time of the sale thereof, subject to any liens except those permitted in this Agreement;

(j)            neither the account debtor nor any officer of the account debtor with respect to such Accounts is an Affiliate (other than a Sponsor Portfolio Company) of Borrower;

(k)           the account debtors with respect to such Accounts are not any foreign government, the United States of America, Canada, any State, political subdivision, department, agency or instrumentality thereof, unless, (i) if the account debtor is the United States of America, any State, political subdivision, department, agency or instrumentality thereof, upon Administrative and Collateral Agent’s request, the Federal Assignment of Claims Act of 1940, as amended or any similar State or local law, if applicable, has been complied with in a manner reasonably satisfactory to Administrative and Collateral Agent or (ii) if the account debtor is Her Majesty in right of Canada or any Provincial or local Governmental Authority, or any Ministry thereof, Borrower has assigned its rights to payment of such Account to Administrative and Collateral Agent pursuant to, and in accordance with, the Financial Administration Act, R.S.C. 185, C.F.-11, as amended, or any similar applicable Provincial or local law regulation or requirement has been complied with in a manner reasonably satisfactory to Administrative and Collateral Agent;

(l)            such Accounts of a single account debtor and its Affiliates do not constitute more than fifteen percent (15%) of all otherwise Eligible Accounts (but the portion of the Accounts not in excess of such percentage may, subject to the other criteria set forth herein, be deemed Eligible Accounts);

(m)          such Accounts are not owed by an account debtor who has Accounts unpaid more than ninety (90) days after the original invoice date for them or more than sixty (60) days after the original due date for them which constitute more than fifty percent (50%) of the total Accounts of such account debtor;

(n)           the account debtor is not located in a state requiring the filing of a Notice of Business Activities Report or similar report in order to permit Borrower to seek judicial enforcement in such State of payment of such Account, unless Borrower has qualified to do business in such state or has filed a Notice of Business Activities Report or equivalent report for the then current year or such failure to file and inability to seek judicial enforcement is capable of being remedied without any material delay or material cost; and

(o)           Agent does not believe, in good faith and its reasonable credit judgment, that the prospect of collection of such Account is impaired or that the Account may not be paid by reason of the account debtor’s financial inability to pay.

The criteria for Eligible Accounts set forth above may only be changed and any new criteria for Eligible Accounts may only be established by Administrative and Collateral Agent in good faith and its reasonable credit judgment based on either:  (x) an event, condition or other circumstance arising after the date hereof, or (y) an event, condition or other circumstance existing on the date hereof to the extent Administrative and Collateral Agent has no written notice thereof from Borrower or other actual knowledge prior to the date hereof, in either case under clause (x) or (y) which adversely affects or could reasonably be expected to adversely affect the Accounts in the good faith and reasonable credit determination of Administrative and Collateral Agent.  Any Accounts which are not Eligible Accounts shall nevertheless be part of the Collateral.

1.37         “Eligible Domestic In-Transit Inventory” shall mean any Inventory (other than Eligible International In-Transit Inventory or Eligible Re-Load Inventory) which is not located at premises operated by Borrower but which:

(a)           otherwise would constitute Eligible Inventory;

(b)           is either (i) in-transit between Borrower’s domestic facilities or (ii) in transit to Borrower from a domestic or Canadian vendor; and

(c)           either (i) has been paid for by Borrower, (ii) has been vouchered for payment on Borrower’s accounts payable systems and is in fact paid for within 4 days thereafter, or (iii) the vendor thereof has delivered a waiver, in form and substance reasonably satisfactory to Administrative and Collateral Agent, of its reclamation and other rights with respect to such Inventory.

The criteria for Eligible Domestic In-Transit Inventory set forth above may only be changed and any new criteria for Eligible Domestic In-Transit Inventory may only be established by Administrative and Collateral Agent in good faith based on either:  (x) an event, condition or other circumstance arising after the date hereof, or (y) an event, condition or other circumstance existing on the date hereof to the extent Administrative and Collateral Agent has no written notice thereof from Borrower or other actual knowledge prior to the date hereof, in either case under clause (x) or (y) which adversely affects or could reasonably be expected to adversely affect the Eligible Domestic In-Transit Inventory in the good faith and reasonable credit determination of Administrative and Collateral Agent.  Any Inventory which is not Eligible Domestic In-Transit Inventory shall nevertheless be part of the Collateral.

1.38         “Eligible International In-Transit Inventory” shall mean any Inventory (other than Eligible Domestic In-Transit Inventory or Eligible Re-Load Inventory) which is not located at premises operated by Borrower and/or is not located within the United States of America or Canada but which:

(a)           otherwise would constitute Eligible Inventory;

(b)           either (i) has been paid for by Borrower or (ii) has been vouchered for payment on Borrower’s accounts payable systems and is in fact paid for within 4 days thereafter;

(c)           is in transit to Borrower from an international (other than Canadian) vendor; and

(d)           is in the possession or under the control of a Qualified Bailee.

The criteria for Eligible International In-Transit Inventory set forth above may only be changed and any new criteria for Eligible International In-Transit Inventory may only be established by Administrative and Collateral Agent in good faith based on either:  (x) an event, condition or other circumstance arising after the date hereof, or (y) an event, condition or other circumstance existing on the date hereof to the extent Administrative and Collateral Agent has no written notice thereof from Borrower or other actual knowledge prior to the date hereof, in either case under clause (x) or (y) which adversely affects or could reasonably be expected to adversely affect the Eligible International In-Transit Inventory in the good faith and reasonable credit determination of Administrative and Collateral Agent.  Any Inventory which is not Eligible International In-Transit Inventory shall nevertheless be part of the Collateral.

1.39         “Eligible Inventory” shall mean Inventory consisting of finished goods held for resale in the ordinary course of the business of Borrower, in each case which are acceptable to Administrative and Collateral Agent, in good faith and its reasonable credit judgment, based on the criteria set forth below.  In general, Eligible Inventory shall not include:

(a)           raw materials unless held for sale as finished goods in the ordinary course of Borrower’s business;

(b)           work-in process unless held for sale as finished goods in the ordinary course of Borrower’s business;

(c)           components which are not part of finished goods (unless sold as such by Borrower in the ordinary course of its business);

(d)           spare parts for equipment (unless sold as such by Borrower in the ordinary course of its business);

(e)           packaging and shipping materials;

(f)            supplies used or consumed in Borrower’s business (unless also sold as such by Borrower in the ordinary course of its business);

(g)           Inventory at premises other than those controlled by Borrower and with respect to which a Collateral Access Agreement has been delivered to Administrative and Collateral Agent (or Administrative and Collateral Agent has established any applicable Reserves for rent payable with respect to such location);

(h)           Inventory subject to a security interest or lien in favor of any person other than Administrative and Collateral Agent except those security interests or liens permitted in this Agreement;

(i)            bill and hold goods;

(j)            Inventory which is not fit for sale in the ordinary course of Borrower’s business or which is obsolete or slow moving;

(k)           Inventory which is not subject to the first priority, valid and perfected security interest of Administrative and Collateral Agent, for itself and the ratable benefit of the Lenders and the Bank Product Providers;

(l)            returned, damaged and/or defective Inventory;

(m)          Inventory purchased or sold on consignment; provided, however, Inventory owned by Borrower and held by Lowe’s or Home Depot on consignment may, subject to the other criteria set forth in this Agreement, be deemed Eligible Inventory so long as (i) such Person continues to be deemed creditworthy by Administrative and Collateral Agent in good faith, (ii) such consigned Inventory is subject to an effective consignment agreement, pursuant to which, among other things, such Person acknowledges Borrower’s ownership of such Inventory, acknowledges Administrative and Collateral Agent’s liens on such Inventory, authorizes the filing of UCC financing statements naming such Person as consignee, Borrower as consignor, and Administrative and Collateral Agent as Borrower’s assignee, Administrative and Collateral Agent is permitted to access such Person’s premises for the purpose of removing, auditing or otherwise accessing such consigned Inventory, and which is otherwise in form and substance satisfactory to Administrative and Collateral Agent, (iii) Administrative and Collateral Agent has received evidence, in form and substance satisfactory to it, that a UCC financing statement regarding the consignment arrangement between such Person and Borrower has been filed in the appropriate jurisdiction, and (iv) Administrative and Collateral Agent has received UCC searches with respect to such Person from each jurisdiction in which such consigned Inventory is located and from the jurisdiction under whose laws such Person is organized; and

(n)           Inventory located outside the United States of America or Canada.

The criteria for Eligible Inventory set forth above may only be changed and any new criteria for Eligible Inventory may only be established by Administrative and Collateral Agent in good faith based on either:  (x) an event, condition or other circumstance arising after the date hereof, or (y) an event, condition or other circumstance existing on the date hereof to the extent Administrative and Collateral Agent has no written notice thereof from Borrower or other actual knowledge prior to the date hereof, in either case under clause (x) or (y) which adversely affects or could reasonably be expected to adversely affect the Inventory in the good faith and reasonable credit determination of Administrative and Collateral Agent.  Any Inventory which is not Eligible Inventory shall nevertheless be part of the Collateral.

1.40         “Eligible Re-Load Inventory” shall mean Inventory (other than Eligible Domestic In-Transit Inventory or Eligible International In-Transit Inventory) which is located at a domestic warehouse owned and operated by a Person who is not an Affiliate of Borrower pursuant to a contract for storage and/or handling between Borrower and such Person and with respect to which:

(a)           such Inventory would constitute Eligible Inventory but for the fact that such Inventory is not located at a domestic facility operated by Borrower; and

(b)           the Person owning and operating the facility at which such Inventory is located is a Qualified Bailee; provided, however, Inventory which would otherwise constitute

Eligible Re-Load Inventory but for the fact that it is not located at a facility owned and operated by a Qualified Bailee may, subject to all other applicable eligibility criteria contained in this Agreement, constitute Eligible Re-Load Inventory if at least 2/3 of the total value of Eligible Re-Load Inventory is located at a facility owned and operated by a Qualified Bailee.

The criteria for Eligible Re-Load Inventory set forth above may only be changed and any new criteria for Eligible Re-Load Inventory may only be established by Administrative and Collateral Agent in good faith based on either:  (x) an event, condition or other circumstance arising after the date hereof, or (y) an event, condition or other circumstance existing on the date hereof to the extent Administrative and Collateral Agent has no written notice thereof from Borrower or other actual knowledge prior to the date hereof, in either case under clause (x) or (y) which adversely affects or could reasonably be expected to adversely affect the Eligible Re-Load Inventory in the good faith and reasonable credit determination of Administrative and Collateral Agent.  Any Inventory which is not Eligible Re-Load Inventory shall nevertheless be part of the Collateral.

1.41         “Eligible Transferee” shall mean (a) any Lender; (b) any Affiliate of a Lender; and (c) any other commercial bank, financial institution or “accredited investor” (as defined in Regulation D under the Securities Exchange Act) approved by Administrative and Collateral Agent and, unless an Event of Default has occurred and is continuing at the time any assignment is effected hereunder, Borrower, such approval not to be unreasonably withheld, conditioned or delayed by Borrower, and such approval to be deemed given by Borrower if no objection from Borrower is received by the assigning Lender and Administrative and Collateral Agent within five (5) Business Days after notice of such proposed assignment has been provided by the assigning Lender or Administrative and Collateral Agent to Borrower; provided, that, none of Borrower, any Obligor, or any of their respective Affiliates (other than Sponsor Affiliated Lenders) shall qualify as an Eligible Transferee.

1.42         “Environmental Laws” shall mean all foreign (including, without limitation, Canadian), Federal, State and local laws (including common law), legislation, rules, codes, licenses, permits (including any conditions imposed therein), authorizations, judicial or administrative decisions, injunctions or agreements between Borrower and any Governmental Authority, (a) relating to the environment (including air, water vapor, surface water, ground water, drinking water, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), (b) relating to the exposure to, or the use, storage, recycling, treatment, generation, transportation, handling, labeling, release or disposal, or threatened release, of Hazardous Materials, or (c) relating to all laws with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials.  The term “Environmental Laws” includes (i) the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Federal Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the Federal Clean Water Act, the Federal Clean Air Act, the Federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the Federal Solid Waste Disposal and the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, and the Federal Safe Drinking Water Act of 1974, (ii) applicable state or Provincial counterparts to such laws, and (iii) any common law or equitable doctrine that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Materials.

1.43         “Equipment” shall mean all of Borrower’s now owned and hereafter acquired equipment, wherever located, including machinery, data processing and computer equipment and hardware, software embedded in any equipment (whether owned or licensed), vehicles, tools, furniture, fixtures, all attachments, accessions and property now or hereafter affixed thereto or used in connection therewith, and substitutions and replacements thereof, wherever located.

1.44         “ERISA” shall mean the United States Employee Retirement Income Security Act of 1974, together with all rules, regulations and interpretations thereunder or related thereto.

1.45         “ERISA Affiliate” shall mean any person required to be aggregated with Borrower or Borrower’s Subsidiary under Sections 414(b), 414(c), 414(m) or 414(o) of the Code.

1.46         “ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043(c) of ERISA or the regulations issued thereunder (other than an event not subject to the provision for 30 days notice to the Pension Benefit Guaranty Corporation under such regulations, with respect to a Plan; (b) the adoption of any amendment to a Plan that would require the provision of security pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA; (c) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (d) the filing pursuant to Section 412 of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (e) the occurrence of a “prohibited transaction” (not subject to a statutory, class or individual exemption) with respect to which Borrower or any of its Subsidiaries is a “disqualified person” (within the meaning of Section 4975 of the Code) or with respect to which Borrower or any of its Subsidiaries could otherwise be liable; (f) a complete or partial withdrawal by Borrower or any ERISA Affiliate from a Multiemployer Plan or a cessation of operations which is treated as such a withdrawal or notification that a Multiemployer Plan is in reorganization; (g) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the Pension Benefit Guaranty Corporation to terminate a Plan; (h) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (i) the imposition of any liability under Title IV of ERISA, other than the Pension Benefit Guaranty Corporation premiums due but not delinquent under Section 4007 of ERISA, upon Borrower or any ERISA Affiliate, and other than contributions to a Plan to be made timely under the Code and ERISA, in excess of Five Million Dollars ($5,000,000); and (j) any other event or condition with respect to a Plan subject to Title IV of ERISA maintained, or contributed to, by any ERISA Affiliate that could reasonably be expected to result in material liability of Borrower.

1.47         “Eurodollar Rate” shall mean with respect to the Interest Period for a Eurodollar Rate Loan, the interest rate per annum equal to the arithmetic average of the rates of interest per annum (rounded upwards, if necessary, to the next one-sixteenth (1/16) of one percent (1%)) at which Reference Bank is offered deposits of United States dollars in the London interbank market (or other Eurodollar Rate market selected by Borrower and approved by Lender) on or about 11:00 a.m.  (New York time) two (2) Business Days prior to the commencement of such Interest Period in amounts substantially equal to the principal amount of the Eurodollar Rate

Loans requested by and available to Borrower in accordance with this Agreement, with a maturity of comparable duration to the Interest Period selected by Borrower.

1.48         “Eurodollar Rate Loans” shall mean any Loans or portion thereof on which interest is payable based on the Adjusted Eurodollar Rate in accordance with the terms hereof.

1.49         “Event of Default” shall have the meaning set forth in Section 10.1 hereof.

1.50         “Excess” shall have the meaning set forth in Section 3.1(e) hereof.

1.51         “Excess Availability” shall mean the amount, as determined by Administrative and Collateral Agent, calculated at any time, equal to:  (a) the lesser of:  (i) the Borrowing Base (when calculated after giving effect to any Reserves other than Reserves in respect of Letter of Credit Accommodations) and (ii) the Revolving Loan Limit, plus (b) the then available amount of all Qualified Cash minus (c) the sum of:  (i) the amount of all then outstanding and unpaid Obligations, plus (ii) the amount of all Reserves then established in respect of Letter of Credit Accommodations.

1.52         “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, together with all rules, regulations and interpretations thereunder or related thereto.

1.53         “Excluded Taxes” shall have the meaning set forth in Section 6.5(a) hereof.

1.54         “Fee Letter” shall mean the letter agreement, dated on or about the date hereof, by and among Borrower, Administrative and Collateral Agent and the Lenders, setting forth certain fees payable by Borrower to Administrative and Collateral Agent for the benefit of itself and the Lenders, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.55         “Final Maturity Date” shall mean May 7, 2009.

1.56         “Financing Agreements” shall mean, collectively, this Agreement, the Fee Letter and all notes, guaranties, security agreements, Deposit Account Control Agreements, Investment Property Control Agreements, Collateral Access Agreements, intercreditor agreements, and all other agreements, documents and instruments now or at any time hereafter executed and/or delivered by Borrower or any Obligor in connection with this Agreement.

1.57         “Fixed Charge Coverage Ratio” shall mean the ratio, as of any date of determination, calculated either for the trailing twelve-month period ending on such date of determination (or, if such date of determination occurs prior to the first anniversary of the Closing Date, on an annualized basis in the case of clause (b) below), of (a) EBITDA (or Adjusted EBITDA if such date of determination occurs prior to the first anniversary of the Closing Date) to (b) the sum of cash payments for income taxes, Interest Expense, cash dividends or stock redemptions, principal payments on Debt (other than with respect to a revolving line of credit) and Capital Expenditures.

1.58         “Funding Bank” shall have the meaning set forth in Section 3.2(a) hereof.

1.59         “GAAP” shall mean generally accepted accounting principles in the United States of America as in effect from time to time as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board which are applicable to the circumstances as of the date of determination consistently applied, except that, for purposes of Section 9.17 hereof, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements delivered to Administrative and Collateral Agent prior to the date hereof.

1.60         “Governmental Authority” shall mean any nation or government, any state, province, or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

1.61         “Hazardous Materials” shall mean any hazardous, toxic or dangerous substances, materials and wastes regulated under Environmental Laws, including hydrocarbons (including naturally occurring or man-made petroleum and hydrocarbons), flammable explosives, asbestos, urea formaldehyde insulation, radioactive materials, biological substances, polychlorinated biphenyls, pesticides, herbicides and any other kind and/or type of pollutants or contaminants (including materials which include hazardous constituents), sewage, sludge, industrial slag, solvents and/or any other similar substances, materials, or wastes and including any other substances, materials or wastes that are or become regulated under any Environmental Law.

1.62         “Hedging Transactions” shall mean (a) any and all rate swap transactions, basis swaps, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options, forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transaction, currency options or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, or (b) any and all transactions of any kind, and the related confirmations, that are subject to the terms or conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., or any other master agreement, as amended, restated, extended, supplemented or otherwise modified in writing from time to time, including but not limited to, any such obligations or liabilities under any such agreement.

1.63         “Home Depot” shall mean Home Depot U.S.A., Inc., a Delaware corporation and its Affiliates.

1.64         “Indebtedness” shall mean, with respect to any Person, any liability, whether or not contingent, (a) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof) or evidenced by bonds, notes, debentures or similar instruments; (b) representing the balance deferred and unpaid of the purchase price of any property or services (except any such balance that constitutes an account payable to a trade creditor (whether or not an Affiliate) created, incurred, assumed or guaranteed by such Person in the ordinary course of business of such Person in connection with obtaining goods, materials or services that is not overdue by more than ninety (90) days, unless the trade payable is being contested in good faith); (c) all obligations as lessee under leases which have been, or should be, in accordance with GAAP recorded as Capital Leases; (d) any contractual obligation, contingent or otherwise, of such Person to pay or be liable for the payment of any indebtedness described in this definition of another Person, including, without limitation, any such indebtedness, directly or indirectly guaranteed (other than guaranties of a such Person’s Subsidiary’s operating leases made in the ordinary course of such Person’s business), or any agreement to purchase, repurchase, or otherwise acquire such indebtedness, obligation or liability or any security therefor, or to provide funds for the payment or discharge thereof, or to maintain solvency, assets, level of income, or other financial condition; (e) all obligations with respect to redeemable stock and redemption or repurchase obligations under any Capital Stock or other equity securities issued by such Person; (f) all reimbursement obligations and other liabilities of such Person with respect to surety bonds (whether bid, performance or otherwise), letters of credit, banker’s acceptances, drafts or similar documents or instruments issued for such Person’s account; (g) all indebtedness of such Person in respect of indebtedness of another Person for borrowed money or indebtedness of another Person otherwise described in this definition which is secured by any consensual lien, security interest, collateral assignment, conditional sale, mortgage, deed of trust, or other encumbrance on any asset of such Person, whether or not such obligations, liabilities or indebtedness are assumed by or are a personal liability of such Person, all as of such time; (h) all obligations, liabilities and indebtedness of such Person (marked to market) arising under swap agreements, cap agreements and collar agreements and other agreements or arrangements designed to protect such Person against fluctuations in interest rates or currency or commodity values; and (i) all obligations owed by such Person under License Agreements with respect to non-refundable, advance or minimum guaranty royalty payments.

1.65         “Information Certificate” means the Information Certificate of Borrower constituting Exhibit B hereto containing material information with respect to Borrower, its business and assets provided by or on behalf of Borrower to Lender in connection with the preparation of this Agreement and the other Financing Agreements and the financing arrangements provided for herein.

1.66         “Intellectual Property” shall mean all of Borrower’s now owned and hereafter arising or acquired:  patents, patent rights, patent applications, copyrights, works which are the subject matter of copyrights, copyright registrations, trademarks, service marks, trade names, trade styles, trademark and service mark applications, and licenses and rights to use any of the foregoing; all extensions, renewals, reissues, divisions, continuations, and continuations-in-part of any of the foregoing; all rights to sue for past, present and future infringement of any of the foregoing; inventions, trade secrets, formulae, processes, compounds, drawings, designs, blueprints, surveys, reports, manuals, and operating standards; goodwill (including any goodwill associated with any trademark or the license of any trademark); customer and other lists in whatever form maintained; and trade secret rights, copyright rights, rights in works of authorship, domain names and domain name registrations; software and contract rights relating to software, in whatever form created or maintained.

1.67         “Interest Expense” shall mean, for any period, as to any Person and its Subsidiaries, all of the following as determined in accordance with GAAP, total interest expense, whether paid or accrued (including the interest component of Capital Leases for such period), including, without limitation, all bank fees, commissions, discounts and other fees and charges owed with respect to letters of credit, banker’s acceptances or similar instruments and all amounts paid or accrued in connection with Hedging Transactions, but excluding (a) amortization of discount and amortization of deferred financing fees and closing costs paid in cash in connection with the transactions contemplated hereby, (b) interest paid in property other than cash, (c) any other interest expense not payable in cash and (d) any amounts received in connection with Hedging Transactions.

1.68         “Interest Period” shall mean for any Eurodollar Rate Loan, a period of approximately fourteen (14) days or one (1), two (2), three (3) or six (6) months duration, as Borrower may elect, the exact duration to be determined in accordance with the customary practice in the applicable Eurodollar Rate market; provided, that, Borrower may not elect an Interest Period which will end after the last day of the then-current term of this Agreement.

1.69         “Interest Rate” shall mean,

(a)           Subject to subsections (b) and (c) of this Section 1.69:

(i)            as to Prime Rate Loans, a per annum rate equal to the Prime Rate plus three-quarters of one (0.75) percentage point; and

(ii)           as to Eurodollar Rate Loans, a per annum rate equal to the Adjusted Eurodollar Rate (based on the Eurodollar Rate applicable for the Interest Period selected by Borrower as in effect three (3) Business Days after the date of receipt by Administrative and Collateral Agent of the request of Borrower for such Eurodollar Rate Loans in accordance with the terms hereof, whether such rate is higher or lower than any rate previously quoted to Borrower) plus two and one-quarter (2.25) percentage points.

(b)           So long as no Event of Default has occurred and is continuing, beginning with the first Interest Period commencing after Administrative and Collateral Agent’s timely receipt of Borrower’s financial statements required to be delivered pursuant to this Agreement for the second full fiscal quarter elapsing after the date of this Agreement, and for each Interest Period commencing after delivery of Borrower’s financial statements required to be delivered pursuant to this Agreement for each fiscal quarter thereafter, effective on the first day of such Interest Period, the Interest Rate will be adjusted to be: (i) as to Prime Rate Loans, a per annum rate equal to the Prime Rate plus the “Applicable Prime Rate Margin” set forth below based on either (A) Borrower’s Adjusted EBITDA as of the end of such fiscal quarter when determined as of a fiscal quarter ending prior to the date that is 12 fiscal months after the Closing Date or (B) Borrower’s EBITDA as of the end of such fiscal quarter when determined as of a fiscal quarter ending after the date that is 12 fiscal months after the Closing Date; and (ii) as to Eurodollar Rate Loans, a per annum rate equal to the Adjusted Eurodollar Rate (based on the Eurodollar Rate applicable for the Interest Period selected by Borrower as in effect three (3) Business Days after the date of receipt by Administrative and Collateral Agent of the request of Borrower for such Eurodollar Rate Loans in accordance with the terms hereof, whether such rate is higher or lower than any rate previously quoted to Borrower) plus the “Applicable Eurodollar Rate Margin” set forth below based on either (A) Borrower’s Adjusted EBITDA as of the end of such fiscal quarter if determined as of a fiscal quarter ending prior to the date that is 12 fiscal months after the Closing Date or (B) Borrower’s EBITDA as of the end of such fiscal quarter for the prior 12 month period then ended if determined as of a fiscal quarter ending after the date that is 12 fiscal months after the Closing Date; provided, however, in each case, if the Borrower has not delivered the financial statements required to be delivered to Administrative and Collateral Agent hereunder within the time frames specified herein, without limiting any other provision of this Agreement, until such financial statements are delivered to Administrative and Collateral Agent in accordance with this Agreement, the Interest Rate shall be calculated using the highest Applicable Prime Rate Margin or the highest Applicable Eurodollar Rate Margin, as applicable, set forth below:

EBITDA	Applicable Prime Rate Margin	Applicable Eurodollar Rate Margin

$100,000,000 or more	0.75	2.25

Less than $100,000,000 and more than $70,000,000	1.00	2.50

$70,000,000 or less	1.25	2.75

(c)           Notwithstanding anything to the contrary contained herein, at Administrative and Collateral Agent’s option, without notice, (i) for the period on and after the date of termination or non-renewal hereof until such time as all Obligations are paid and satisfied in full in immediately available funds, and (ii) for the period from and after the date of the occurrence of any Event of Default, and for so long as such Event of Default is continuing as determined by Administrative and Collateral Agent, a per annum rate equal to the Interest Rate which would otherwise be in effect plus two (2) percentage points.

1.70         “Inventory” shall mean all of Borrower’s now owned and hereafter existing or acquired goods, wherever located, which (a) are held for lease by Borrower as lessor; (b) are held by Borrower for sale or lease or to be furnished under a contract of service; (c) are furnished by Borrower under a contract of service; or (d) consist of raw materials, work in process, finished goods or materials used or consumed in its business.

1.71         “Investment Property Control Agreement” shall mean an agreement in writing, in form and substance reasonably satisfactory to Administrative and Collateral Agent, by and among Administrative and Collateral Agent, Borrower, any securities intermediary, commodity intermediary or other Person who has custody, control or possession of any investment property of Borrower and, so long as the Term Loan Intercreditor Agreement is in effect, Term Loan Agent, agreeing and acknowledging that, inter alia, such Person has custody, control or possession of such investment property on behalf of Administrative and Collateral Agent (and, so long as the Term Loan Intercreditor Agreement is in effect, Term Loan Agent), that such

Person comply with entitlement orders originated by Administrative and Collateral Agent (or, so long as the Term Loan Intercreditor Agreement is in effect, Term Loan Agent) with respect to such investment property, or other instructions of Administrative and Collateral Agent (or, so long as the Term Loan Intercreditor Agreement is in effect, Term Loan Agent), and such Person will apply any value distributed on account of any commodity contract as directed by Administrative and Collateral Agent (or, so long as the Term Loan Intercreditor Agreement is in effect, Term Loan Agent), in each case, without the further consent of Borrower, and including such other terms and conditions as Administrative and Collateral Agent may reasonably require.

1.72         “Letter of Credit Accommodations” shall mean, collectively, the letters of credit, merchandise purchase or other guaranties which are from time to time either (a) issued or opened by Administrative and Collateral Agent or any Revolving Loan Lender for the account of Borrower or any Obligor or (b) with respect to which Administrative and Collateral Agent on behalf of the Revolving Loan Lenders has agreed to indemnify the issuer or guaranteed to the issuer the performance by Borrower of its obligations to such issuer; sometimes being referred to herein individually as a “Letter of Credit Accommodation.”

1.73         “License Agreements” shall have the meaning set forth in Section 8.11 hereof.

1.74         “Licensor Agreement” shall mean an agreement, in form and substance reasonably satisfactory to Administrative and Collateral Agent, pursuant to which a licensor of Intellectual Property that is affixed to any Inventory agrees to allow Administrative and Collateral Agent to sell or otherwise dispose of such Inventory in connection with the exercise of its rights and remedies under this Agreement.

1.75         “Loans” shall mean the Revolving Loans, Special Agent Advances and Letter of Credit Accommodations.

1.76         “Lowe’s” shall mean Lowe’s Companies, Inc., a North Carolina corporation, and its Affiliates.

1.77         “Material Adverse Change” shall mean a material adverse change in (a) the financial condition, business, performance or operations of Borrower or the legality, validity or enforceability of this Agreement or any of the other Financing Agreements; (b) the legality, validity, enforceability, perfection or priority of the security interests and liens of Administrative and Collateral Agent on the Collateral; (c) the value of the Collateral taken as a whole; (d) the ability of Borrower to repay the Obligations or of Borrower to perform its obligations under this Agreement or any of the other Financing Agreements as and when to be performed; or (e) the ability of Administrative and Collateral Agent or any Lender to enforce the Obligations or realize upon the Collateral or otherwise with respect to the rights and remedies of Administrative and Collateral Agent and Lenders under this Agreement or any of the other Financing Agreements.

1.78         “Material Adverse Effect” shall mean a material and adverse effect on the business, assets, properties, operations, financial condition or results of operations of the Borrower or the Purchased Business taken as a whole; provided, however, that the following shall not be taken into account in determining whether there has been or would be a “Material Adverse Effect”: (i) any adverse changes or developments resulting from conditions affecting the

United States of America or any foreign economy generally; (ii) any adverse changes or developments that are primarily caused by conditions affecting the building products and the building products distribution industries generally unless such changes or developments disproportionately affect the Borrower or the Purchased Business; (iii) any adverse changes or developments in the laws, regulations, rules or orders of any governmental authority; (iv) any adverse changes or developments that are attributable to seasonal fluctuations in the building products and the building products distribution industries; (v) any acts of war, insurrection, sabotage or terrorism unless such changes or developments disproportionately affect the Borrower or the Purchased Business; and (vi) any adverse changes or developments arising primarily out of, or resulting primarily from, actions taken by any party to the Purchase Agreements in connection with (but not in breach of) the Purchase Agreements and the transactions contemplated thereunder, or which are primarily attributable to the announcement of the entering into of the Purchase Agreements and the transactions contemplated thereby or the identity of the Borrower (including, to the extent so attributable, any litigation, employee attrition, any loss or postponement of business resulting from the termination or modification of any vendor, customer or other business relationships, any delay of customer orders or otherwise, as well as any corresponding change in the margins, profitability or financial condition of such person); provided, further, that the failure by either Seller or its Affiliates to meet their respective internal revenue or earnings predictions or expectations with respect to the Purchased Business for any period ending or for which earnings are released on or after the date of the Purchase Agreements shall not in and of itself be deemed to constitute a Material Adverse Effect.

1.79         “Material Contract” shall mean (a) any written contract or other executed agreement of Borrower involving monetary liability of or to any Person in an amount in excess of Twenty-Five Million Dollars ($25,000,000) in any fiscal year other than (i) the Financing Agreements, (ii) purchase orders issued in the ordinary course of Borrower’s business, (iii) contracts which by their terms may be terminated by either party thereto, without penalty, obligation or other such adverse consequences, on less than 60 days’ prior notice (or 90 days’ prior notice in the case of exclusive supply contracts) or (iv) supply contracts (by Borrower as supplier) which do not provide for committed purchases in excess of Fifty Million Dollars ($50,000,000) in any fiscal year, and (b) any other written contract or other executed agreement (other than the Financing Agreements) to which Borrower is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto would constitute a Material Adverse Change.

1.80         “Maximum Interest Rate” shall mean the maximum non-usurious rate of interest under applicable Federal or State law as in effect from time to time that may be contracted for, taken, reserved, charged or received in respect of the Obligations.

1.81         “Multiemployer Plan” shall mean a “multi-employer plan” as defined in Section 4001(a)(3) of ERISA which is or was at any time during the current year or the immediately preceding six (6) years contributed to by Borrower or any ERISA Affiliate.

1.82         “Net Amount of Eligible Accounts” shall mean, the gross amount of Eligible Accounts less (to the extent Reserves therefor have not been established or a reduction in the advance rate for Eligible Accounts due to an increase in Dilution as a result thereof has not been made), returns, discounts, claims, credits and allowances of any nature at any time issued, owing, granted, outstanding, available or claimed with respect thereto.

1.83         “Net Income” shall mean, as of any date of determination, as determined in accordance with GAAP, when calculated for a specified period ending on such date of determination, the aggregate of the net income (loss) of Borrower and its Subsidiaries, on a consolidated basis, for such period (but excluding to the extent included therein any extraordinary or one-time gains or losses or non-recurring events, including, but not limited to, restructuring charges, unusual severance charges, casualty losses and acquisitions or divestiture related charges), provided, that, (a) the net income of any Person that is not a wholly-owned Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid or payable to Borrower or a wholly-owned Subsidiary of Borrower; (b) the effect of any change in accounting principles adopted by Borrower or its Subsidiaries after the date hereof shall be excluded; and (c) the net income (if positive) of any wholly-owned Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such wholly-owned Subsidiary to Borrower or to any other wholly-owned Subsidiary of Borrower is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule of government regulation applicable to such wholly-owned Subsidiary shall be excluded.  For the purpose of this definition, net income excludes any gain or loss, together with any related Provision for Taxes for such gain or loss realized upon the sale or other disposition of any assets that are not sold in the ordinary course of business (including, without limitation, dispositions pursuant to sale and leaseback transactions), or of any Capital Stock of Borrower or a Subsidiary of Borrower and any net income realized as a result of changes in accounting principles or the application thereof to Borrower.

1.84         “Net Orderly Liquidation Value” shall mean, as of any date of determination, the net orderly liquidation percentage set forth in the most recent appraisal of the Borrower’s Inventory provided to Administrative and Collateral Agent pursuant to the terms hereof times the Value of Borrower’s Inventory.

1.85         “New Lending Office” shall have the meaning set forth in Section 6.5(e) hereof.

1.86         “Non-Consenting Lenders” shall have the meaning set forth in Section 11.3(d) hereof.

1.87         “Non-U.S. Lender” shall have the meaning set forth in Section 6.5(e) hereof.

1.88         “Obligations” shall mean any and all Loans and all other obligations, liabilities and indebtedness of every kind, nature and description owing by Borrower to any Agent or any Lender and/or any of their respective Affiliates, including all obligations arising under or in connection with Bank Products to the extent the same have been reserved for as part of the Bank Product Reserve or would not cause the total amount of the Obligations to exceed the value of the Collateral; in each case, whether consisting of principal, interest, charges, fees, costs and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, whether arising under this Agreement or otherwise, whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of this Agreement or after the commencement of any case with respect to Borrower under the United States Bankruptcy Code or any similar statute (including the payment of interest and other amounts which would accrue and become due but for the commencement of such case, whether or not such amounts are allowed or allowable in whole or in part in such case), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, secured or unsecured, and however acquired by any such Agent, Lender or Affiliate.

1.89         “Obligor” shall mean any guarantor, endorser, acceptor, surety or other person liable on or with respect to the Obligations or who is the owner of any property which is security for the Obligations, other than Borrower.

1.90         “Other Taxes” shall mean any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any of the other Financing Agreements.

1.91         “Parent” shall mean ABP Distribution Holdings Inc., a Georgia corporation.

1.92         “Participant” shall mean any financial institution that acquires and holds a participation in the interest of any Lender in any of the Loans in conformity with the provisions of Section 13.6 of this Agreement governing participations.

1.93         “Payment Account” shall mean account no. 5000000030321 of Administrative and Collateral Agent at Wachovia Bank, National Association, or such other account of Administrative and Collateral Agent as Administrative and Collateral Agent may from time to time designate to Borrower as the Payment Account for purposes of this Agreement.

1.94         “Permitted Holders” shall mean Sponsor and any of its affiliated funds or managed accounts which are managed or advised by Sponsor or an Affiliate of Sponsor.

1.95         “Person” or “person” shall mean any individual, sole proprietorship, partnership, corporation (including any corporation which elects subchapter S status under the Code), limited liability company, limited liability partnership, business trust, unincorporated association, joint stock corporation, trust, joint venture or other entity or any government or any agency or instrumentality or political subdivision thereof.

1.96         “Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) which Borrower or any ERISA Affiliate sponsors, maintains, or to which it makes, is making, or is obligated to make contributions other than a Multiemployer Plan.

1.97         “PPSA” shall mean the Personal Property Security Act of any province of Canada in which any of the Collateral is located and any other applicable Canadian or Provincial personal property security legislation (including, without limitation, the Civil Code of Quebec) as all such legislation now exists or may from time to time hereafter be amended, modified, recodified, supplemented or replaced, together with all rules, regulations and interpretations thereunder or related thereto.

1.98         “Prime Rate” shall mean the rate from time to time publicly announced by the Reference Bank as its prime rate, whether or not such announced rate is the best rate available at such bank.

1.99         “Prime Rate Loans” shall mean any Loans or portion thereof on which interest is payable based on the Prime Rate in accordance with the terms thereof.

1.100       “Pro Rata Share” shall mean the fraction (expressed as a percentage) the numerator of which is such Lender’s Revolving Loan Commitment and the denominator of which is the aggregate amount of all of the Revolving Loan Commitments of all Revolving Loan Lenders.

1.101       “Provision for Taxes” shall mean, as of any date of determination, calculated for the twelve month period ending on such date of determination, an amount equal to all taxes imposed on or measured by net income, whether Federal, State or local, and whether foreign or domestic, that are paid or payable by Borrower and its Subsidiaries in respect of such period on a consolidated basis in accordance with GAAP.

1.102       “PTCE 95-60” shall have the meaning set forth in Section 13.6(a) hereof.

1.103       “Purchase Agreements” shall mean, individually and collectively, the Asset Purchase Agreement, dated March 12, 2004, between Borrower and Seller, together with bills of sale, quitclaim deeds, assignment and assumption agreements and such other instruments of transfer as are referred to therein and all side letters with respect thereto, and all agreements, documents and instruments executed and/or delivered in connection therewith, including, without limitation, a Human Resources Agreement, a Transition Services Agreement, an IT Support Services Agreement, an Agreement Concerning Private Label Agreements and a Master Purchase, Supply and Distribution Agreement, as the foregoing now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced; provided, that, the term “Purchase Agreements” as used herein shall not include any of the “Financing Agreements” as such term is defined herein or the Real Property Purchase Agreement.

1.104       “Purchased Assets” shall mean all of the assets and properties acquired by Borrower from Seller pursuant to the Purchase Agreements.

1.105       “Purchased Business” shall mean the building products distribution business conducted by Seller through its building products distribution operating segment immediately prior to the consummation of the transactions contemplated by the Purchase Agreements.

1.106       “Purchased Real Property” shall have the meaning set forth in Section 4.1(t) hereof.

1.107       “Qualified Bailee” shall mean a bailee, carrier, processor or other such Person from time to time in possession or control of Borrower’s Inventory or documents of title related thereto who has executed a Collateral Access Agreement in favor of Administrative and Collateral Agent.

1.108       “Qualified Cash” shall mean, as of any date of determination, the amount of cash carried by Borrower on its balance sheet (a) which is in a savings account or investment account subject to Administrative and Collateral Agent’s first priority perfected security interest pursuant to a Deposit Account Control Agreement or Investment Property Control Agreement, as the case may be, (b) with respect to which Administrative and Collateral Agent has received statements of the available balances thereof from the bank or other financial institution at which such account is maintained which confirm such amounts and (c) which is not pledged or deposited to secure any obligations of Borrower other than the Obligations and, on a second priority basis, the Indebtedness of Borrower under the Term Loan Agreement.

1.109       “Real Property” shall mean all now owned and hereafter acquired real property of Borrower, including leasehold interests, together with all buildings, structures, and other improvements located thereon and all licenses, easements and appurtenances relating thereto, wherever located.

1.110       “Real Property Purchase Agreement” shall mean that certain Real Property Purchase and Sale Agreement, dated March 12, 2004, by and between Parent and Seller, and all documents, agreements and instruments executed, delivered or entered into in connection therewith.

1.111       “Receivables” shall mean all of the following now owned or hereafter arising or acquired property of Borrower:  (a) all Accounts; (b) all interest, fees, late charges, penalties, collection fees and other amounts due or to become due or otherwise payable in connection with any Account; and (c) all payment intangibles of Borrower and other contract rights, chattel paper, instruments, notes, and other forms of obligations owing to Borrower, whether from the sale and lease of goods or other property, licensing of any property (including Intellectual Property or other general intangibles), rendition of services or from loans or advances by Borrower or to or for the benefit of any third person (including loans or advances to any Affiliates or Subsidiaries of Borrower) or otherwise associated with any Accounts, Inventory or general intangibles of Borrower (including, without limitation, choses in action, causes of action, tax refunds, tax refund claims, any funds which may become payable to Borrower in connection with the termination of any Plan or other employee benefit plan and any other amounts payable to Borrower from any Plan or other employee benefit plan, rights and claims against carriers and shippers, rights to indemnification, business interruption insurance and proceeds thereof, casualty or any similar types of insurance and any proceeds thereof and proceeds of insurance covering the lives of employees on which Borrower is a beneficiary).

1.112       “Records” shall mean all of Borrower’s present and future books of account of every kind or nature, purchase and sale agreements, invoices, ledger cards, bills of lading and other shipping evidence, statements, correspondence, memoranda, credit files and other data relating to the Collateral or any account debtor, together with the tapes, disks, diskettes and other data and software storage media and devices, file cabinets or containers in or on which the foregoing are stored (including any rights of Borrower with respect to the foregoing maintained with or by any other person).

1.113       “Reference Bank” shall mean Wachovia Bank, National Association, its successor or such other bank as Administrative and Collateral Agent may from time to time designate.

1.114       “Register” shall have the meaning set forth in Section 13.6(b) hereof.

1.115       “Report” and “Reports” shall have the meaning set forth in Section 12.10(a) hereof.

1.116       “Required Lenders” shall mean, at any time, those Revolving Loan Lenders, other than Sponsor Affiliate Lenders, whose Pro Rata Shares aggregate fifty-one percent (51%) or more of the aggregate of the Revolving Loan Commitments of all Revolving Loan Lenders other than Sponsor Affiliate Lenders.

1.117       “Required Super-Majority Lenders” shall mean, at any time, those Revolving Loan Lenders, other than Sponsor Affiliate Lenders, whose Pro Rata Shares aggregate eighty percent (80%) or more of the aggregate of the Revolving Loan Commitments of all Revolving Loan Lenders other than Sponsor Affiliate Lenders.

1.118       “Reserves” shall mean as of any date of determination, such amounts as Administrative and Collateral Agent may from time to time establish and revise in good faith and in its reasonable credit judgment reducing the amount of Revolving Loans and Letter of Credit Accommodations which would otherwise be available to Borrower under the lending formula(s) provided for herein:  (a) to reflect events, conditions, contingencies or risks which, as determined by Administrative and Collateral Agent in good faith and its reasonable credit judgment, adversely affect, or could reasonably be expected to adversely affect, either (i) any of the Collateral or its value or (ii) the security interests and other rights of Administrative and Collateral Agent in the Collateral (including the enforceability, perfection and priority thereof) or (b) to reflect Administrative and Collateral Agent’s good faith belief that any collateral report or financial information furnished by or on behalf of Borrower or any Obligor to any Agent is or may have been incomplete, inaccurate or misleading in any material respect or (c) to reflect outstanding Letter of Credit Accommodations as provided in Section 2.2 hereof or (d) with respect to any Default or Event of Default.  To the extent Administrative and Collateral Agent may revise the lending formulas used to determine the Borrowing Base or establish new criteria or revise existing criteria for Eligible Accounts, Eligible Inventory, Eligible Domestic In-Transit Inventory, Eligible International In-Transit Inventory or Eligible Re-Load Inventory so as to address any circumstances, condition, event or contingency in a manner satisfactory to Administrative and Collateral Agent, Administrative and Collateral Agent shall not establish a Reserve for the same purpose.  The amount of any Reserve established by Administrative and Collateral Agent shall have a reasonable relationship to the event, condition or other matter which is the basis for such reserve as determined by Administrative and Collateral Agent in good faith and its reasonable credit judgment.  Without limiting the generality of the foregoing, and without duplication, Reserves shall be established, at Administrative and Collateral Agent’s option, (q) in the amount of any proceeds of Term Loan Priority Collateral which Administrative and Collateral Agent reasonably determines have or may have been applied to the Obligations, which proceeds Administrative and Collateral Agent was not entitled to retain pursuant to the terms of the Term Loan Intercreditor Agreement, (r) in the amount of the Bank Product Reserve, (s) for the amount of the Canadian Priority Payables then outstanding, (t) for three (3) month’s rental payments with regard to any leased location of Borrower (i) for which Administrative and Collateral Agent has not received a Collateral Access Agreement, (ii) subject to an Affiliate Lease until such time as Administrative and Collateral Agent has received an updated appraisal of the Inventory which accounts for such rental payments as part of liquidation expenses or (iii) which was owned by Parent as of the date hereof but which has ceased to be owned by Parent or an Affiliate of Borrower, (u) for reductions in the amount of Eligible Accounts due to currency conversion rates, (v) for freight, shipping, storage, warehousing or other such handling costs associated with Eligible Domestic In-Transit Inventory, Eligible International In-Transit Inventory or Eligible Re-Load Inventory or any other amounts Administrative and Collateral Agent determines in good faith and its reasonable credit judgment must be paid in order to allow Administrative and Collateral Agent to take possession of such Inventory, (w) to reflect that returns, discounts, claims, credits and allowances of any nature that are not paid pursuant to the reduction of Accounts, (x) for sales, excise or similar taxes included in the amount of any Accounts reported to Administrative and Collateral Agent, (y) to reflect, since the date of the most recent appraisal, that a change in the turnover, age or mix of the categories of Inventory that adversely affects the aggregate value of all Inventory or (z) to reflect, since the date of the most recent appraisal, that the liquidation value of Inventory, has decreased.  In the event that, based on the calculation of the Borrowing Base by Administrative and Collateral Agent, the establishment of a Reserve of a type not previously established will result in there being Excess Availability of less than $40,000,000, Administrative and Collateral Agent shall give Borrower three (3) Business Days’ notice prior to establishing such a Reserve; provided, that, Administrative and Collateral Agent shall not be required to provide any such notice with regard to (1) any further Reserves established or increased while Excess Availability remains less than $40,000,000 or (2) with regard to any Reserve established or increased in connection with an event which either constitutes an Event of Default or could reasonably be expected to materially impair Administrative and Collateral Agent’s liens on the Collateral or its ability to realize upon the Collateral.

1.119       “Revolving Loan Commitment” shall mean, as to any Lender: (a) at any time prior to the termination of the Revolving Loan Commitments, the amount of such Lender’s revolving loan commitment as set forth on the signature pages hereto or on Schedule 1 to the Assignment and Acceptance Agreement pursuant to which such Lender became a Lender under this Agreement, as such amount may be adjusted from time to time in accordance with the provisions of Section 13.6 hereof, and (b) after the termination of the Revolving Loan Commitments, the unpaid amount of Revolving Loans and Special Agent Advances made by such Lender and such Lender’s interest in the outstanding Letter of Credit Accommodations, in each case as the same may be required to be adjusted from time to time in accordance with the terms hereof.

1.120       “Revolving Loan Credit Facility” shall mean the Revolving Loans and Letter of Credit Accommodations provided to or for the benefit of Borrowers pursuant to the terms of this Agreement.

1.121       “Revolving Loan Lender” shall mean any Lender having a Revolving Loan Commitment.

1.122       “Revolving Loan Limit” shall mean Seven Hundred Million Dollars ($700,000,000) unless Borrower shall have exercised its right to reduce such amount pursuant to Section 2.1(c) hereof, in which event Revolving Loan Limit shall mean such reduced amount.

1.123       “Revolving Loans” shall mean the loans now or hereafter made by or on behalf of any Revolving Loan Lender or by Administrative and Collateral Agent for the ratable account of any Revolving Loan Lender, to or for the benefit of Borrower on a revolving basis (involving advances, repayments and readvances) as set forth in Section 2.1 hereof.

1.124       “Seasonal Period” shall mean the period beginning on March 1 and ending on June 30 of each year.

1.125       “Seller” shall mean Georgia-Pacific Corporation, a Georgia corporation, and Georgia-Pacific Building Materials Sales, Ltd., a company organized under the laws of New Brunswick, and their respective successors and assigns.

1.126       “Settlement Period” shall have the meaning set forth in Section 6.10(b) hereof.

1.127       “Solvent” shall mean, at any time with respect to any Person, that at such time such Person (a) is able to pay its debts as they mature and has (and has a reasonable basis to believe it will continue to have) sufficient capital (and not unreasonably small capital) to carry on its business as currently conducted or proposed to be conducted as previously disclosed to Administrative and Collateral Agent in writing prior to the date hereof or in accordance with Section 9.6, and (b) the assets and properties of such Person at a fair valuation (and including as assets for this purpose at a fair valuation all rights of subrogation, contribution or indemnification arising pursuant to any guaranties given by such Person) are greater than the Indebtedness of such Person, and including subordinated and contingent liabilities computed at the amount which, such person has a reasonable basis to believe, represents an amount which can reasonably be expected to become an actual or matured liability (and including as to contingent liabilities arising pursuant to any guaranty the face amount of such liability as reduced to reflect the probability of it becoming a matured liability).

1.128       “Special Agent Advances” shall have the meaning set forth in Section 12.11(a) hereof.

1.129       “Sponsor” shall mean Cerberus Capital Management, L.P., a Delaware limited partnership.

1.130       “Sponsor Affiliated Lenders” shall mean Ableco Finance LLC, a Delaware limited liability company, Madeleine L.L.C., a New York limited liability company, and funds and managed accounts which are managed or advised by such Person, Sponsor or an Affiliate of such Person or Sponsor.

1.131       “Sponsor Portfolio Company” shall mean any Person that is an Affiliate of Borrower solely due to the fact that such Person is controlled, directly or indirectly, by Sponsor and which is not otherwise involved in Borrower’s business in any capacity.

1.132       “Subsidiary” or “subsidiary” shall mean, with respect to any Person, any corporation, limited liability company, limited liability partnership or other limited or general partnership, trust, association or other business entity of which an aggregate of at least a majority of the outstanding Capital Stock or other interests entitled to vote in the election of the board of directors of such corporation (irrespective of whether, at the time, Capital Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency), managers, trustees or other controlling persons, or an equivalent controlling interest therein, of such Person is, at the time, directly or indirectly, owned by such Person and/or one or more subsidiaries of such Person.

1.133       “Taxes” shall mean any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, other than Excluded Taxes.

1.134       “Term Loan Agent” means GSCP, in its capacity as agent for the lenders party to the Term Loan Agreement, and any successor agent for any lenders providing refinancing of the obligations of Borrower under the Term Loan Agreement.

1.135       “Term Loan Agreement” shall mean that certain Financing Agreement, dated the date hereof, by and among Borrower, the lenders from time to time party thereto and Term Loan Agent, as the same may be amended, restated, modified or replaced pursuant to a refinancing permitted under the terms of this Agreement.

1.136       “Term Loan Intercreditor Agreement” shall mean that certain Intercreditor Agreement, dated the date hereof, by and between Term Loan Agent and Administrative and Collateral Agent with regard to the Term Loan Agreement, as the same may be amended, restated, modified or replaced in connection with a refinancing of the obligations owed by Borrower under the Term Loan Agreement which is permitted under the terms of this Agreement

1.137       “Term Loan Priority Collateral” means any Collateral other than Revolving Loan Priority Collateral (as defined in the Term Loan Intercreditor Agreement).

1.138       “Transferee” shall have the meaning set forth in Section 6.5(a) hereof.

1.139       “UCC” shall mean the Uniform Commercial Code as in effect in the State of New York, and any successor statute, as in effect from time to time (except that terms used herein which are defined in the Uniform Commercial Code as in effect in the State of New York on the date hereof shall continue to have the same meaning notwithstanding any replacement or amendment of such statute except as Lender may otherwise determine; provided, that, if, with respect to any financing statement or by reason of any provisions of law, the perfection or the effect of perfection or non-perfection of the security interests granted to the Administrative and Collateral Agent pursuant to the applicable Financing Agreement is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than the State of New York, then UCC means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of each Financing Agreement and any financing statement relating to such perfection or effect of perfection or non-perfection.

1.140       “Value” shall mean, as determined by Administrative and Collateral Agent in good faith, with respect to Inventory, the lower of (a) cost computed on either a first-in-first-out or rolling average cost basis, in each case in accordance with GAAP or (b) market value; provided, that, for purposes of the calculation of the Borrowing Base, (i) the Value of the Inventory shall not include:  (A) the portion of the value of Inventory equal to the profit earned by any Affiliate (other than a Sponsor Portfolio Company) on the sale thereof to Borrower or (B)

write-ups or write-downs in value with respect to currency exchange rates and (ii) notwithstanding anything to the contrary contained herein, the cost of the Inventory shall be computed in the same manner and consistent with the most recent appraisal of the Inventory received and accepted by Administrative and Collateral Agent.

1.141       “VAT” shall mean Value Added Tax imposed in Canada or any other jurisdiction and any equivalent tax applicable in any jurisdiction (including Goods and Services Tax, Harmonized Sales Tax and Quebec Sales Tax).

1.142       “Voting Stock” shall mean with respect to any Person, (a) one (1) or more classes of Capital Stock of such Person having general voting powers to elect at least a majority of the board of directors, managers or trustees of such Person, irrespective of whether at the time Capital Stock of any other class or classes have or might have voting power by reason of the happening of any contingency, and (b) any Capital Stock of such Person convertible or exchangeable without restriction at the option of the holder thereof into Capital Stock of such Person described in clause (a) of this definition.

SECTION 2.                                CREDIT FACILITIES

2.1           Revolving Loans.

(a)           Subject to and upon the terms and conditions contained herein, each Revolving Loan Lender severally (and not jointly) agrees to fund its Pro Rata Share of Revolving Loans to Borrower from time to time in amounts requested by Borrower up to the amount equal to the lesser of:  (i) the Borrowing Base or (ii) the Revolving Loan Limit.

(b)           Except in Administrative and Collateral Agent’s discretion, with the consent of all Lenders other than the Sponsor Affiliated Lenders, (i) the aggregate principal amount of the Revolving Loans and the Letter of Credit Accommodations outstanding at any time shall not exceed the Revolving Loan Limit.  In the event that the aggregate principal amount of the outstanding Revolving Loans and Letter of Credit Accommodations exceed the amounts available pursuant to the Borrowing Base (prior to giving effect to Reserves established at the issuance of such Letter of Credit Accommodations), the Revolving Loan Limit or the sublimits for Letter of Credit Accommodations set forth in Section 2.2(e), as applicable, such event shall not limit, waive or otherwise affect any rights of any Agent or any Lender in that circumstance or on any future occasions and Borrower shall, upon demand by Administrative and Collateral Agent, which may be made at any time or from time to time, immediately repay to Administrative and Collateral Agent, for the ratable benefit of the Revolving Loan Lenders, the entire amount of any such excess(es) for which payment is demanded, or, if no Revolving Loans are then outstanding, provide cash collateral with respect to any Letter of Credit Accommodations outstanding in excess of the Borrowing Base or sublimit for Letter of Credit Accommodations set forth in Section 2.2(e) in an amount equal to one hundred five percent (105%) of the amount of such excess plus the amount of any fees and expenses payable in connection therewith through the end of the expiration of such Letter of Credit Accommodations.

(c)           At Borrower’s option, upon not less than five (5) Business Days prior written notice to Administrative and Collateral Agent, Borrower may permanently reduce the

Revolving Loan Limit; provided, however, (i) no more than twenty (20) such reductions may be made during the term of this Agreement; (ii) such reductions are requested in increments of $10,000,000 and (iii) the Revolving Loan Limit may not be reduced to an amount that is less than $250,000,000 unless reduced to zero in connection with the termination of the Agreement in accordance with the provisions of Section 13.1(a) hereof.

2.2           Letter of Credit Accommodations.

(a)           Subject to and upon the terms and conditions contained herein, at the request of Borrower, Administrative and Collateral Agent agrees, for the ratable risk of each Revolving Loan Lender according to its Pro Rata Share, to provide or arrange for Letter of Credit Accommodations for the account of Borrower containing terms and conditions acceptable to Administrative and Collateral Agent and the issuer thereof.  Any payments made by Administrative and Collateral Agent or any Lender to any issuer thereof and/or related parties in connection with the Letter of Credit Accommodations shall constitute additional Revolving Loans to Borrower pursuant to this Section 2.

(b)           In addition to any charges, fees or expenses charged by any bank or issuer in connection with the Letter of Credit Accommodations, Borrower shall pay to Administrative and Collateral Agent: (i) for its own account, a letter of credit fee at a rate equal to one-eighth percent (0.125%) per annum on the daily outstanding balance of the Letter of Credit Accommodations for the immediately preceding month (or part thereof), payable in arrears as of the first day of each succeeding month; and (ii) for the ratable benefit of Revolving Loan Lenders, a letter of credit fee at a per annum rate equal to the “Applicable Eurodollar Rate Margin” then in effect pursuant to Section 1.69 hereof, on the daily outstanding balance of the Letter of Credit Accommodations for the immediately preceding month (or part thereof), payable in arrears as of the first day of each succeeding month; provided, however, Administrative and Collateral Agent may, and upon the written direction of the Required Lenders shall, require Borrower to pay such letter of credit fees, at a rates that are two (2.0) percentage points higher than the rates set forth above:  (A) during the period from and after the date of termination or non-renewal hereof until Administrative and Collateral Agent, for the ratable benefit of Revolving Loan Lenders, has received full and final payment of all Obligations (notwithstanding entry of a judgment against Borrower); (B) during the period from and after the date of the occurrence of an Event of Default for so long as such Event of Default is continuing as determined by Administrative and Collateral Agent; and (C) with respect to any Letter of Credit Accommodations issued in excess of the sublimit set forth in Section 2.2(e) below.  Such letter of credit fees shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed and the obligation of Borrower to pay such fees shall survive the termination or non-renewal of this Agreement.

(c)           Borrower shall give Administrative and Collateral Agent two (2) Business Days’ prior written notice of their request for the issuance of a Letter of Credit Accommodation.  Such notice shall be irrevocable and shall specify the original face amount of the Letter of Credit Accommodation requested, the effective date (which date shall be a Business Day) of issuance of such requested Letter of Credit Accommodation, whether such Letter of Credit Accommodations may be drawn in a single or in partial draws, the date on which such requested Letter of Credit Accommodation is to expire (which date shall be a Business Day), the purpose for which such

Letter of Credit Accommodation is to be issued, and the beneficiary of the requested Letter of Credit Accommodation.  Borrower shall attach to such notice the proposed terms of the Letter of Credit Accommodation.

(d)           In addition to being subject to the satisfaction of the applicable conditions precedent contained in Section 4 hereof and the other terms and conditions contained herein, no Letter of Credit Accommodations shall be available unless each of the following conditions precedent have been satisfied in a manner reasonably satisfactory to Administrative and Collateral Agent in its reasonable credit judgment:  (i) Borrower shall have delivered to the proposed issuer of such Letter of Credit Accommodation at such times and in such manner as such proposed issuer may require, an application in form and substance satisfactory to such proposed issuer and Administrative and Collateral Agent for the issuance of the Letter of Credit Accommodation and such other documents as may be required pursuant to the terms thereof, and the form and terms of the proposed Letter of Credit Accommodation shall be satisfactory to Administrative and Collateral Agent and such proposed issuer, (ii) as of the date of issuance, no order of any court, arbitrator or other Governmental Authority shall purport by its terms to enjoin or restrain money center banks generally from issuing letters of credit of the type and in the amount of the proposed Letter of Credit Accommodation, and no law, rule or regulation applicable to money center banks generally and no request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over money center banks generally shall prohibit, or request that the proposed issuer of such Letter of Credit Accommodation refrain from, the issuance of letters of credit generally or the issuance of such Letters of Credit Accommodation; and (iii) Excess Availability, prior to giving effect to any Reserves with respect to such Letter of Credit Accommodations, on the date of the proposed issuance of any Letter of Credit Accommodations, shall be equal to or greater than an amount equal to the sum of (A) one hundred percent (100%) of the face amount thereof plus (B) the amount of all other commitments and obligations made or incurred by Administrative and Collateral Agent and Lenders with respect to charges, fees or expenses charged by any bank or issuer in connection with such Letter of Credit Accommodation.  Effective on the issuance of each Letter of Credit Accommodation, a Reserve shall be established in the amount set forth in Section 2.2(d)(iii) above.

(e)           Except in Administrative and Collateral Agent’s discretion, with the consent of the Required Lenders, the amount of all outstanding Letter of Credit Accommodations and all other commitments and obligations made or incurred by Administrative and Collateral Agent or any Lender in connection therewith shall not at any time exceed Thirty Million Dollars ($30,000,000).

(f)            Borrower shall indemnify and hold Administrative and Collateral Agent and Lenders harmless from and against any and all losses, claims, damages, liabilities, costs and expenses which Administrative and Collateral Agent or any Lender may suffer or incur, other than as a result of the gross negligence or willful misconduct of such Person seeking indemnification, in connection with any Letter of Credit Accommodations and any documents, drafts or acceptances relating thereto, including any losses, claims, damages, liabilities, costs and expenses due to any action taken by any issuer or correspondent with respect to any Letter of Credit Accommodation.  Borrower assumes all risks with respect to the acts or omissions of the drawer under or beneficiary of any Letter of Credit Accommodation and for such purposes the drawer or beneficiary shall be deemed Borrower’s agent.  Borrower assumes all risks for, and agrees to pay (if any), all foreign, Federal, State and local taxes, duties and levies relating to any goods subject to any Letter of Credit Accommodations or any documents, drafts or acceptances thereunder.  Borrower hereby releases and holds Administrative and Collateral Agent and each Lender harmless from and against any acts, waivers, errors, delays or omissions, whether caused by Borrower, by any issuer or correspondent or otherwise with respect to or relating to any Letter of Credit Accommodation, except for the gross negligence or willful misconduct of Administrative and Collateral Agent or such Lender as determined pursuant to a final, non-appealable order of a court of competent jurisdiction.  The provisions of this Section 2.2(f) shall survive the payment of Obligations and the termination or non-renewal of this Agreement.

(g)           In connection with Inventory purchased pursuant to Letter of Credit Accommodations, Borrower shall, at Administrative and Collateral Agent’s request, instruct all suppliers, carriers, forwarders, customs brokers, warehouses or others receiving or holding cash, checks, Inventory, documents or instruments in which Administrative and Collateral Agent, for itself and the ratable benefit of the Lenders and the Bank Product Providers, holds a security interest to deliver them to Administrative and Collateral Agent and/or subject to Administrative and Collateral Agent’s order, and if they shall come into Borrower’s possession, to deliver them, upon Administrative and Collateral Agent’s request, to Administrative and Collateral Agent.  Borrower shall also, at Administrative and Collateral Agent’s request, designate Administrative and Collateral Agent as the consignee on all bills of lading and other negotiable and non-negotiable documents.

(h)           Borrower hereby irrevocably authorizes and directs any issuer of a Letter of Credit Accommodation to name Borrower as the account party therein and to deliver to Administrative and Collateral Agent all instruments, documents and other writings and property received by issuer pursuant to the Letter of Credit Accommodations and to accept and rely upon Administrative and Collateral Agent’s instructions and agreements with respect to all matters arising in connection with the Letter of Credit Accommodations or the applications therefor.  Nothing contained herein shall be deemed or construed to grant Borrower any right or authority to pledge the credit of any Agent or any Lender in any manner.  Neither Administrative and Collateral Agent nor any Lender shall have any liability of any kind with respect to any Letter of Credit Accommodation provided by an issuer other than Administrative and Collateral Agent or such Lender unless Administrative and Collateral Agent has duly executed and delivered to such issuer the application or a guaranty or indemnification in writing with respect to such Letter of Credit Accommodation.  Borrower shall be bound by any interpretation made in good faith by Administrative and Collateral Agent, or any other issuer or correspondent under or in connection with any Letter of Credit Accommodation or any documents, drafts or acceptances thereunder, notwithstanding that such interpretation may be inconsistent with any instructions of Borrower.

(i)            So long as no Event of Default exists, with respect to any Letter of Credit Accommodation, the Borrower may, after notice to Administrative and Collateral Agent, (i) approve or resolve any questions of non-compliance of documents, (ii) give any instructions as to acceptance or rejection of any documents or goods, (iii) execute any and all applications for steamship or airway guaranties, indemnities or delivery orders, and (iv) with Administrative and Collateral Agent’s consent, grant any extensions of the maturity of, time of payment for, or time of presentation of, any drafts, acceptances, or documents, and agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the applications, Letter of Credit Accommodations, or documents, drafts or acceptances thereunder or any letters of credit included in the Collateral.

(j)            At any time an Event of Default exists or has occurred and is continuing, Administrative and Collateral Agent shall have the right and authority to, and Borrower shall not, without the prior written consent of Administrative and Collateral Agent, (i) approve or resolve any questions of non-compliance of documents, (ii) give any instructions as to acceptance or rejection of any documents or goods, (iii) execute any and all applications for steamship or airway guaranties, indemnities or delivery orders, (iv) grant any extensions of the maturity of, time of payments for, or time of presentation of, any drafts, acceptances, or documents, and (v) agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the applications, Letter of Credit Accommodations, or documents, drafts or acceptances thereunder or any letters of credit included in the Collateral.  Administrative and Collateral Agent may take such actions either in its own name or in Borrower’s name.

(k)           Any rights, remedies, duties or obligations granted or undertaken by Borrower to any issuer or correspondent in any application for any Letter of Credit Accommodation, or any other agreement in favor of any issuer or correspondent relating to any Letter of Credit Accommodation, shall be deemed to have been granted or undertaken by Borrower to Administrative and Collateral Agent for the ratable benefit of Revolving Loan Lenders.  Any duties or obligations undertaken by Administrative and Collateral Agent or any Revolving Loan Lender to any issuer or correspondent in any application for any Letter of Credit Accommodation, or any other agreement by Administrative and Collateral Agent or any Revolving Loan Lender in favor of any issuer or correspondent relating to any Letter of Credit Accommodation, shall be deemed to have been undertaken by Borrower to Administrative and Collateral Agent or such Revolving Loan Lender and to apply in all respects to Borrower.

2.3           Commitments.  The aggregate amount of each Revolving Loan Lender’s Pro Rata Share of the Revolving Loans and Letter of Credit Accommodations shall not exceed the amount of such Lender’s Revolving Loan Commitment, as the same may from time to time be amended in accordance with the terms of this Agreement.

2.4           Bank Products.  Borrower or any of its Subsidiaries may (but no such Person is required to) request that the Administrative and Collateral Agent provide or arrange for such Person to obtain Bank Products from Administrative and Collateral Agent or its Affiliates, and Administrative and Collateral Agent may, in its sole discretion, provide or arrange for such Person to obtain the requested Bank Products.  Borrower or any of its Subsidiaries that obtains Bank Products shall indemnify and hold Administrative and Collateral Agent, each Lender and their respective Affiliates harmless from any and all obligations now or hereafter owing to any other Person by Administrative and Collateral Agent or its Affiliates in connection with any Bank Products other than for gross negligence or willful misconduct on the part of any such indemnified Person.  Borrower and its Subsidiaries acknowledge and agree that the obtaining of Bank Products from the Administrative and Collateral Agent and its Affiliates (a) is in the sole discretion of the Administrative and Collateral Agent or such Affiliate, as the case may be, and (b) is subject to all rules and regulations of the Person that provides the Bank Product.

SECTION 3.                                INTEREST AND FEES

3.1           Interest.

(a)           Borrower shall pay to Administrative and Collateral Agent, for the ratable benefit of Lenders, interest on the outstanding principal amount of the Loans (other than the Letter of Credit Accommodations) at the Interest Rate.  All interest accruing hereunder during the existence of any Event of Default or after the date of any termination or non-renewal hereof shall be payable on demand.

(b)           Borrower may from time to time request Eurodollar Rate Loans or may request that Prime Rate Loans be converted to Eurodollar Rate Loans or that any existing Eurodollar Rate Loans continue for an additional Interest Period.  Such request from Borrower shall specify the amount of the Eurodollar Rate Loans or the amount of the Prime Rate Loans to be converted to Eurodollar Rate Loans or the amount of the Eurodollar Rate Loans to be continued (subject to the limits set forth below) and the Interest Period to be applicable to such Eurodollar Rate Loans.  Subject to the terms and conditions contained herein, three (3) Business Days after receipt by Administrative and Collateral Agent of such a request from Borrower, such Eurodollar Rate Loans shall be made, such Prime Rate Loans shall be converted to Eurodollar Rate Loans or such Eurodollar Rate Loans shall continue, as the case may be, provided, that, (i) no Default or Event of Default shall exist or have occurred and be continuing, (ii) no party hereto shall have sent any notice of termination or, if applicable, non-renewal of this Agreement, (iii) Borrower shall have complied with such customary procedures as are established by Administrative and Collateral Agent and specified by Administrative and Collateral Agent to Borrower from time to time for requests by Borrower for Eurodollar Rate Loans, (iv) no more than six (6) Interest Periods may be in effect at any one time and no more than two (2) Interest Periods that are fourteen (14) day Interests Periods may be in effect at any one time, (v) the aggregate amount of all Eurodollar Rate Loans outstanding must be in an amount not less than Ten Million Dollars ($10,000,000) or an integral multiple of One Million Dollars ($1,000,000) in excess thereof and (vi) Administrative and Collateral Agent and Revolving Loan Lenders shall have determined that the Interest Period or Adjusted Eurodollar Rate is available to such Lender and can be readily determined as of the date of the request for such Eurodollar Rate Loan by Borrower.  Any request by Borrower for Eurodollar Rate Loans or to convert Prime Rate Loans to Eurodollar Rate Loans or to continue any existing Eurodollar Rate Loans shall be irrevocable.  Notwithstanding anything to the contrary contained herein, Administrative and Collateral Agent, Revolving Loan Lenders and Reference Bank shall not be required to purchase United States Dollar deposits in the London interbank market or other applicable Eurodollar Rate market to fund any Eurodollar Rate Loans, but the provisions hereof shall be deemed to apply as if Administrative and Collateral Agent, Revolving Loan Lenders and Reference Bank had purchased such deposits to fund the Eurodollar Rate Loans.

(c)           Any Eurodollar Rate Loans shall automatically convert to Prime Rate Loans upon the last day of the applicable Interest Period, unless Administrative and Collateral Agent has received and approved a request to continue such Eurodollar Rate Loan at least three (3) Business Days prior to such last day in accordance with the terms hereof.  Any Eurodollar Rate Loans shall, at Administrative and Collateral Agent’s option, upon notice by Administrative and Collateral Agent to Borrower, convert to Prime Rate Loans in the event that this Agreement shall terminate or, if applicable, not be renewed.  Borrower shall pay to Administrative and Collateral Agent, for the benefit of Lenders, upon demand by Administrative and Collateral Agent (or Administrative and Collateral Agent may, at its option, charge any loan account of Borrower) any amounts required to compensate any Lender, the Reference Bank or any Participant with any Lender for any loss (including loss of anticipated profits), cost or expense incurred by such Person, as a result of the conversion of Eurodollar Rate Loans to Prime Rate Loans pursuant to any of the foregoing, provided that such demand is made within 180 days of the incurrence of such loss, costs or expenses.  At the request of Borrower, Administrative and Collateral Agent shall provide to Borrower all available supporting documentation with respect to such loss, cost or expense.

(d)           Interest shall be payable by Borrower to Administrative and Collateral Agent, for the benefit of Lenders monthly in arrears not later than the first day of each calendar month and shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed.  The interest rate on non-contingent Obligations (other than Eurodollar Rate Loans) shall increase or decrease by an amount equal to each increase or decrease in the Prime Rate effective on the first day of the month after any change in such Prime Rate is announced based on the Prime Rate in effect on the last day of the month in which any such change occurs.

(e)           No agreements, conditions, provisions or stipulations contained in this Agreement or any of the other Financing Agreements or any Event of Default, or the exercise by Administrative and Collateral Agent or any Lender of the right to accelerate the payment or the maturity of all or any portion of the Obligations, or the exercise by Administrative and Collateral Agent or any Lender of any option whatsoever contained in this Agreement or any of the other Financing Agreements, or the prepayment by Borrower of any of the Obligations, or the occurrence of any event or contingency whatsoever, shall entitle Administrative and Collateral Agent and Lenders to contract for, charge or receive, in any event, interest exceeding the Maximum Interest Rate.  In no event shall Borrower be obligated to pay interest exceeding such Maximum Interest Rate.  All agreements, conditions or stipulations, if any, which may in any event or contingency whatsoever operate to bind, obligate or compel Borrower to pay a rate of interest exceeding the Maximum Interest Rate shall be without binding force or effect, at law or in equity, to the extent of the excess of interest over such Maximum Interest Rate.  In the event any interest is contracted for, charged or received in excess of the Maximum Interest Rate (“Excess”), Borrower acknowledges and stipulates that any such contract, charge or receipt shall be the result of an accident and bona fide error, and that any Excess received by Administrative and Collateral Agent or any Lender shall be applied, first, to the payment of the then outstanding and unpaid principal hereunder; second, to the payment of the other Obligations then outstanding and unpaid; and third, returned to Borrower, it being the intent of the parties hereto not to enter at any time into a usurious or otherwise illegal relationship.  Borrower recognizes that, with fluctuations in the rate of interest set forth in this Section 3.1 of this Agreement and the Maximum Interest Rate, such an unintentional result could inadvertently occur.  By the execution of this Agreement, Borrower agrees that (i) the credit or return of any Excess shall constitute the acceptance by Borrower of such Excess, and (ii) Borrower shall not seek or pursue any other remedy, legal or equitable, against any Agent or any Lender, based in whole or in part upon contracting for, charging or receiving of any interest in excess of the Maximum Interest Rate.  For the purpose of determining whether or not any Excess has been contracted for, charged or received by any Agent or any Lender, all interest at any time contracted for, charged or received by any Agent or any Lender in connection with this Agreement or any of the other Financing Agreements shall be amortized, prorated, allocated and spread during the entire term of this Agreement in accordance with the amounts outstanding from time to time hereunder and the Maximum Interest Rate from time to time in effect in order to lawfully charge the maximum amount of interest permitted under applicable law.

3.2           Changes in Laws and Increased Costs of Loans.

(a)           If after the date hereof, either (i) any change in, or in the interpretation of, any law or regulation is introduced, including, without limitation, with respect to reserve requirements, applicable to any Agent, any Lender or any banking or financial institution from whom any Agent or any Lender borrows funds or obtains credit (a “Funding Bank”) other than any change in, or in the interpretation of any Tax and any Excluded Taxes, or (ii) a Funding Bank, any Agent or any Lender complies with any future guideline or request from any central bank or other Governmental Authority or (iii) a Funding Bank, any Agent or any Lender determines that the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof has or would have the effect described below, or a Funding Bank, any Agent or any Lender complies with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, and in the case of any event set forth in this clause (iii), such adoption, change or compliance has or would have the direct or indirect effect of reducing the rate of return on such Agent’s or such Lender’s capital as a consequence of its obligations hereunder to a level below that which such Agent or such Lender could have achieved but for such adoption, change or compliance (taking into consideration the Funding Bank’s, such Agent’s or such Lender’s policies with respect to capital adequacy) by an amount deemed by such Agent or such Lender to be material, and the result of any of the foregoing events described in clauses (i), (ii) or (iii) is or results in an increase in the cost to any Agent or any Lender of funding or maintaining the Loans, then Borrower shall from time to time upon demand by Administrative and Collateral Agent, for itself or the applicable Lender, pay to Administrative and Collateral Agent, for itself or the applicable Lender, additional amounts sufficient to indemnify Agents or the applicable Lender against such increased cost on an after-tax basis (after taking into account applicable deductions and credits in respect of the amount indemnified), provided that such demand is made within 180 days of the incurrence of such loss, costs or expenses.  A certificate as to the amount of such increased cost shall be submitted to Borrower by Administrative and Collateral Agent and shall be conclusive, absent manifest error.

(b)           If prior to the first day of any Interest Period, (i) Administrative and Collateral Agent shall have determined in good faith (which determination shall be conclusive and binding upon Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, (ii) Administrative and Collateral Agent determines that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to Administrative and Collateral Agent and/or the Lenders of making or maintaining Eurodollar Rate Loans during such Interest Period, or (iii) Dollar deposits in the principal amounts of the Eurodollar Rate Loans to which such Interest Period is to be applicable are not generally available in the London interbank market, Administrative and Collateral Agent shall give telecopy or telephonic notice thereof to Borrower as soon as practicable thereafter, and will also give prompt written notice to Borrower when such conditions no longer exist.  If such notice is given (A) any Eurodollar Rate Loans requested to be made on the first day of such Interest Period shall be made as Prime Rate Loans, (B) any Loans that were to have been converted on the first day of such Interest Period to or continued as Eurodollar Rate Loans shall be converted to or continued as Prime Rate Loans and (C) each outstanding Eurodollar Rate Loan shall be converted, on the last day of the then-current Interest Period thereof, to Prime Rate Loans.  Until such notice has been withdrawn by Administrative and Collateral Agent, no further Eurodollar Rate Loans shall be made or continued as such, nor shall Borrower have the right to convert Prime Rate Loans to Eurodollar Rate Loans.

(c)           Notwithstanding any other provision herein, if the adoption of or any change in any law, treaty, rule or regulation or final, non-appealable determination of an arbitrator or a court or other Governmental Authority or in the interpretation or application thereof occurring after the date hereof shall make it unlawful for Administrative and Collateral Agent or any Lender to make or maintain Eurodollar Rate Loans as contemplated by this Agreement, (i) Administrative and Collateral Agent shall promptly give written notice of such circumstances to Borrower (which notice shall be withdrawn whenever such circumstances no longer exist), (ii) the commitment of such Lender hereunder to make Eurodollar Rate Loans, continue Eurodollar Rate Loans as such and convert Prime Rate Loans to Eurodollar Rate Loans shall forthwith be canceled and, until such time as it shall no longer be unlawful for Administrative and Collateral Agent and/or such Lender to make or maintain Eurodollar Rate Loans, such Lender shall then have a commitment only to make a Prime Rate Loan when a Eurodollar Rate Loan is requested and (iii) Loans of such Lender then outstanding as Eurodollar Rate Loans, if any, shall be converted automatically to Prime Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law.  If any such conversion of a Eurodollar Rate Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, Borrower shall pay to Administrative and Collateral Agent, for the benefit of the Lenders, such amounts, if any, as may be required pursuant to Section 6.3(c) below.

(d)           Borrower shall indemnify and hold harmless Administrative and Collateral Agent and each Lender from any loss or expense which Administrative and Collateral Agent or any Lender may sustain or incur as a consequence of (i) default by Borrower in making a borrowing of, conversion into or extension of Eurodollar Rate Loans after Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (ii) default by Borrower in making any prepayment of a Eurodollar Rate Loan after Borrower has given a notice thereof in accordance with the provisions of this Agreement, and (iii) the making of a prepayment of Eurodollar Rate Loans on a day which is not the last day of an Interest Period with respect thereto.  With respect to Eurodollar Rate Loans, such indemnification may include an amount equal to the excess, if any, of (A) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, converted or extended, for the period from the date of such prepayment or of such failure to borrow, convert or extend to the last day of the applicable Interest Period (or, in the case of a failure to borrow, convert or extend, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Eurodollar Rate Loans provided for herein over (B) the amount of interest (as reasonably determined by Administrative and Collateral Agent) which would have accrued to Lenders on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank Eurodollar market.  This covenant shall survive the termination or non-renewal of this Agreement and the payment of the Obligations.

(e)           If Borrower is required to pay additional amounts to any Lender pursuant to Section 3.2(a) hereof that increase the effective lending rate of such Lender with respect to its share of the Loans to greater than one-eighth (1/8%) percent in excess of the percentage of the effective lending rate of the other Lenders, then such Lender shall use reasonable efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its lending office with respect to making Eurodollar Rate Loans so as to eliminate any such additional payment by Borrower which may thereafter accrue, if such change in the judgment of such Lender is not otherwise disadvantageous to such Lender.  In the event that any one or more Lenders, pursuant to Section 3.2(a) hereof, incur any increased costs (other than increased costs to the extent such increased costs are not a recurring cost) for which any such Lender demands compensation pursuant to Section 3.2(a) hereof which increases the effective lending rate of such Lender with respect to its share of the Loans to greater than one-eighth (1/8%) percent in excess of the percentage of the effective lending rate of the other Lenders and such Lender has not mitigated such costs within sixty (60) days after receipt by such Lender from Borrower of a written notice that such Lender’s effective lending rate has so exceeded the effective lending rate of the other Lenders, then and in any such event, Borrower may substitute another financial institution which is an Eligible Transferee acceptable to Administrative and Collateral Agent for such Lender to assume the Revolving Loan Commitment of such Lender and to purchase the Loans of such Lender, without recourse to or warranty by, or expense to, such Lender for a purchase price equal to the outstanding principal amount of the Loans owing to such Lender plus any accrued but unpaid interest on such Loans and accrued but unpaid fees and other amounts in respect of such Lender’s Revolving Loan Commitment and share of the Loans (other than any prepayment penalty or other premiums).  Upon such purchase such Lender shall no longer be a party hereto or have any rights or benefits hereunder (except for rights or benefits that such Lender would retain hereunder and under the other Financing Agreements upon payment in full of all of the Obligations) and the replacement Lender shall succeed to the rights and benefits, and shall assume the obligations, of such replaced Lender hereunder and thereunder.  Administrative and Collateral Agent and Lenders shall cooperate with Borrower to amend the Financing Agreements to reflect such substitution.  In no event may Borrower replace a Lender that is also an Agent or an issuer of a Letter of Credit Accommodation.

3.3           Fees.  In addition to any other fees provided for herein or in any other Financing Agreement, Borrower agrees to pay to Administrative and Collateral Agent:

(a)           for the benefit of the parties specified therein, the fees and other amounts set forth in the Fee Letter in the amounts and at the times specified therein; and

(b)           for the ratable benefit of the Revolving Loan Lenders, payable on the first day of each month in arrears while this Agreement is in effect and for so long thereafter as any of the Obligations are outstanding, an unused line fee at a rate equal to either (i) three-eighths of one percent (0.375%) per annum calculated upon the amount by which the Revolving Loan Limit exceeds the average daily principal balance of the outstanding Revolving Loans and Letter of Credit Accommodations during the immediately preceding month, or part thereof (such amount referred to as the “Unused Facility Amount”), or (ii) if during any month of calculation the Unused Facility Amount exceeds fifty percent (50%) of the then effective Revolving Loan Limit, one half of one percent (0.50%) calculated upon the Unused Facility Amount.

SECTION 4.                                CONDITIONS PRECEDENT AND SUBSEQUENT

4.1           Conditions Precedent to Initial Revolving Loans and Letter of Credit Accommodations.  Each of the following is a condition precedent to Lenders (or Administrative and Collateral Agent on behalf of Lenders) making the initial Revolving Loans and providing the initial Letter of Credit Accommodations hereunder:

(a)           Agents shall have received, in form and substance reasonably satisfactory to them, evidence that the Purchase Agreements and the Real Property Purchase Agreement have been duly executed and delivered by and to the appropriate parties thereto and the transactions contemplated under the terms thereof have been consummated prior to or contemporaneously with the execution of this Agreement;

(b)           Agents shall have received, in form and substance reasonably satisfactory to them, all releases, terminations and such other documents as they may request to evidence and effectuate the termination of all existing liens and security interests (other than those of Administrative and Collateral Agent or any other liens permitted under Section 9.8 hereof) with respect to the Purchased Assets and with respect to the assets of Borrower and any Obligors, including, but not limited to, (i) UCC and PPSA partial release statements for all such UCC and PPSA financing statements covering the Purchased Assets which name Seller as debtor, (ii) UCC and PPSA termination statements for all such UCC and PPSA financing statements previously filed by any Person with respect to Borrower or any Obligor and (iii) satisfactions and discharges of any security agreements, mortgages, deeds of trust or deeds with respect to the Purchased Assets, Borrower or any Obligor, in form acceptable for recording with the appropriate Governmental Authority;

(c)           Agents shall have received all UCC financing statements and PPSA filings reasonably required by them, each duly authorized or executed (as applicable) by the Borrower, and the Agents shall have received searches reflecting the filing of all such UCC financing statements and PPSA filings, indicating that a valid, perfected, first-priority (under both the UCC and PPSA) lien on the Collateral has been granted to Administrative and Collateral Agent, for itself and the ratable benefit of the Lenders and the Bank Product Providers, subject to the liens of the Term Loan Agent (it being understood, however, that the results of statutory lien searches in Canada may not be available on the Closing Date);

(d)           all requisite corporate action and proceedings in connection with this Agreement and the other Financing Agreements shall be reasonably satisfactory in form and substance to Agents, and Agents shall have received all information and copies of all documents, including records of requisite corporate action and proceedings which Agents may have reasonably requested in connection therewith, such documents where requested by Agents or their respective counsel to be certified by appropriate corporate officers or Governmental Authority (and including a copy of the certificate of incorporation of Borrower certified by the

Secretary of State (or equivalent Governmental Authority) which shall set forth the same complete corporate name of Borrower as is set forth herein and such document as shall set forth the organizational identification number of Borrower, if one is issued in its jurisdiction of incorporation);

(e)           Administrative and Collateral Agent shall have completed a field review of the Records and such other information with respect to the Collateral as Administrative and Collateral Agent may require to determine the amount of Revolving Loans available to Borrower (including, without limitation, current perpetual inventory records and/or roll-forwards of Accounts and Inventory through the Closing Date and test counts of the Inventory in a manner satisfactory to Administrative and Collateral Agent, together with such supporting documentation as may be necessary or appropriate, and other documents and information that will enable Administrative and Collateral Agent to accurately identify and verify the Collateral), the results of which in each case shall be satisfactory to Agents, not more than ten (10) Business Days prior to the date hereof;

(f)            Agents shall have received, in form and substance reasonably satisfactory to Agents, all consents, waivers, acknowledgments and other agreements from third persons which Agents may deem necessary or desirable in order to permit, protect and perfect Administrative and Collateral Agent’s security interests in and liens upon the Collateral or to effectuate the provisions or purposes of this Agreement and the other Financing Agreements, including, without limitation, Collateral Access Agreements by owners and lessors of leased premises of Borrower and mortgagees of any such premises owned by Parent (which provide no less than a 90-day occupancy period for Administrative and Collateral Agent to access the Collateral located thereon), by warehouses at which any Collateral is located and from bailees or other third parties who may from time to time be in possession or control of any portion of the Collateral; provided, however, with regard to Collateral Access Agreements from parties in possession or control of Eligible Domestic In-Transit Inventory, Eligible International In-Transit Inventory or Eligible Re-Load Inventory, the delivery of such agreements is required to the extent necessary to enable Borrower to fulfill the condition set forth in Section 4.1(g) hereof;

(g)           Adjusted Excess Availability as determined by Administrative and Collateral Agent, as of the date hereof, shall be not less than One Hundred Million Dollars ($100,000,000) after giving effect to the initial Revolving Loans made or to be made and Letter of Credit Accommodations issued or to be issued in connection with the initial transactions hereunder;

(h)           Agents shall have received, in form and substance reasonably satisfactory to Agents, Deposit Account Control Agreements by and among Administrative and Collateral Agent, Borrower and each bank where Borrower has a deposit account (including, without limitation, the Blocked Accounts), in each case, duly authorized, executed and delivered by such bank and Borrower (or Administrative and Collateral Agent shall be the bank’s customer with respect to such deposit account as Administrative and Collateral Agent may specify);

(i)            Agents shall have received evidence, in form and substance satisfactory to Agents, that Administrative and Collateral Agent, for itself and the ratable benefit of the Lenders and the Bank Product Providers, has valid perfected and first priority security interests in and liens upon the Collateral and any other property which is intended to be security for the Obligations or the liability of any Obligor in respect thereof, subject only to the security interests and liens permitted herein or in the other Financing Agreements;

(j)            Agents shall have received and reviewed lien and judgment search results for the jurisdiction of incorporation or organization of Borrower, the jurisdiction of the chief executive office of Borrower and all U.S. and Canadian jurisdictions in which assets of Borrower are located (other than Canadian statutory lien searches which may be unavailable as of the Closing Date), which search results shall be in form and substance satisfactory to Agents;

(k)           Agents shall have received, in form and substance reasonably satisfactory to them, patent and trademark security agreements executed by Borrower in favor of Administrative and Collateral Agent with regard to all patents, trademarks and rights related thereto held by Borrower;

(l)            Agents shall have received, in form and substance reasonably satisfactory to them, an intercompany subordination agreement duly executed by Borrower and its Subsidiaries;

(m)          Agents shall have received evidence of insurance and loss payee endorsements required hereunder and under the other Financing Agreements, in form and substance reasonably satisfactory to Agents, and certificates of such required insurance policies and/or endorsements naming Administrative and Collateral Agent as loss payee and/or additional insured, as applicable, under such required insurance policies;

(n)           Agents shall have received, in form and substance satisfactory to them, the opinion letter of counsel to Borrower with respect to the Purchase Agreements, the Financing Agreements and the security interests and liens of Administrative and Collateral Agent with respect to the Collateral and such other matters as Agents may request;

(o)           Agents shall have received, in form and substance satisfactory to them (i) audited financial statements of the Business for the fiscal year ended December 31, 2002, (ii) un-audited financial statements of the Business for the fiscal year ended December 31, 2003, (iii) Borrower’s and its Subsidiaries projections (including balance sheets and statements of operations, stockholders’ equity and cash flows and Borrowing Base projections) for each fiscal year up to and including 2009, (iv) un-audited financial statements of the Business for the fiscal month ending March, 2004 (v) all other financial information, projections, budgets, business plans, cash flows and such other information as the Agents may reasonably request, including, without limitation, (A) monthly borrowing base and financial projections for the 12-month period following the closing date, quarterly borrowing base and financial projections for the succeeding 12-month period after that and annual financial projections for each year after that through 2009 and (B) current agings of accounts receivable, current perpetual inventory records and/or rollforwards of accounts receivable and inventory through a date not earlier than 10 days prior to the Closing Date, together with supporting documentation, and other documents and information that will enable the Agents to accurately identify and verify the Borrowing Base during the 10 days prior to closing in a manner satisfactory to the Agents in their reasonable credit judgment;

(p)           Agents shall have received, in form and substance reasonably satisfactory to them (i) a pro-forma balance sheet of Borrower as of January 3, 2004 reflecting the initial transactions contemplated hereunder, including, but not limited to, (A) the consummation of the acquisition of the Purchased Assets by Borrower from Seller and the other transactions contemplated by the Purchase Agreements and (B) the initial Loans provided by Lenders to Borrower on the date hereof and the use of the proceeds of the initial Loans as provided herein, (ii) a certificate, dated of even date herewith, of the chief financial officer of Borrower, stating that, among other things, such pro-forma balance sheet represents the reasonable, good faith opinion of such officer or Person, as the case may be, as to the subject matter thereof as of the date of such certificate and that in the opinion of such officer or Person, as the case may be, the Borrower is and will be Solvent after giving effect to all such transactions;

(q)           Agents shall have received evidence, in form and substance reasonably satisfactory to them, that (i) Parent shall have received an equity capital contribution and a loan from Sponsor or its Affiliates and management and (ii) Parent shall have used a portion of the proceeds thereof to make an equity capital contribution of no less than $100,000,000 to Borrower on terms reasonably satisfactory to the Agents;

(r)            Agents shall have (i) received evidence, in form and substance reasonably satisfactory to them, that Borrower has consummated the transactions contemplated by the Term Loan Agreement and received cash proceeds therefrom of not less than $97,500,000, (ii) received and been satisfied with its review of the Term Loan Agreement and all documentation related thereto, and (c) received the Term Loan Intercreditor Agreement, in form and substance reasonably satisfactory to them, duly executed by Term Loan Agent;

(s)           Agents shall have received, in form and substance satisfactory to them, an agreement executed by Seller and any of its applicable Affiliates, pursuant to which, among other things, Seller agrees to allow Administrative or Collateral Agent to sell or otherwise dispose of Inventory with respect to which Intellectual Property licensed to Borrower by Seller is affixed thereto;

(t)            Agents shall have received (i) evidence, in form and substance satisfactory to them (which may be in the form of a certificate of an officer of Borrower or Parent), that Parent has purchased from G-P Gypsum Corporation and certain of its Affiliates substantially all of the real property associated with the Purchased Business (the “Purchased Real Property”) and (ii) copies of the executed Real Property Purchase Agreement and executed operating leases between Parent (or its Affiliates) and Borrower with regard to such real property (the “Affiliate Leases”), certified to be true, correct and complete copies by an officer of Borrower or Parent;

(u)           Agents and their respective counsel shall have reviewed and been satisfied with any changes to the terms of the Purchase Agreements and the structure of the transactions contemplated by the Purchase Agreements from those set forth in the forms provided to Agents as of March 26, 2004;

(v)           Since January 3, 2004, no Material Adverse Effect shall have occurred;

(w)          the other Financing Agreements and all instruments and documents hereunder and thereunder shall have been duly executed and delivered to Agents, in form and substance satisfactory to Agents; and

(x)            the conditions set forth in this Section 4 shall have been satisfied and the transactions contemplated by this Agreement shall have been consummated on or before July 3, 2004.

4.2           Conditions Precedent to All Revolving Loans and Letter of Credit Accommodations.  Each of the following is an additional condition precedent to Lenders (or Administrative and Collateral Agent on behalf of Lenders) making Revolving Loans and/or providing Letter of Credit Accommodations to Borrower, including the initial Revolving Loans and Letter of Credit Accommodations and any future Revolving Loans and Letter of Credit Accommodations:

(a)           all representations and warranties contained herein and in the other Financing Agreements shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of the making of each such Loan or providing each such Letter of Credit Accommodation and after giving effect thereto, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate in all material respects on and as of such earlier date);

(b)           no law, regulation, order, judgment or decree of any Governmental Authority shall exist, and no action, suit, investigation, litigation or proceeding shall be pending or threatened in any court or before any arbitrator or Governmental Authority, which purports to enjoin, prohibit, restrain or otherwise adversely condition (i) the making of the Revolving Loans or providing the Letter of Credit Accommodations, or (ii) the consummation of the transactions contemplated pursuant to the terms hereof or the other Financing Agreements;

(c)           no Material Adverse Change shall have occurred; and

(d)           no Default or Event of Default shall exist or have occurred and be continuing on and as of the date of the making of such Loan or providing each such Letter of Credit Accommodation and after giving effect thereto.

SECTION 5.                                GRANT AND PERFECTION OF SECURITY INTEREST

5.1           Grant of Security Interest.  To secure payment and performance of all Obligations, Borrower hereby grants to Administrative and Collateral Agent, for itself and the ratable benefit of the Lenders and the Bank Product Providers, a continuing security interest in, a lien upon, and a right of set off against, and hereby collaterally assigns to Administrative and Collateral Agent, for itself and the ratable benefit of the Lenders and the Bank Product Providers, as security, all personal property and trade fixtures and interests in personal property and trade fixtures of Borrower, whether now owned or hereafter acquired or existing, and wherever located (together with all other collateral security for the Obligations at any time granted to or held or acquired by Agent or any Lender, collectively, the “Collateral”), including:

(a)           all Accounts;

(b)           all general intangibles, including, without limitation, all Intellectual Property;

(c)           all goods, including, without limitation, Inventory and Equipment;

(d)           all trade fixtures;

(e)           all chattel paper (including all tangible and electronic chattel paper);

(f)            all instruments (including all promissory notes);

(g)           all documents;

(h)           all deposit accounts;

(i)            all letters of credit, banker’s acceptances and similar instruments and including all letter-of-credit rights;

(j)            all supporting obligations and all present and future liens, security interests, rights, remedies, title and interest in, to and in respect of Receivables and other Collateral, including (i) rights and remedies under or relating to guaranties, contracts of suretyship, letters of credit and credit and other insurance related to the Collateral, (ii) rights of stoppage in transit, replevin, repossession, reclamation and other rights and remedies of an unpaid vendor, lienor or secured party, (iii) goods described in invoices, documents, contracts or instruments with respect to, or otherwise representing or evidencing, Receivables or other Collateral, including returned, repossessed and reclaimed goods, and (iv) deposits by and property of account debtors or other persons securing the obligations of account debtors;

(k)           all (i) investment property (including securities, whether certificated or uncertificated, securities accounts, security entitlements, commodity contracts or commodity accounts) and (ii) monies, credit balances, deposits and other property of Borrower now or hereafter held or received by or in transit to any Agent, any Lender or any of their respective Affiliates or at any other depository or other institution from or for the account of Borrower, whether for safekeeping, pledge, custody, transmission, collection or otherwise;

(l)            all commercial tort claims, including, without limitation, those identified on Schedule 5.2(g) hereto;

(m)          to the extent not otherwise described above, all Receivables;

(n)           all Records; and

(o)           all products and proceeds of the foregoing, in any form, including insurance proceeds and all claims against third parties for loss or damage to or destruction of or other involuntary conversion of any kind or nature of any or all of the other Collateral.

Notwithstanding anything to the contrary set forth in Section 5.1 hereof, the types or items of Collateral shall not include (x) any rights or interest in any contract, license or license agreement covering personal property of Borrower, so long as under the terms of such contract, license or license agreement, or applicable law with respect thereto, the grant of a security interest or lien therein to Administrative and Collateral Agent is prohibited and such prohibition has not been waived or the consent of the other party to such contract, license or license agreement has not been obtained or a lawful waiver of such prohibition under applicable law has not been obtained; provided, that, the foregoing exclusion shall in no way be construed to apply if (i) any such prohibition is unenforceable under Sections 9-406, 9-407 or 9-408 of the UCC or other applicable law or (ii) any such property constitutes or relates to a portion of the Borrowing Base at any time reported by Borrower to Administrative and Collateral Agent; (y) stock of a CFC or any assets of a CFC except to the extent such stock does not exceed 65% of the Voting Stock of a CFC which is a direct Subsidiary of Borrower; (z) any application to register any trademark, service mark or other mark (i) prior to the filing under applicable law of a verified statement of use (or the equivalent) for such trademark or service mark or (ii) the granting of a security interest in which would be prohibited by applicable law.

5.2           Perfection of Security Interests.

(a)           Borrower irrevocably and unconditionally authorizes Administrative and Collateral Agent (or its agent) to file at any time and from time to time such financing statements with respect to the Collateral naming Administrative and Collateral Agent or its designee as the secured party and Borrower as debtor, as Administrative and Collateral Agent may require, and including any other information with respect to Borrower or otherwise required by part 5 of Article 9 of the Uniform Commercial Code of such jurisdiction as Administrative and Collateral Agent may determine or under the PPSA, together with any amendment and continuations with respect thereto, which authorization shall apply to all financing statements filed on, prior to or after the date hereof.  Borrower hereby ratifies and approves all financing statements naming Administrative and Collateral Agent or its designee as secured party and Borrower as debtor with respect to the Collateral (and any amendments with respect to such financing statements) filed by or on behalf of Administrative and Collateral Agent prior to the date hereof and ratifies and confirms the authorization of Administrative and Collateral Agent to file such financing statements (and amendments, if any).  Borrower hereby authorizes Administrative and Collateral Agent to adopt on behalf of Borrower any symbol required for authenticating any electronic filing.  In the event that the description of the collateral in any financing statement naming Administrative and Collateral Agent or its designee as the secured party and Borrower as debtor includes assets and properties of Borrower that do not at any time constitute Collateral, whether hereunder, under any of the other Financing Agreements or otherwise, the filing of such financing statement shall nonetheless be deemed authorized by Borrower to the extent of the Collateral included in such description and it shall not render the financing statement ineffective as to any of the Collateral or otherwise affect the financing statement as it applies to any of the Collateral.  In no event shall Borrower at any time file, or permit or cause to be filed, any correction statement or termination statement with respect to any financing statement (or amendment or continuation with respect thereto) naming Administrative and Collateral Agent or its designee as secured party and Borrower as debtor.  Upon request, Administrative and Collateral Agent shall provide Borrower with copies of all financing statements filed by Administrative and Collateral Agent hereunder.

(b)           Borrower has no chattel paper (whether tangible or electronic) or instruments as of the date hereof in excess of $2,500,000 in any one case or $5,000,000 in the aggregate, except as set forth on Schedule 5.2(b) hereto.  In the event that Borrower shall be entitled to or shall receive any chattel paper or instruments in excess of $2,500,000 in any one case or $5,000,000 in the aggregate or after the date hereof, or, if an Event of Default shall then exist, if Borrower shall be entitled to or shall receive chattel paper or instruments in any amount which has not previously been delivered to Administrative and Collateral Agent, Borrower shall promptly notify Administrative and Collateral Agent thereof in writing.  Promptly upon the receipt thereof by or on behalf of Borrower (including by any agent or representative), Borrower shall deliver, or cause to be delivered to Administrative and Collateral Agent, all such tangible chattel paper and instruments, accompanied by such instruments of transfer or assignment duly executed in blank as Administrative and Collateral Agent may from time to time specify, in each case except as Administrative and Collateral Agent may otherwise agree.  At Administrative and Collateral Agent’s option, Borrower shall, or Administrative and Collateral Agent may at any time on behalf of Borrower, cause the original of any such instrument or chattel paper to be conspicuously marked in a form and manner acceptable to Administrative and Collateral Agent with the following legend referring to chattel paper or instruments as applicable:  “This [chattel paper] [instrument] is subject to the security interest of Congress Financial Corporation, as Administrative and Collateral Agent, and any sale, transfer, assignment or encumbrance of this [chattel paper] [instrument] violates the rights of such secured party.”

(c)           In the event that Borrower shall at any time hold or acquire an interest in any electronic chattel paper or any “transferable record” (as such term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction), Borrower shall promptly notify Administrative and Collateral Agent thereof in writing.  Promptly upon Administrative and Collateral Agent’s request, Borrower shall take, or cause to be taken, such actions as Administrative and Collateral Agent may reasonably request to give Administrative and Collateral Agent control of such electronic chattel paper under Section 9-105 of the UCC and control of such transferable record under Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as in effect in such jurisdiction.

(d)           Borrower has no deposit accounts as of the date hereof, except as set forth in the Information Certificate.  Borrower shall not, directly or indirectly, after the date hereof open, establish or maintain any deposit account unless each of the following conditions is satisfied:  (i) Administrative and Collateral Agent shall have received not less than five (5) Business Days prior written notice of the opening or establishing of such account which notice shall specify, in reasonable detail and specificity acceptable to Administrative and Collateral, Agent the name of the account, the owner of the account, the name and address of the bank at which such account is to be opened or established, the individual at such bank with whom Borrower is dealing and the purpose of the account, (ii) the bank where such account is opened or maintained shall constitute an Eligible Transferee or otherwise be reasonably acceptable to Administrative and Collateral Agent, and (iii) on or before the opening of such deposit account, Borrower shall, as Administrative and Collateral Agent may specify, either (A) deliver to Administrative and Collateral Agent a Deposit Account Control Agreement with respect to such deposit account duly authorized, executed and delivered by Borrower and the bank at which such deposit account is opened and maintained or (B) arrange for Administrative and Collateral Agent, for itself and the ratable benefit of the Lenders and the Bank Product Providers, to become the customer of the bank with respect to the deposit account on terms and conditions acceptable to Administrative and Collateral Agent.  The terms of this Section 5.2(d) shall not apply to deposit accounts specifically and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s or its Subsidiaries’ salaried employees.

(e)           Borrower does not own or hold, directly or indirectly, beneficially or as record owner or both, any investment property, as of the date hereof, or have any investment account, securities account, commodity account or other similar account with any bank or other financial institution or other securities intermediary or commodity intermediary as of the date hereof, in each case except as set forth in the Information Certificate.

(i)            In the event that Borrower shall be entitled to or shall at any time after the date hereof hold or acquire any certificated securities that constitute Collateral, Borrower shall promptly endorse, assign and deliver the same to Administrative and Collateral Agent, accompanied by such instruments of transfer or assignment duly executed in blank as Administrative and Collateral Agent may from time to time specify.  If any securities that constitute Collateral, now or hereafter acquired by Borrower are uncertificated and are issued to Borrower or its nominee directly by the issuer thereof, Borrower shall immediately notify Administrative and Collateral Agent thereof in writing and shall, as Administrative and Collateral Agent may specify, either (A) cause the issuer to agree to comply with instructions from Administrative and Collateral Agent as to such securities, without further consent of Borrower or such nominee, or (B) arrange for Administrative and Collateral Agent, for itself and the ratable benefit of the Lenders and the Bank Product Providers, to become the registered owner of the securities.

(ii)           Borrower shall not, directly or indirectly, after the date hereof open, establish or maintain any investment account, securities account, commodity account or any other similar account (other than a deposit account) with any securities intermediary or commodity intermediary unless each of the following conditions is satisfied:  (A) Administrative and Collateral Agent shall have received not less than five (5) Business Days prior written notice of the opening or establishing of such account which notice shall specify, in reasonable detail and reasonably specificity acceptable to Administrative and Collateral Agent, the name of the account, the owner of the account, the name and address of the securities intermediary or commodity intermediary at which such account is to be opened or established, the individual at such intermediary with whom Borrower is dealing and the purpose of the account, (B) the securities intermediary or commodity intermediary (as the case may be) where such account is opened or maintained shall constitute an Eligible Transferee or otherwise be reasonably acceptable to Administrative and Collateral Agent, and (C) on or before the opening of such investment account, securities account or other similar account with a securities intermediary or commodity intermediary, Borrower shall, as Administrative and Collateral Agent may specify, either (1) execute and deliver, and cause to be executed and delivered to Administrative and Collateral Agent, an Investment Property Control Agreement with respect thereto duly authorized, executed and delivered by Borrower and such securities intermediary or commodity intermediary or (2) arrange for Administrative and Collateral Agent, for itself and the ratable benefit of the Lenders and the Bank Product Providers, to become the entitlement holder with respect to such investment property on terms and conditions acceptable to Administrative and Collateral Agent.

(f)            Borrower is not the beneficiary of or otherwise entitled to any right to payment under any letter of credit, banker’s acceptance or similar instrument as of the date hereof, except as set forth on Schedule 5.2(f) hereto.  In the event that Borrower shall be entitled to or shall receive any right to payment under any letter of credit, banker’s acceptance or any similar instrument, whether as beneficiary thereof or otherwise after the date hereof, Borrower shall promptly notify Administrative and Collateral Agent thereof in writing.  Borrower shall, if requested by Administrative and Collateral Agent, either (i) deliver, or cause to be delivered to Administrative and Collateral Agent, with respect to any such letter of credit, banker’s acceptance or similar instrument, the written agreement of the issuer and any other nominated person obligated to make any payment in respect thereof (including any confirming or negotiating bank), in form and substance reasonably satisfactory to Administrative and Collateral Agent, consenting to the assignment of the proceeds of the letter of credit by Borrower to Administrative and Collateral Agent, for itself and the ratable benefit of the Lenders and the Bank Product Providers, and agreeing to make all payments thereon directly to Administrative and Collateral Agent, for itself and the ratable benefit of the Lenders and the Bank Product Providers, or as Administrative and Collateral Agent may otherwise direct or (ii) cause Administrative and Collateral Agent, for itself and the ratable benefit of the Lenders and the Bank Product Providers, to become, at Borrower’s expense, the transferee beneficiary of the letter of credit, banker’s acceptance or similar instrument (as the case may be).

(g)           Borrower has no commercial tort claims as of the date hereof, except as set forth on Schedule 5.2(g) hereto.  In the event that Borrower shall at any time after the date hereof have any commercial tort claims for an amount in excess of $3,500,000 in any one case or in the aggregate, or, if an Event of Default exists and Borrower has any commercial tort claims not previously reported to Administrative and Collateral Agent, Borrower shall promptly notify Administrative and Collateral Agent thereof in writing, which notice shall (i) set forth in reasonable detail the basis for and nature of such commercial tort claim and (ii) include the express grant by Borrower to Administrative and Collateral Agent, for itself and the ratable benefit of the Lenders and the Bank Product Providers, of a security interest in such commercial tort claim (and the proceeds thereof).  In the event that such notice does not include such grant of a security interest, the sending thereof by Borrower to Administrative and Collateral Agent shall be deemed to constitute a grant of security interest therein to Administrative and Collateral Agent, for itself and the ratable benefit of the Lenders and the Bank Product Providers.  Upon the sending of such notice, any commercial tort claim described therein shall constitute part of the Collateral and shall be deemed included therein.  Without limiting the authorization of Administrative and Collateral Agent provided in Section 5.2(a) hereof or otherwise arising by the execution by Borrower of this Agreement or any of the other Financing Agreements, Administrative and Collateral Agent is hereby irrevocably authorized from time to time and at any time to file such financing statements naming Administrative and Collateral Agent or its designee as secured party and Borrower as debtor, or any amendments to any financing statements, covering any such commercial tort claim as Collateral.  In addition, Borrower shall promptly upon Administrative and Collateral Agent’s request, execute and deliver, or cause to be executed and delivered, to Administrative and Collateral Agent such other agreements, documents and instruments as Administrative and Collateral Agent may reasonably require in connection with such commercial tort claim.

(h)           Borrower has no goods, documents of title or other Collateral in the custody, control or possession of a third party as of the date hereof, except as set forth in the Information Certificate.  In the event that any goods, documents of title or other Collateral of Borrower are at any time after the date hereof in the custody, control or possession of any other person not referred to in an Information Certificate or otherwise disclosed to Administrative and Collateral Agent in writing pursuant to the terms of this Agreement, Borrower shall promptly notify Administrative and Collateral Agent thereof in writing.  During the existence of an Event of Default, promptly upon Administrative and Collateral Agent’s request, Borrower shall deliver to Administrative and Collateral Agent a Collateral Access Agreement duly authorized, executed and delivered by such person and Borrower, and with respect to any Inventory on consignment with any Person, if requested by Administrative and Collateral Agent, Borrower shall take all actions reasonably requested by Administrative and Collateral Agent to protect Borrower’s and Administrative and Collateral Agent’s interests in such Inventory, including filing UCC-1 or PPSA Financing Statements as to such consignment (with such UCC-1 or PPSA Financing Statements listing Administrative and Collateral Agent as the assignee) and sending notices of such consignment to such consignee’s creditors.

(i)            Subject to the terms of the Term Loan Intercreditor Agreement, Borrower shall take any other actions reasonably requested by Administrative and Collateral Agent from time to time to cause the attachment, perfection and first priority of, and the ability of Administrative and Collateral Agent and the Lenders to enforce, the security interests of Administrative and Collateral Agent in any and all of the Collateral, including, without limitation, (i) executing, delivering and, where appropriate, filing financing statements and amendments relating thereto under the UCC, PPSA or other applicable law, to the extent, if any, that Borrower’s signature thereon is required therefor, (ii) causing Administrative and Collateral Agent’s name, for itself and in its capacity as agent for Lenders, to be noted as secured party on any certificate of title for a titled good if such notation is a condition to attachment, perfection or priority of, or ability of Administrative and Collateral Agent to enforce, the security interest of Administrative and Collateral Agent and the Lenders in such Collateral, (iii) complying with any provision of any statute, regulation or treaty of the United States or Canada as to any Collateral if compliance with such provision is a condition to attachment, perfection or priority of, or ability of Administrative and Collateral Agent and the Lenders to enforce, the security interests of Administrative and Collateral Agent and the Lenders in such Collateral, and (iv) obtaining the consents and approvals of any Governmental Authority or third party, including, without limitation, any consent of any licensor, lessor or other person obligated on Collateral, and taking all actions required by any earlier versions of the UCC, PPSA or by other law, as applicable in any relevant jurisdiction.

SECTION 6.                                COLLECTION AND ADMINISTRATION

6.1           Borrower’s Loan Account.  Administrative and Collateral Agent shall maintain one or more loan accounts on its books in which shall be recorded (a) all Loans, other Obligations and the Collateral, (b) all payments made by or on behalf of Borrower and (c) all other appropriate debits and credits as provided in this Agreement, including fees, charges, costs, expenses and interest.  All entries in such loan accounts shall be made in accordance with Administrative and Collateral Agent’s customary practices as in effect from time to time.

6.2           Statements.  Administrative and Collateral Agent shall render to Borrower each month a statement setting forth the balance in Borrower’s loan account maintained by Administrative and Collateral Agent for Borrower pursuant to the provisions of this Agreement, including principal, interest, fees, costs and expenses.  Each such statement shall be subject to subsequent adjustment by Administrative and Collateral Agent but shall, absent manifest errors or omissions, be considered correct and deemed accepted by Borrower and conclusively binding upon Borrower as an account stated except to the extent that Administrative and Collateral Agent receives a written notice from Borrower of any specific exceptions of Borrower thereto within thirty (30) days after the date such statement has been mailed by Administrative and Collateral Agent.  Until such time as Administrative and Collateral Agent shall have rendered to Borrower a written statement as provided above, the balance in Borrower’s loan account shall be presumptive evidence of the amounts due and owing to Agents and Lenders by Borrower.

6.3           Collection of Accounts.

(a)           Borrower shall establish and maintain, at its expense, blocked accounts or lockboxes and related blocked accounts (in either case, “Blocked Accounts”), as Administrative and Collateral Agent may specify, with such banks as are reasonably acceptable to Administrative and Collateral Agent into which Borrower shall promptly deposit and direct its account debtors to directly remit all payments on Receivables and all payments constituting proceeds of Inventory or other Collateral in the identical form in which such payments are made, whether by cash, check or other manner.  Borrower shall deliver, or cause to be delivered to Administrative and Collateral Agent, a Deposit Account Control Agreement duly authorized, executed and delivered by each bank where a Blocked Account is maintained as provided in Section 5.2 hereof or at any time and from time to time Administrative and Collateral Agent, for itself and the ratable benefit of the Lenders and the Bank Product Providers, may become bank’s customer with respect to the Blocked Accounts and promptly upon Administrative and Collateral Agent’s request, Borrower shall execute and deliver such agreements or documents as Administrative and Collateral Agent may require in connection therewith.  Notwithstanding anything to the contrary contained herein or in any Deposit Account Control Agreement relating to a Blocked Account, Administrative and Collateral Agent shall not issue to any bank at which a Blocked Account is maintained a notice of sole control or other such instruction providing that the funds in such deposit accounts are to be automatically on each Business Day be remitted directly to the Payment Account and that Borrower is not permitted to access or otherwise direct such funds unless either (i) an Event of Default or a Default with respect to non-payment of the Obligations has occurred or (ii) Excess Availability is less than $40,000,000; provided, that, if either (x) such Event of Default is subsequently waived in accordance with the terms of this Agreement or such Default did not mature into an Event of Default or (y) Adjusted Excess Availability is greater than $40,000,000 at all times thereafter for a period of 60 consecutive days and no Event of Default or Default with respect to non-payment of the Obligations has occurred, Administrative and Collateral Agent shall promptly rescind such notice of sole control or other such instructions (any such period during which the Blocked Accounts are subject to the sole control of Administrative and Collateral Agent and Borrower is not permitted to access the Blocked Accounts is referred to herein is a “Blocked Account Activation Period”).  Unless a

Blocked Account Activation Period shall exist, Borrower shall be permitted to access and direct the transfer of funds in the Blocked Accounts.  Borrower agrees that, during any Blocked Account Activation Period, all payments made to such Blocked Accounts or other funds received and collected by Administrative and Collateral Agent or any Lender, whether in respect of the Receivables, as proceeds of Inventory or other Collateral or otherwise shall be treated as payments to Administrative and Collateral Agent and Lenders in respect of the Obligations and therefore shall constitute the property of Administrative and Collateral Agent and Lenders to the extent of the then outstanding Obligations.

(b)           For purposes of calculating the amount of the Loans available to Borrower, payments will be applied (conditional upon final collection) to the Obligations on the Business Day of receipt by Administrative and Collateral Agent of immediately available funds in the Payment Account provided such payments and notice thereof are received in accordance with Administrative and Collateral Agent’s usual and customary practices as in effect from time to time and within sufficient time to credit Borrower’s loan account on such day, and if not, then on the next Business Day.  For the purposes of calculating interest on the Obligations, during any Blocked Account Activation Period, such payments or other funds received from the Blocked Account will be applied (conditional upon final collection) to the Obligations on the date of receipt of immediately available funds by Administrative and Collateral Agent in the Payment Account provided such payments or other funds and notice thereof are received in accordance with Administrative and Collateral Agent’s usual and customary practices as in effect from time to time and within sufficient time to credit Borrower’s loan account on such day, and if not, then on the next Business Day.

(c)           If, during any Blocked Account Activation Period, Borrower receives possession of or otherwise has control of any monies, checks, notes, drafts or any other payment relating to and/or proceeds of Accounts or other Collateral, such Person shall hold such items as trustee for Administrative and Collateral Agent and Lenders and shall immediately upon receipt thereof, deposit or cause the same to be deposited in the Blocked Accounts, or remit the same or cause the same to be remitted, in kind, to Administrative and Collateral Agent.  In no event shall the same be commingled with Borrower’s own funds during any Blocked Account Activation Period.  Borrower agrees to reimburse Administrative and Collateral Agent and the Lenders on demand for any amounts owed or paid to any bank or other financial institution at which a Blocked Account, other deposit account or investment account is established or any other bank, financial institution or other Person involved in the transfer of funds to or from the Blocked Accounts, any other deposit account or any investment account arising out of Administrative and Collateral Agent’s or any Lender’s payments to or indemnification of such bank, financial institution or other Person.  The obligation of Borrower to reimburse Administrative and Collateral Agent and Lenders for such amounts pursuant to this Section 6.3 shall survive the termination or non-renewal of this Agreement.

6.4           Payments.

(a)           Borrower shall pay all Obligations when due.  Payments on Obligations shall be made by Borrower remitting funds to the Payment Account or, at any time when a Blocked Account Activation Period exists, by payments and proceeds of Collateral being directly remitted to the Payment Account as provided in Section 6.3 or such other place within the United

States of America as Administrative and Collateral Agent may designate from time to time.  Administrative and Collateral Agent shall apply payments received or collected from Borrower or Obligors or for the account of Borrower or Obligors (including the monetary proceeds of collections or of realization upon any Collateral) to the specific Obligation designated by Borrower in connection with such payment so long as no Event of Default exists, and otherwise all such payments shall be applied as follows:

(i)            So long as no Event of Default shall then exist or result from the application of such payment:

(A)          first, to pay in full all indemnities or expense reimbursements then due to Administrative and Collateral Agent from Borrower and the Obligors (other than fees);

(B)           second, ratably to pay in full indemnities or expense reimbursements then due to any other Agent or Lenders from Borrower and Obligors (other than fees);

(C)           third, ratably to pay in full all fees payable by Borrower under the Financing Agreements then due;

(D)          fourth, ratably to pay in full interest due in respect of the Loans;

(E)           fifth, to pay or prepay principal in respect of Special Agent Advances;

(F)           sixth, to pay principal in respect of the Revolving Loans then outstanding (whether or not then due) until paid in full;

(G)           seventh, to cash collateralize any outstanding Letter of Credit Accommodations if required under the terms of this Agreement;

(H)          eighth, to pay any Obligations due in respect of the Bank Products; and

(I)            ninth, to pay any other Obligations then due, in such order and manner as Administrative and Collateral Agent determines; or

(ii)           If an Event of Default shall then exist or will result from the application of such payment:

(A)          first, to pay in full the expenses of Administrative and Collateral Agent for the collection and enforcement of the Obligations and for the protection, preservation or sale, disposition or other realization upon the Collateral, including all expenses, liabilities and advances (including Special Agent Advances) incurred or made by or on behalf of Administrative and Collateral Agent, in connection therewith (including reasonable attorneys’ fees and legal expenses and other expenses of Administrative and Collateral Agent);

(B)           second, to pay all Obligations, other than any Obligations related to the Bank Products, until paid in full, in cash or other immediately available funds, in such order and manner as Administrative and Collateral Agent shall elect in its discretion (including cash collateral for any outstanding Letter of Credit Accommodations in accordance with the terms of this Agreement);

(C)           third, to pay all Obligations related to the Bank Products, or provide cash collateral therefor up to the amount of the Bank Products Reserve,

(D)          fourth, to pay all remaining Obligations related to the Bank Products, and

(E)           fifth, ratably to pay in full all other Obligations.

(b)           Notwithstanding anything to the contrary contained in this Agreement:

(i)            should any payment or distribution on security or instrument or proceeds thereof be received by a Lender other than in accordance with this Section 6.4, such Lender shall receive and hold the same in trust, for the benefit of Administrative and Collateral Agent, the Lenders and the Bank Product Providers, and shall forthwith deliver the same to Administrative and Collateral Agent (together with any endorsement or assignment of such Lender where necessary), for application by Administrative and Collateral Agent to the Obligations in accordance with the terms of this Section 6.4;

(ii)           unless so directed by Borrower, Administrative and Collateral Agent shall not apply any payments which it receives to any Revolving Loans that are Eurodollar Rate Loans except on the expiration date of the Interest Period applicable to any such Revolving Loans that are Eurodollar Rate Loans and if payments are received or collected from Borrower that otherwise would be applied to Eurodollar Rate Loans, provided no Event of Default or Blocked Account Activation Period exists, Borrower may instruct Administrative and Collateral Agent to remit such funds to Borrower, otherwise, such payments shall be held by Administrative and Collateral Agent and shall bear interest at the Federal Funds Rate per annum commencing on the second Business Day following the date such payments are received or collected from Borrower and continuing through the date such payments are applied to the Obligations, which shall be upon the expiration of the first Interest Period after receipt or collection of such payments, to the extent of the principal amount of the applicable Eurodollar Rate Loan or otherwise, in Administrative and Collateral Agent’s sole discretion, remitted to Borrower; and

(iii)          to the extent Borrower uses any proceeds of the Loans to acquire rights in or the use of any Collateral or to repay any Indebtedness used to acquire rights in or the use of any Collateral, payments in respect of the Obligations shall be deemed applied first to the Obligations arising from Loans that were not used for such purposes and second to the Obligations arising from Loans the proceeds of which were used to acquire rights in or the use of any Collateral in the chronological order in which Borrower acquired such rights or use.

(c)           At Administrative and Collateral Agent’s option, all principal, interest, fees, costs, expenses and other charges provided for in this Agreement or the other Financing

Agreements may be charged directly to the loan account of Borrower.  Borrower shall make all payments to Administrative and Collateral Agent and the Lenders on the Obligations free and clear of, and without deduction or withholding for or on account of, any setoff, counterclaim, defense, duties, taxes (subject to the limitations provided for in Section 6.5 hereof), levies, imposts, fees, deductions, withholding, restrictions or conditions of any kind.  If after receipt of any payment of, or proceeds of Collateral applied to the payment of, any of the Obligations, Administrative and Collateral Agent or any Lender is required to surrender or return such payment or proceeds to any Person for any reason, then the Obligations intended to be satisfied by such payment or proceeds shall be reinstated and continue and this Agreement shall continue in full force and effect as if such payment or proceeds had not been received by such Person.  Borrower shall be liable to pay to Administrative and Collateral Agent and Lenders, and each does hereby indemnify and hold Administrative and Collateral Agent and each Lender harmless for the amount of any payments or proceeds surrendered or returned, to the extent such payments were required to be made under the terms of this Agreement.  This Section 6.4 shall remain effective notwithstanding any contrary action which may be taken by Administrative and Collateral Agent or any Lender in reliance upon such payment or proceeds.  This Section 6.4 shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

(d)           Except as otherwise provided with respect to Defaulting Lenders, aggregate principal payments and interest payments shall be apportioned ratably among the Lenders (according to their applicable Pro Rata Shares) and payments of the fees (other than fees designated for Administrative and Collateral Agent’s sole and separate account and fees otherwise payable in accordance with the Fee Letter) shall, as applicable, be apportioned ratably among the Lenders.

(e)           Borrower represents and warrants that, to the best of its knowledge, no proceeds of Term Loan Priority Collateral which, pursuant to the terms of the Term Loan Intercreditor Agreement, Administrative and Collateral Agent is not entitled to receive and retain, have been remitted to any Blocked Account or otherwise remitted as payment on the Obligations.  Borrower shall not remit any proceeds of Term Loan Priority Collateral which, pursuant to the terms of the Term Loan Intercreditor Agreement, Administrative and Collateral Agent is not entitled to receive and retain, to any Blocked Account or otherwise to Administrative and Collateral Agent as payment on the Obligations.  If Administrative and Collateral Agent receives, whether as payment of the Obligations or otherwise, or reasonably believes that it has received proceeds of Term Loan Priority Collateral which, pursuant to the terms of the Term Loan Intercreditor Agreement it is not entitled to receive and retain, Administrative and Collateral Agent may hold such proceeds and shall not be obligated to apply them to the Obligations until its rights with respect thereto have been determined to its satisfaction.

6.5           Taxes.

(a)           Any and all payments by or on behalf of Borrower or any Obligor hereunder and under any other Financing Agreement shall be made in accordance with Section 6.4 and free and clear of and without deduction or withholding for or on account of any and all Taxes, excluding: (i) income taxes imposed on the net income of any Lender (or any transferee or assignee of such Lender, including any Participant, any such transferee or assignee being referred to as a “Transferee”), (ii) franchise or similar taxes imposed on or determined by reference to the net income of any Lender (or Transferee or Participant), in each case by the United States of America or by the jurisdiction under the laws of which such Lender (or Transferee or Participant) (A) is organized or any political subdivision thereof or (B) has its applicable lending office located and (iii) to the extent that such tax results from a change in the circumstances of the Lender (or any Transferee or Participant), including a change in the residence, place of organization, or principal place of business of the Lender (or any Transferee or Participant), or change in the branch or lending office of the Lender (or Transferee or Participant) (collectively, “Excluded Taxes”).  In addition, Borrower agrees to pay to the relevant Governmental Authority, in accordance with applicable law, any Other Taxes.

(b)           If Borrower or any Obligor shall be required by law to deduct or withhold in respect of any Taxes or Other Taxes from or in respect of any sum payable hereunder to any Agent or any Lender, then:

(i)            the sum payable shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section) such Lender (or Administrative and Collateral Agent on behalf of such Lender) receives an amount equal to the sum it would have received had no such deductions or withholdings been made;

(ii)           Borrower or such Obligor shall make such deductions and withholdings; and

(iii)          Borrower or such Obligor shall pay the full amount deducted or withheld to the relevant taxing authority or other authority in accordance with applicable law.

(c)           Within thirty (30) days after the date of any payment by Borrower or any Obligor of Taxes or Other Taxes, such Person shall furnish to Administrative and Collateral Agent the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment reasonably satisfactory to Administrative and Collateral Agent.

(d)           Borrower will indemnify Administrative and Collateral Agent and each Lender (or Transferee) for the full amount of Taxes and Other Taxes paid by Administrative and Collateral Agent or such Lender (or Transferee, as the case may be).  If Administrative and Collateral Agent or such Lender (or Transferee) receives a refund in respect of any Taxes or Other Taxes for which Lender (or Transferee) has received payment from Borrower or any Obligor hereunder, so long as no Default or Event of Default shall exist or have occurred and be continuing, Administrative and Collateral Agent or such Lender (as the case may be) shall credit to the loan account of Borrower the amount of such refund plus any interest received (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower or any Obligor under this Section 6.5 with respect to the Taxes or Other Taxes giving rise to such refund).  If a Lender (or any Transferee) claims a tax credit in respect of any Taxes for which it has been indemnified by Borrower or any Obligor pursuant to this Section 6.5, such Lender will apply the amount of the actual dollar benefit received by such Lender as a result thereof, as reasonably calculated by Lender and net of all expenses related thereto, to the Loans.  If Taxes or Other

Taxes were not correctly or legally asserted, Administrative and Collateral Agent or such Lender shall, upon Borrower’s request and at Borrower’s expense, provide such documents to Borrower as Borrower may reasonably request, to enable Borrower to contest such Taxes or Other Taxes pursuant to appropriate proceedings then available to Borrower (so long as providing such documents shall not, in the good faith determination of Administrative and Collateral Agent, have a reasonable likelihood of resulting in any liability of Administrative and Collateral Agent or any Lender).

(e)           In the event any Lender or Transferee is organized under the laws of a jurisdiction other than the United States, any State thereof or the District of Columbia (a “Non-U.S. Lender”) such Non-U.S. Lender shall deliver to Borrower two (2) accurate, complete and signed copies of (i) either United States Internal Revenue Service Form W-8ECI or successor form or Form W-8BEN or successor form, or (ii) in the case of a Non-U.S. Lender claiming exemption from U.S. Federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a Form W-8BEN, or any subsequent versions thereof or successors thereto (and, if such Non-U.S. Lender delivers a Form W-8BEN, a certificate representing that such Non-U.S. Lender is not a bank for purposes of Section 881(c) of the Code, is not a ten (10%) percent shareholder (within the meaning of Section 881(c)(3)(B) of the Code) of Borrower or any Obligor and is not a controlled foreign corporation described in Section 881(c)(3)(C) of the Code), properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from U.S. Federal withholding tax on payments by Borrower or any Obligor under this Agreement and the other Financing Agreements.  Such forms shall be delivered by any Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of a Transferee that is a Participant, on or before the date such Participant becomes a Transferee hereunder) and on or before the date, if any, such Non-U.S. Lender changes its applicable lending office by designating a different lending office (a “New Lending Office”).  In addition, a Non-U.S. Lender shall promptly deliver such new forms as are required by the Code or the regulations issued thereunder to claim exemption from, or reduction in the rate of, U.S. Federal withholding tax upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender.  Notwithstanding any other provision of this Section 6.5(e), a Non-U.S. Lender shall not be required to deliver any form pursuant to this Section 6.5(e) that such Non-U.S. Lender is not legally able to deliver.  Each Lender (or Transferee) that is a “United States person,” as that term is defined under Section 7701(a)(30) of the Code, other than a Lender (or Transferee) that may be treated as an exempt recipient based on the indicators described in Treasury Regulation Section 1.6049-4(c)(1)(ii), agrees that it will, no later than the date it becomes a party to this Agreement, deliver to Borrower and Administrative and Collateral Agent two (2) accurate, complete and signed copies of United States Internal Revenue Service Form W-9 or successor form stating that it is entitled to an exemption from United States backup withholding tax.  Notwithstanding the foregoing, any failure by any Lender to deliver any tax form set forth above shall not excuse or otherwise affect Borrower’s performance of its obligations under this Agreement except as set forth in Section 6.5(f)(ii) below.

(f)            Borrower and Obligors shall not be required to indemnify any Lender or to pay any additional amounts to any Lender, in respect of United States Federal withholding tax pursuant to subsections (a) or (d) above to the extent that (i) the obligation to withhold amounts with respect to United States Federal withholding tax was applicable on the date such Non-U.S. Lender became a party to this Agreement (or, in the case of a Transferee, on the date such Person became a Transferee hereunder) or, with respect to payments to a New Lending Office, the date such Non-U.S. Lender designated such New Lending Office with respect to a Loan; provided, that, this subsection (f) shall not apply (A) to any Transferee or New Lending Office that becomes a Transferee or New Lending Office as a result of an assignment, participation, transfer or designation made at the request of Borrower or any Obligor and (B) to the extent the indemnity payment or additional amounts any Transferee, acting through a New Lending Office, would be entitled to receive (without regard to this subsection (f)) do not exceed the indemnity payment or additional amounts that the person making the assignment, participation or transfer to such Transferee making the designation of such New Lending Office, would have been entitled to receive in the absence of such assignment, participation, transfer or designation or (ii) the obligation to pay such additional amounts would not have arisen but for a failure by such Lender to comply with the provisions of subsection (e) above.

6.6           Authorization to Make Loans.  Administrative and Collateral Agent and each Lender is authorized to provide Loans based upon telephonic or other instructions received from anyone purporting to be an officer of Borrower or other authorized person or, at the discretion of Administrative and Collateral Agent or any Lender, if such Loans are necessary to satisfy any Obligations.  All requests for Loans hereunder shall specify the date on which the requested Loan is to be made (or in the case of Letter of Credit Accommodations, established), which day shall be a Business Day, and the amount of the requested Loan.  Requests received after 12:00 noon New York time on any day shall be deemed to have been made as of the opening of business on the immediately following Business Day.  Subject to all applicable provisions of the Agreement regarding the conditions to providing Loans, requests for Loans received prior to 12:00 noon New York time on a Business Day shall be made by the close of business on such Business Day.  All Loans under this Agreement shall be conclusively presumed to have been made to, and at the request of and for the benefit of, Borrower when deposited to the credit of Borrower or otherwise disbursed or established in accordance with the instructions of Borrower or in accordance with the terms and conditions of this Agreement.

6.7           Use of Proceeds.  Borrower shall use the initial proceeds of the Loans provided by or on behalf of Lenders to Borrower hereunder only for:  (a) payments to each of the Persons listed in the disbursement direction letter furnished by Borrower to Administrative and Collateral Agent on or about the date hereof and (b) costs, expenses and fees in connection with the preparation, negotiation, execution and delivery of this Agreement and the other Financing Agreements.  All other Loans made or provided by or on behalf of Lenders to Borrower pursuant to the provisions hereof shall be used by Borrower only for general operating, working capital and other proper corporate purposes of Borrower not otherwise prohibited by the terms hereof.  None of the proceeds will be used, directly or indirectly, for the purpose of purchasing or carrying any margin security or for the purposes of reducing or retiring any indebtedness which was originally incurred to purchase or carry any margin security or for any other purpose which might cause any of the Loans to be considered a “purpose credit” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, as amended.

6.8           Pro Rata Treatment.  Except to the extent otherwise provided in this Agreement:  (a) the making and conversion of Revolving Loans shall be made among the Revolving Loan Lenders based on their respective Pro Rate Shares thereof; and (b) each payment on account of any Obligations to or for the account of one or more of Lenders in respect of any Obligations due on a particular day shall be allocated among the Lenders entitled to such payments based on their respective Pro Rata Shares and shall be distributed accordingly.

6.9           Sharing of Payments, Etc.

(a)           Borrower agrees that, in addition to (and without limitation of) any right of setoff, banker’s lien or counterclaim any Agent or Lender may otherwise have, each Lender shall be entitled, at its option (but subject, as among Agents and Lenders, to the provisions of Section 6.9(b) hereof), to offset balances held by it for the account of Borrower at any of its offices, in dollars or in any other currency, against any principal of or interest on any Loans owed to such Lender or any other amount payable to such Lender hereunder, that is not paid when due (regardless of whether such balances are then due to Borrower), in which case it shall promptly notify Borrower and Administrative and Collateral Agent thereof; provided, that, such Lender’s failure to give such notice shall not affect the validity thereof.

(b)           If any Lender (including Administrative and Collateral Agent) shall obtain from Borrower payment of any principal of or interest on any Loan owing to it or payment of any other amount under this Agreement or any other Financing Agreement through the exercise (in accordance with the terms hereof) of any right of setoff, banker’s lien or counterclaim or similar right or otherwise (other than from Administrative and Collateral Agent as provided herein), and, as a result of such payment, such Lender shall have received more than its Pro Rata Share of the principal of the Loans or more than its share of such other amounts then due hereunder or thereunder by Borrower to such Lender than the percentage thereof received by any other Lender, it shall promptly pay to Administrative and Collateral Agent, for the benefit of Lenders, the amount of such excess and simultaneously purchase from such other Lenders a participation in the Loans or such other amounts, respectively, owing to such other Lenders (or such interest due thereon, as the case may be) in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all Lenders shall share the benefit of such excess payment (net of any expenses that may be incurred by such Lender in obtaining or preserving such excess payment) in accordance with their respective Pro Rata Shares or as otherwise agreed by Lenders.  To such end all Lenders shall make appropriate adjustments among themselves (by the resale of participation sold or otherwise) if such payment is rescinded or must otherwise be restored.

(c)           Borrower agrees that any Lender so purchasing a participation pursuant to subsection (b) above (or direct interest) may exercise, in a manner consistent with this Section, all rights of setoff, banker’s lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans or other amounts (as the case may be) owing to such Lender in the amount of such participation.

(d)           Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other Indebtedness or obligation of Borrower.  If, under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section applies, such Lender shall, to the extent practicable, assign such rights to Administrative and Collateral Agent, for itself and the ratable benefit of the Lenders and the Bank Product Providers, and, in any event, exercise its rights in respect of such secured claim in a manner consistent with the rights of Lenders entitled under this Section to share in the benefits of any recovery on such secured claim.

6.10         Settlement Procedures.

(a)           In order to administer the Credit Facility in an efficient manner and to minimize the transfer of funds between Administrative and Collateral Agent and Lenders, Administrative and Collateral Agent may, subject to the terms of this Section, make available, on behalf of Lenders, the full amount of the Loans requested or charged to Borrower’s loan account or otherwise to be advanced by Lenders pursuant to the terms hereof, without any requirement of prior notice to Lenders of the proposed Loans.

(b)           With respect to all Revolving Loans made by Administrative and Collateral Agent on behalf of Revolving Loan Lenders as provided in this Section, the amount of each Revolving Loan Lender’s Pro Rata Share of the outstanding Revolving Loans shall be computed weekly, and shall be adjusted upward or downward on the basis of the amount of the outstanding Revolving Loans as of 5:00 p.m. New York time on the Business Day immediately preceding the date of each settlement computation; provided, that, Administrative and Collateral Agent retains the absolute right at any time or from time to time to make the above described adjustments at intervals more frequent than weekly, but in no event more than twice in any week.  Administrative and Collateral Agent shall deliver to each of the Revolving Loan Lenders after the end of each week, or at such lesser period or periods as Administrative and Collateral Agent shall determine, a summary statement of the amount of outstanding Revolving Loans for such period (such week or lesser period or periods being hereinafter referred to as a “Settlement Period”).  If the summary statement is sent by Administrative and Collateral Agent and received by a Revolving Loan Lender prior to 2:00 p.m. New York time, then such Revolving Loan Lender shall make the settlement transfer described in this Section by no later than 2:00 p.m. New York time on the next Business Day following the date of receipt.  If, as of the end of any Settlement Period, the amount of a Lender’s Pro Rata Share of the outstanding Revolving Loans is more than such Lender’s Pro Rata Share of the outstanding Revolving Loans as of the end of the previous Settlement Period, then such Lender shall forthwith (but in no event later than the time set forth in the preceding sentence) transfer to Administrative and Collateral Agent by wire transfer in immediately available funds the amount of the increase.  Alternatively, if the amount of a Lender’s Pro Rata Share of the outstanding Revolving Loans in any Settlement Period is less than the amount of such Lender’s Pro Rata Share of the outstanding Revolving Loans for the previous Settlement Period, Administrative and Collateral Agent shall forthwith transfer to such Lender by wire transfer in immediately available funds the amount of the decrease.  The obligation of each of the Revolving Loan Lenders to transfer such funds and effect such settlement shall be irrevocable and unconditional and without recourse to or warranty by Administrative and Collateral Agent.  Each of Administrative and Collateral Agent and Revolving Loan Lenders agrees to mark its books and records at the end of each Settlement Period to show at all times the dollar amount of its Pro Rate Share of the outstanding Revolving Loans and Letter of Credit Accommodations.  Each Revolving Loan Lender shall only be entitled to receive interest on its Pro Rata Share of the Loans to the extent such Loans have been funded by such Lender.  Because the Administrative and Collateral Agent on behalf of Revolving Loan Lenders may be advancing and/or may be repaid Revolving Loans prior to the time when Lenders will actually advance and/or be repaid such Revolving Loans, interest with respect to Revolving Loans shall be allocated by Administrative and Collateral Agent in accordance with the amount of Revolving Loans actually advanced by and repaid to each Revolving Loan Lender and the Administrative and Collateral Agent and shall accrue from and including the date such Revolving Loans are so advanced to but excluding the date such Revolving Loans are either repaid by Borrower or actually settled with the applicable Lender as described in this Section.

(c)           To the extent that Administrative and Collateral Agent has made any such amounts available and the settlement described above shall not yet have occurred, upon repayment of any Loans by Borrower, Administrative and Collateral Agent may apply such amounts repaid directly to any amounts made available by any Administrative and Collateral Agent pursuant to this Section.  In lieu of weekly or more frequent settlements, Administrative and Collateral Agent may at any time require each Lender to provide Administrative and Collateral Agent with immediately available funds representing its Pro Rata Share of each Loan, prior to Administrative and Collateral Agent’s disbursement of such Loan to Borrower.  In such event, all Loans under this Agreement shall be made by the Lenders simultaneously and proportionately to their Pro Rata Shares.  No Lender shall be responsible for any default by any other Lender in the other Lender’s obligation to make a Loan requested hereunder nor shall the Revolving Loan Commitment of any Revolving Loan Lender be increased or decreased as a result of the default by any other Lender in the other Lender’s obligation to make a Loan hereunder.

(d)           If Administrative and Collateral Agent is not funding a particular Loan to Borrower pursuant to this Section on any day, Administrative and Collateral Agent may assume that each Lender will make available to Administrative and Collateral Agent such Lender’s Pro Rata Share of the Revolving Loan requested or otherwise made on such day and Administrative and Collateral Agent may, in its discretion, but shall not be obligated to, cause a corresponding amount to be made available to Borrower on such day.  If Administrative and Collateral Agent makes such corresponding amount available to Borrower and such corresponding amount is not in fact made available to Administrative and Collateral Agent by such Lender, Administrative and Collateral Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon for each day from the date such payment was due until the date such amount is paid to Administrative and Collateral Agent at the interest rate provided for in Section 3.1 hereof.  During the period in which such Lender has not paid such corresponding amount to Administrative and Collateral Agent, notwithstanding anything to the contrary contained in this Agreement or any of the other Financing Agreements, the amount so advanced by Administrative and Collateral Agent to Borrower shall, for all purposes hereof, be a Loan made by Administrative and Collateral Agent for its own account.  Upon any such failure by a Lender to pay Administrative and Collateral Agent, Administrative and Collateral Agent shall promptly thereafter notify Borrower of such failure and Borrower shall immediately pay such corresponding amount to Administrative and Collateral Agent for its own account.  A Lender who fails to pay Administrative and Collateral Agent its Pro Rata Share of any Loans made available by the Administrative and Collateral Agent on such Lender’s behalf, or any Lender who fails to pay any other amount owing to Administrative and Collateral Agent, is a “Defaulting Lender”.  Administrative and Collateral Agent shall not be obligated to transfer to a Defaulting Lender any payments made by or on behalf of Borrower or any Obligor to Administrative and Collateral Agent for the Defaulting Lender’s benefit, nor shall a Defaulting

Lender be entitled to the sharing of any payments hereunder.  Amounts payable to a Defaulting Lender shall instead be paid to or retained by Administrative and Collateral Agent.  Administrative and Collateral Agent may hold and, in its discretion, re-lend to Borrower the amount of all such payments received or retained by it for the account of such Defaulting Lender.  For purposes of voting or consenting to matters with respect to this Agreement and the other Financing Agreements and determining Pro Rata Shares, such Defaulting Lender shall be deemed not to be a Lender and such Defaulting Lender’s Revolving Loan Commitment shall be deemed to be zero (0).  This Section shall remain effective with respect to a Defaulting Lender until such default is cured.  The operation of this Section shall not be construed to increase or otherwise affect the Revolving Loan Commitment of any Lender, or relieve or excuse the performance by Borrower or any Obligor of their duties and obligations hereunder.

(e)           Nothing in this Section or elsewhere in this Agreement or the other Financing Agreements shall be deemed to require Administrative and Collateral Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its Revolving Loan Commitment hereunder or to prejudice any rights that Borrower may have against any Lender as a result of any default by any Lender hereunder in fulfilling its Revolving Loan Commitment.

6.11         Obligations Several; Independent Nature of Lenders’ Rights.  The obligation of each Lender hereunder is several, and no Lender shall be responsible for the obligation or commitment of any other Lender hereunder.  Nothing contained in this Agreement or any of the other Financing Agreements and no action taken by the Lenders pursuant hereto or thereto shall be deemed to constitute the Lenders to be a partnership, an association, a joint venture or any other kind of entity.  The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and subject to Section 12 hereof, each Lender shall be entitled to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

SECTION 7.                                COLLATERAL REPORTING AND COLLATERAL COVENANTS

7.1           Collateral Reporting.

(a)           Borrower shall provide Administrative and Collateral Agent with the following documents in a form satisfactory to Administrative and Collateral Agent:

(i)            on a monthly basis, a schedule of sales made, credits issued and cash received;

(ii)           as soon as possible after the end of each month (but in any event within ten (10) days after the end thereof), on a monthly basis, (A) perpetual inventory reports, (B) inventory reports by location and category (including identifying Inventory at locations owned and operated by third parties, inventory held by Borrower on consignment and Inventory of Borrower held by third Persons on consignment), (C) agings of accounts payable (and including information indicating the status of payments to owners and lessors of the leased premises of Borrower) and (D) agings of accounts receivable (together with a reconciliation to the previous month’s aging and general ledger);

(iii)          weekly, a detailed calculation of the Borrowing Base; provided, however, if at any time Excess Availability is less then $70,000,000 and until such time as Excess Availability has thereafter been $70,000,000 or more for 5 consecutive Business Days, Borrower shall provide Administrative and Collateral Agent with a detailed calculation of the Borrowing Base on a daily basis.

(iv)          upon Administrative and Collateral Agent’s reasonable request, (A) copies of customer statements, purchase orders, sales invoices and credit memos, remittance advices and reports, and copies of deposit slips and bank statements, (B) copies of shipping and delivery documents and (C) copies of purchase orders, invoices and delivery documents for Inventory and Equipment acquired by Borrower; and

(v)           such additional, interim or other reports, schedules and calculations (and backup documentation therefor) with regard to the Collateral as Administrative and  Collateral Agent may reasonably request from time to time.

(b)           If any of Borrower’s records or reports of the Collateral are prepared or maintained by an accounting service, contractor, shipper or other agent, Borrower hereby irrevocably authorizes such service, contractor, shipper or agent to deliver such records, reports, and related documents to Administrative and Collateral Agent as it may reasonably request and, at any time an Event of Default exists, to follow Administrative and Collateral Agent’s instructions with respect to further services at such time.

7.2           Accounts Covenants.

(a)           Borrower shall notify Administrative and Collateral Agent promptly of:  (i) any material delay in Borrower’s performance of any of its material obligations to any account debtor or the assertion of any claims, offsets, defenses or counterclaims by any account debtor, or any disputes with account debtors, or any settlement, adjustment or compromise thereof in excess of $1,500,000 in any one case or $2,500,000 in the aggregate at any one time; (ii) all material adverse information relating to the financial condition of any account debtor known to Borrower; and (iii) any event or circumstance which, to Borrower’s knowledge would cause Administrative and Collateral Agent to consider any then existing Accounts reported as part of the Borrowing Base as no longer constituting Eligible Accounts.  No credit, discount, allowance or extension or agreement for any of the foregoing shall be granted by Borrower to any account debtor without Administrative and Collateral Agent’s consent, except as generally consistent with the past practices of the Purchased Business or as set forth in the schedules delivered to Administrative and Collateral Agent pursuant to Section 7.1(a) above.  So long as no Event of Default exists or has occurred and is continuing, Borrower shall have the exclusive right to settle, adjust or compromise any claim, offset, counterclaim or dispute with any account debtor.  At any time that an Event of Default exists, Administrative and Collateral Agent shall, at its option, notify Borrower that it intends to, and thereafter shall, have the exclusive right to settle, adjust or compromise any claim, offset, counterclaim or dispute with account debtors or grant any credits, discounts or allowances.

(b)           With respect to each Account:  (i) the amounts shown on any invoice delivered to Administrative and Collateral Agent or schedule thereof delivered to Administrative and Collateral Agent shall be true and complete, (ii) no payments shall be made thereon except payments immediately deposited or remitted to a Collection Account or otherwise delivered to Administrative and Collateral Agent pursuant to the terms of this Agreement, (iii) in the case of Eligible Accounts there shall be no setoffs, deductions, contras, defenses, counterclaims or disputes existing or asserted with respect thereto except those generally consistent with the past practices of the Purchased Business or as reported to Administrative and Collateral Agent in accordance with the terms of this Agreement, and (iv) none of the transactions giving rise thereto will violate any applicable foreign, Federal, State, Provincial or local laws or regulations, all documentation relating thereto will be legally sufficient under such laws and regulations and all such documentation will be legally enforceable in accordance with its terms, except as enforceability thereof may be limited by insolvency laws affecting the rights of creditors generally.

(c)           Administrative and Collateral Agent shall have the right at any time or times (but, so long as no Default or Event of Default shall exist, subject to reasonable intervals consistent with Administrative and Collateral Agent’s customary practices), in the name of a nominee of Administrative and Collateral Agent, or if Administrative and Collateral Agent shall otherwise determine that it is necessary or desirable to do so, then in the name of Administrative and Collateral Agent, to verify the validity, amount or any other matter relating to any Account or other Collateral, by mail, telephone, facsimile transmission or otherwise.

7.3           Inventory Covenants.  With respect to the Inventory:  (a) Borrower shall at all times maintain inventory records reasonably satisfactory to Administrative and Collateral Agent, keeping correct and accurate records itemizing and describing the kind, type, quality and quantity of Inventory, Borrower’s cost therefor and daily withdrawals therefrom and additions thereto; (b) Borrower shall conduct a physical count of the Inventory at least once each year (which may be done by way of a cycle count), but at any time or times as Administrative and Collateral Agent may reasonably request during the existence of an Event of Default, and promptly following such physical inventory shall supply Administrative and Collateral Agent with a report in the form and with such specificity as may be reasonably satisfactory to Administrative and Collateral Agent concerning such physical count; (c) Borrower shall not remove any Inventory from the locations set forth or permitted herein, without the prior written consent of Administrative and Collateral Agent, except for sales of Inventory in the ordinary course of Borrower’s business and except to move Inventory directly from one location set forth or permitted herein to another such location and except for Inventory shipped from the manufacturer thereof to Borrower which is in transit to the locations set forth or permitted herein; (d) upon Administrative and Collateral Agent’s request, Borrower shall, at its expense, no more than once in any twelve (12) month period, but at any time or times as Administrative and Collateral Agent may request on or after an Event of Default, deliver or cause to be delivered to Administrative and Collateral Agent a full written appraisal as to the Inventory in form, scope and methodology reasonably acceptable to Administrative and Collateral Agent and by an appraiser acceptable to Administrative and Collateral Agent, addressed to Administrative and Collateral Agent and Lenders and upon which Administrative and Collateral Agent and Lenders are expressly permitted to rely; (e) Borrower shall produce, use, store and maintain the Inventory with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with applicable laws (including the requirements of the Federal Fair Labor Standards Act of 1938, as amended and all rules, regulations and orders related thereto);

(f) none of the Inventory or other Collateral constitutes farm products or the proceeds thereof; (g) Borrower will hold Agents and each Lender harmless from and indemnify each of them with respect to all liability arising from or relating to the production, use, sale or other disposition of the Inventory unless such liability arises from the gross negligence or willful misconduct of such Agent or Lender; (h) except as disclosed to Administrative and Collateral Agent in writing or to the extent accounted for in the determination of the Net Orderly Liquidation Value, Borrower shall not sell Inventory to any customer on approval, or any other basis which entitles the customer to return or may obligate Borrower to repurchase such Inventory (excluding customary warranty terms and returns accepted by Borrower in the ordinary course of business); (i) Borrower shall keep the Eligible Inventory in good and marketable condition; and (j) Borrower shall not, without prior written notice to Administrative and Collateral Agent or the specific identification of such Inventory with respect thereto provided by Borrower to Administrative and Collateral Agent pursuant to Section 7.1(a) hereof, acquire or accept any Inventory on consignment or approval.

7.4           Equipment and Real Property Covenants.  With respect to the Equipment and/or Real Property:  (a) upon Administrative and Collateral Agent’s request after an Event of Default, deliver or cause to be delivered to Administrative and Collateral Agent written appraisals as to the Equipment in form, scope and methodology acceptable to Administrative and Collateral Agent and by an appraiser acceptable to Administrative and Collateral Agent, addressed to Administrative and Collateral Agent and Lenders and upon which Administrative and Collateral Agent and Lenders are expressly permitted to rely; (b) except where failure to do so could not reasonably be expected to cause a Material Adverse Change, Borrower shall keep the Equipment in good order, repair, running and marketable condition (ordinary wear and tear excepted); (c) Borrower shall use the Equipment and Real Property with all commercially reasonable care and caution and in accordance with applicable standards of any insurance of Borrower and in conformity with all applicable laws; (d) the Equipment is and shall be used in Borrower’s business and not for personal, family, household or farming use; (e) Borrower shall not remove any Equipment from the locations set forth or permitted herein, except to the extent necessary to have any Equipment repaired or maintained in the ordinary course of the business of Borrower or to move Equipment directly from one location set forth or permitted herein to another such location and except for the movement of motor vehicles used by or for the benefit of Borrower in the ordinary course of business; (f) the Equipment is now and shall remain personal property and Borrower shall not permit any of the Equipment to be or become a part of or affixed to real property; and (g) Borrower assumes all responsibility and liability arising from the use of the Equipment and Real Property.

7.5           Power of Attorney.  Borrower hereby irrevocably designates and appoints Administrative and Collateral Agent (and all Persons designated by Administrative and Collateral Agent) as Borrower’s true and lawful attorney-in-fact, and authorizes Administrative and Collateral Agent, in Borrower’s or Administrative and Collateral Agent’s name, to:  (a) at any time an Event of Default exists or has occurred and is continuing (i) demand payment on Receivables or other Collateral, (ii) enforce payment of Receivables by legal proceedings or otherwise, (iii) exercise all of Borrower’s rights and remedies to collect any Receivable or other Collateral, (iv) sell or assign any Receivable upon such terms, for such amount and at such time or times as Administrative and Collateral Agent deems advisable, (v) settle, adjust, compromise, extend or renew an Account, (vi) discharge and release any Receivable, (vii) prepare, file and sign Borrower’s name on any proof of claim in bankruptcy or other similar document against an account debtor or other obligor in respect of any Receivables or other Collateral, (viii) notify the post office authorities to change the address for delivery of remittances from account debtors or other obligors in respect of Receivables or other proceeds of Collateral to an address designated by Administrative and Collateral Agent, and open and dispose of all mail addressed to Borrower and handle and store all mail relating to the Collateral; and (ix) do all acts and things which are necessary, in Administrative and Collateral Agent’s determination, to fulfill Borrower’s obligations under this Agreement and the other Financing Agreements and (b) at any time during a Blocked Account Activation Period or during the existence of an Event of Default, to (i) take control in any manner of any item of payment in respect of Receivables or constituting Collateral or otherwise received in or for deposit in the Blocked Accounts or otherwise received by Administrative and Collateral Agent or any Lender, (ii) have access to any lockbox or postal box into which remittances from account debtors or other obligors in respect of Receivables or other proceeds of Collateral are sent or received, (iii) endorse Borrower’s name upon any items of payment in respect of Receivables or constituting Collateral or otherwise received by or on behalf of Administrative and Collateral Agent or any Lender and deposit the same in Administrative and Collateral Agent’s or a Lender’s account for application to the Obligations, (iv) endorse Borrower’s name upon any chattel paper, document, instrument, invoice, or similar document or agreement relating to any Receivable or any goods pertaining thereto or any other Collateral, including any warehouse or other receipts, or bills of lading and other negotiable or non-negotiable documents, (v) clear Inventory the purchase of which was financed with Letter of Credit Accommodations through U.S. Customs or foreign export control authorities in Borrower’s name, Administrative and Collateral Agent’s name or the name of Administrative and Collateral Agent’s designee, and to sign and deliver to customs officials powers of attorney in Borrower’s name for such purpose, and to complete in Borrower’s or Administrative and Collateral Agent’s name, any order, sale or transaction, obtain the necessary documents in connection therewith and collect the proceeds thereof, (vi) sign Borrower’s name on any verification of Receivables and notices thereof to account debtors or any secondary obligors or other obligors in respect thereof.  Borrower hereby releases Administrative and Collateral Agent and each Lender and its officers, employees and designees from any liabilities arising from any act or acts under this power of attorney and in furtherance thereof, whether of omission or commission, except as a result of Administrative and Collateral Agent’s or such Lender’s own gross negligence or willful misconduct as determined pursuant to a final non-appealable order of a court of competent jurisdiction.

7.6           Right to Cure.  Administrative and Collateral Agent may, at its option, (a) upon reasonable prior notice to Borrower, cure any default by Borrower under any material agreement with a third party that affects the Collateral, its value or the ability of Administrative and Collateral Agent or any Lender to collect, sell or otherwise dispose of the Collateral or the rights and remedies of Administrative and Collateral Agent or any Lender therein or the ability of Borrower to perform its obligations hereunder or under the other Financing Agreements, (b) upon reasonable prior notice to Borrower, pay or bond on appeal any judgment entered against Borrower, (c) after failure by Borrower to do so pursuant to the terms of this Agreement, discharge taxes, liens, security interests or other encumbrances at any time levied on or existing with respect to the Collateral and (d) upon reasonable prior notice to Borrower, pay any amount, incur any expense or perform any act which, in Administrative and Collateral Agent’s judgment, is necessary or appropriate to preserve, protect, insure or maintain the Collateral and the rights of

Administrative and Collateral Agent and Lenders with respect thereto.  Administrative and Collateral Agent and Lenders may add any amounts so expended to the Obligations and charge Borrower’s account therefor, such amounts to be repayable by Borrower on demand.  Administrative and Collateral Agent and Lenders shall be under no obligation to effect such cure, payment or bonding and shall not, by doing so, be deemed to have assumed any obligation or liability of Borrower.  Any payment made or other action taken by Administrative and Collateral Agent or any Lender under this Section shall be without prejudice to any right to assert an Event of Default hereunder and to proceed accordingly.

7.7           Access to Premises.  From time to time as reasonably requested by Administrative and Collateral Agent, at the cost and expense of Borrower (subject to applicable limitations thereon set forth in this Agreement, including Section 9.20 hereof), (a) Administrative and Collateral Agent or its designee shall have complete access to all of Borrower’s premises during normal business hours and after not less than 2 Business Days’ notice to Borrower, or at any time and without notice to Borrower if an Event of Default exists or has occurred and is continuing, for the purposes of inspecting, verifying and auditing the Collateral and all of Borrower’s books and records, including the Records, and (b) Borrower shall promptly furnish to Administrative and Collateral Agent such copies of such books and records or extracts therefrom as Administrative and Collateral Agent may reasonably request, and (c) Administrative and Collateral Agent or its designee may use during normal business hours such of Borrower’s personnel, equipment, supplies and premises as may be reasonably necessary for the foregoing and if an Event of Default exists or has occurred and is continuing for the collection of Receivables and realization of other Collateral.

SECTION 8.                                REPRESENTATIONS AND WARRANTIES

Borrower hereby represents and warrants to Agents and Lenders the following (which shall survive the execution and delivery of this Agreement), the truth and accuracy of which are a continuing condition to providing Loans to Borrower:

8.1           Corporate Existence; Power and Authority.  Borrower is a corporation duly organized and in good standing under the laws of its state of incorporation and is duly qualified as a foreign or extra provincial corporation and in good standing in all states or other jurisdictions where the nature and extent of the business transacted by it or the ownership of assets makes such qualification necessary, except for those jurisdictions in which the failure to so qualify would not cause a Material Adverse Change.  The execution, delivery and performance of this Agreement, the other Financing Agreements and the transactions contemplated hereunder and thereunder (a) are all within Borrower’s corporate powers, (b) have been duly authorized, (c) are not in contravention of law or the terms of Borrower’s certificate of incorporation, by-laws, or other organizational documentation, or any indenture, agreement or undertaking to which Borrower is a party or by which Borrower or its property are bound and (d) will not result in the creation or imposition of, or require or give rise to any obligation to grant, any lien, security interest, charge or other encumbrance upon any property of Borrower except pursuant to the Financing Agreements and the Term Loan Agreement.  This Agreement and the other Financing Agreements constitute legal, valid and binding obligations of Borrower enforceable in accordance with their respective terms except as such enforceability may be limited by bankruptcy, insolvency, moratorium or similar laws limiting creditors’ rights generally or by general equitable principles.

8.2           Name; State of Organization; Chief Executive Office; Collateral Locations.

(a)           The exact legal name of Borrower is as set forth on the signature pages of this Agreement and in the Information Certificate.  Borrower has not, during the five years immediately prior to the date of this Agreement, been known by or used any other corporate or fictitious name or been a party to any merger or consolidation, or acquired all or substantially all of the assets of any Person, or acquired any of its property or assets out of the ordinary course of business, except as set forth in the Information Certificate.

(b)           Borrower is an organization of the type and organized in the jurisdiction set forth in the Information Certificate.  The Information Certificate accurately sets forth the organizational identification number of Borrower or accurately states that Borrower has none and accurately sets forth the federal employer identification number of Borrower.

(c)           The chief executive office and mailing address of Borrower and Borrower’s Records concerning Accounts are located only at the address identified as such in the Information Certificate and its only other places of business and the only other locations of Collateral, if any, are the addresses set forth in such Information Certificate, subject to the right of Borrower to establish new locations in accordance with Section 9.2 below.  The Information Certificate correctly identifies any of such locations which are not owned by Borrower and sets forth the owners and/or operators thereof.

8.3           Financial Statements.  All financial statements relating to Borrower which have been or may hereafter be delivered by Borrower to Agents or any Lender have been prepared in accordance with GAAP (except as to any interim financial statements, to the extent such statements are subject to normal year-end adjustments and do not include any notes) and fairly present the financial condition and the results of operation of Borrower as at the dates and for the periods set forth therein.

8.4           Priority of Liens; Title to Properties.  The security interests and liens granted to Administrative and Collateral Agent, for itself and the ratable benefit of the Lenders and the Bank Product Providers, under this Agreement and the other Financing Agreements constitute valid and perfected first priority liens and security interests in and upon the Collateral subject only to the liens indicated on Schedule 8.4 hereto and the other liens permitted under Section 9.8 hereof.  Borrower has good and marketable fee simple title to or valid leasehold interests in all of its Real Property and good, valid and merchantable title to all of its other properties and assets subject to no liens, mortgages, pledges, security interests, encumbrances or charges of any kind, except those granted to Administrative and Collateral Agent, for itself and the ratable benefit of the Lenders and the Bank Product Providers, and such others as are specifically listed on Schedule 8.4 hereto or permitted under Section 9.8 hereof.

8.5           Tax Returns.  Except where failure to do so would not cause a Material Adverse Change, Borrower has filed, or caused to be filed, in a timely manner all tax returns, reports and declarations which are required to be filed by it.  All information in such tax returns, reports and declarations is complete and accurate in all material respects.  Except where failure to do so would not cause a Material Adverse Change, Borrower has paid or caused to be paid all taxes due and payable or claimed due and payable in any assessment received by it, except taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to Borrower and with respect to which adequate reserves have been set aside on its books.  Adequate provision has been made for the payment of all accrued and unpaid Federal, State, Provincial, county, local, foreign and other taxes whether or not yet due and payable and whether or not disputed.

8.6           Litigation.  Except as set forth in the Information Certificate, there is no present investigation by any Governmental Authority pending, or to the best of Borrower’s knowledge threatened, against or affecting Borrower, its assets or business and there is no action, suit, proceeding or claim by any Person pending, or to the best of Borrower’s knowledge threatened, against Borrower or its assets or goodwill, or against or affecting any transactions contemplated by this Agreement, which if adversely determined against Borrower would cause a Material Adverse Change.

8.7           Compliance with Other Agreements and Applicable Laws.  Borrower is not in default under, or in violation of any of the terms of, any agreement, contract, instrument, lease or other commitment to which it is a party or by which it or any of its assets are bound where such default or violation could reasonably be expected to cause a Material Adverse Change, and, except where failure to do so would not cause a Material Adverse Change, Borrower is in compliance with all applicable provisions of laws, rules, regulations, licenses, permits, approvals and orders of any foreign, Federal, State, Provincial or local Governmental Authority.

8.8           Environmental Compliance.

(a)           Except as set forth on Schedule 8.8 hereto, to the best of Borrower’s knowledge, neither Borrower nor any of its Subsidiaries has generated, used, stored, treated, transported, handled, disposed of or arranged for the disposal of any Hazardous Materials, on or off its premises (whether or not owned by it) in any manner which at any time violates any applicable Environmental Law or any license, permit, certificate, approval or similar authorization thereunder and the operations of Borrower and Borrower’s Subsidiaries complies in all respects with all Environmental Laws and all licenses, permits, certificates, approvals and similar authorizations thereunder except, in each case, where such violation or non-compliance could not reasonably be expected to cause a Material Adverse Change.

(b)           Except as set forth on Schedule 8.8 hereto, there has been no investigation, proceeding, complaint, order, directive, claim, citation or written notice by any Governmental Authority or any other person nor is any pending or to the best of Borrower’s knowledge threatened, with respect to any material violation of the requirements of any Environmental Law by Borrower or any Subsidiary of Borrower or the release, spill or discharge, threatened or actual, of any Hazardous Material or the generation, use, storage, treatment, transportation, handling or disposal of any Hazardous Materials in material violation of any Environmental Law or any other environmental matter, which has caused or could reasonably be expected to cause a Material Adverse Change.

(c)           To the best of Borrower’s knowledge, neither Borrower nor any of its Subsidiaries has any material liability (contingent or otherwise) in connection with a release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials in material violation of any Environmental Law which has caused or could reasonably be expected to cause a Material Adverse Change.

(d)           Borrower and its Subsidiaries have all licenses, permits, certificates, approvals or similar authorizations required to be obtained or filed in connection with the operations of Borrower under any Environmental Law where failure to obtain such permits has caused or could reasonably be expected to cause a Material Adverse Change and all of such licenses, permits, certificates, approvals or similar authorizations are valid and in full force and effect where failure to have such permits has caused or could reasonably be expected to cause a Material Adverse Change.

8.9           Employee Benefits.

(a)           Each Plan is in substantial compliance with the applicable provisions of ERISA, the Code and other Federal or State law.  Each Plan which is intended to qualify under Section 401(a) of the Code has received or Borrower will file an application to receive a favorable determination letter from the Internal Revenue Service within the remedial amendment period prescribed by Section 401(b) of the Code and to the best of Borrower’s knowledge, nothing has occurred which would cause the loss of such qualification.  Borrower and its ERISA Affiliates have made all required contributions to any Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.  As of December 31, 2003, the liabilities of all Plans subject to Title IV of ERISA did not exceed the assets of all such Plans by more than $17,500,000 (determined in accordance with the assumptions used for Plan termination by the Pension Benefit Guaranty Corporation).

(b)           There are no pending, or to the best of Borrower’s knowledge, threatened, claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan.

(c)           (i)            No ERISA Event has occurred or is reasonably expected to occur; (ii) neither Borrower nor any of its ERISA Affiliates have incurred or reasonably expect to incur, any material liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA and any contributions to be made timely under the Code and ERISA); (iii) neither Borrower nor any of its ERISA Affiliates have incurred or reasonably expect to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (iv) neither Borrower nor any of its ERISA Affiliates have engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

8.10         Bank Accounts.  All of the deposit accounts, investment accounts or other accounts in the name of or used by Borrower maintained at any bank or other financial institution are set forth in the Information Certificate of Borrower, subject to the right of Borrower to establish new accounts in accordance with Section 5.2 hereof.

8.11         Intellectual Property.  To the best of Borrower’s knowledge, Borrower owns or licenses or otherwise has the right to use all Intellectual Property necessary for the operation of its business as presently conducted or proposed to be conducted.  As of the date hereof, Borrower has no Intellectual Property registered, or subject to pending applications, in the United States Patent and Trademark Office or any similar office or agency in the United States, any State thereof, any political subdivision thereof or in any other country, other than those described in the Information Certificate and has not granted any material written licenses with respect thereto other than as set forth in such Information Certificate.  To the best of Borrower’s knowledge, no event has occurred which permits or would permit after notice or passage of time or both, the revocation, suspension or termination of such rights.  To the best of Borrower’s knowledge, no slogan or other advertising device, product, process, method, substance or other Intellectual Property or goods bearing or using any Intellectual Property presently contemplated to be sold by or employed by Borrower infringes any patent, trademark, servicemark, tradename, copyright, license or other Intellectual Property owned by any other Person presently and no claim or litigation is pending or threatened in writing against or affecting Borrower contesting its right to sell or use any such Intellectual Property.  The Information Certificate sets forth all Material Contracts of Borrower pursuant to which Borrower has a license or other right to use any trademarks, logos, designs, representations or other Intellectual Property owned by another person as in effect on the date hereof and the dates of the expiration of such agreements or other arrangements of Borrower as in effect on the date hereof (collectively, together with such agreements or other arrangements as may be entered into by Borrower after the date hereof, collectively, the “License Agreements” and individually, a “License Agreement”).  No trademark, servicemark or other Intellectual Property currently used by Borrower which is owned by another person, or owned by Borrower subject to any security interest, lien, collateral assignment, pledge or other encumbrance in favor of any person other than Administrative and Collateral Agent, for itself and the ratable benefit of the Lenders and the Bank Product Providers, or any other lien or security interest permitted under this Agreement, is affixed to any Eligible Inventory, except to the extent Administrative and Collateral Agent has received Licensor Agreement with respect thereto or would otherwise be permitted to sell or dispose of such Inventory under applicable laws.

8.12         Subsidiaries; Affiliates; Capitalization; Solvency.

(a)           Borrower has no direct or indirect Subsidiaries or Affiliates (other than Sponsor Portfolio Companies) and is not engaged in any joint venture or partnership except as set forth in the Information Certificate, subject to the right of Borrower to form or acquire Subsidiaries in accordance with Section 9.10 hereof.

(b)           Borrower is the record and beneficial owner of all of the issued and outstanding shares of Capital Stock of each of the Subsidiaries listed in the Information Certificate as being owned by Borrower and there are no proxies, irrevocable or otherwise, with respect to such shares and no equity securities of any of such Subsidiaries are or may become required to be issued by reason of any options, warrants, rights to subscribe to, calls or commitments of any kind or nature and there are no contracts, commitments, understandings or arrangements by which any such Subsidiary is or may become bound to issue additional shares of it Capital Stock or securities convertible into or exchangeable for such shares.

(c)           As of the date hereof, the issued and outstanding shares of Capital Stock of Borrower are directly and beneficially owned and held by the Persons indicated in the Information Certificate, and in each case all of such shares have been duly authorized and are fully paid and non-assessable, free and clear of all claims, liens, pledges and encumbrances of any kind, except as disclosed in writing to Agents prior to the date hereof.

(d)           Borrower is Solvent and will continue to be Solvent after the creation of the Obligations, the security interests of Administrative and Collateral Agent, for itself and the ratable benefit of the Lenders and the Bank Product Providers, and the other transaction contemplated hereunder.

8.13         Labor Disputes.

(a)           Set forth on Schedule 8.13 hereto is a list (including dates of termination) of all collective bargaining or similar agreements between or applicable to Borrower and any union, labor organization or other bargaining agent in respect of the employees of Borrower on the date hereof.

(b)           There is (i) no significant unfair labor practice complaint pending against Borrower or, to the best of Borrower’s knowledge, threatened against it, before the National Labor Relations Board, and no significant grievance or significant arbitration proceeding arising out of or under any collective bargaining agreement is pending on the date hereof against Borrower or, to best of Borrower’s knowledge, threatened against it, and (ii) no significant strike, labor dispute, slowdown or stoppage is pending against Borrower or, to the best of Borrower’s knowledge, threatened against Borrower.

8.14         Restrictions on Subsidiaries.  Except for restrictions contained in this Agreement or any other agreement with respect to Indebtedness of Borrower permitted hereunder as in effect on the date hereof, there are no contractual or consensual restrictions in any Material Contract or charter document of Borrower or any of its Subsidiaries which prohibit or otherwise restrict (a) the transfer of cash or other assets (i) between Borrower and any of its Subsidiaries or (ii) between any Subsidiaries of Borrower or (b) the ability of Borrower or any of its Subsidiaries to incur Indebtedness or grant security interests to Administrative and Collateral Agent, for itself and the ratable benefit of the Lenders and the Bank Product Providers, in the Collateral.

8.15         Material Contracts.  Schedule 8.15 hereto sets forth all Material Contracts to which Borrower is a party or is bound as of the date hereof.  Borrower has delivered true, correct and complete copies of such Material Contracts to Agents on or before the date hereof.  Borrower is not in breach of or in default under any Material Contract and has not received any notice of the intention of any other party thereto to terminate any Material Contract (except where such breach, default or termination would not cause a Material Adverse Change).

8.16         Payable Practices.  Except as disclosed to Administrative and Collateral Agent in writing, Borrower has not made any material change in the historical accounts payable practices of the Purchased Business from those generally in effect immediately prior to the date hereof.

8.17         Acquisition of Purchased Assets.

(a)           The Purchase Agreements and the transactions contemplated thereunder have been duly executed, delivered and performed by the Borrower (or its Affiliates or Subsidiaries) and, to its knowledge, the Seller, in accordance with their terms in all material respects, including the fulfillment (not merely the waiver, except as may be disclosed to Agents) of all conditions precedent set forth therein and giving effect to the terms of the Purchase Agreements and the assignments to be executed and delivered by Seller (or any of its Affiliates or Subsidiaries) thereunder, Borrower acquired and has good and marketable title to the Purchased Assets, free and clear of all claims, liens, pledges and encumbrances of any kind, except as permitted hereunder.

(b)           All actions and proceedings (other than obtaining any consents thereto where failure to do so would not cause a Material Adverse Effect), required by the Purchase Agreements, applicable law or regulation (including, but not limited to, compliance with the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976, as amended, and any similar laws of Canada regarding sales of assets or combinations of business entities) have been taken and the transactions required thereunder have been duly and validly taken and consummated.

(c)           No court of competent jurisdiction has issued any injunction, restraining order or other order which prohibits consummation of the transactions described in the Purchase Agreements and no governmental or other action or proceeding has, to Borrower’s knowledge, been threatened or commenced, seeking any injunction, restraining order or other order which seeks to void or otherwise modify the transactions described in the Purchase Agreements, all consents thereto from all applicable Governmental Authorities and other third parties, except where failure to obtain would not cause a Material Adverse Change, have been obtained and all waiting periods imposed by applicable law with regard thereto have expired.

(d)           Borrower has delivered, or caused to be delivered, to Agents, true, correct and complete copies of the Purchase Agreements.  The Purchase Agreements have not been amended, supplemented, waived or otherwise modified in any material respect without, in the case of the Purchase Agreements, the prior written consent of Agents if such amendment, supplement, waiver or other modification would, as determined by the Agents in their reasonable discretion, cause a Material Adverse Change.  No material default exists under any Purchase Agreement by Borrower or, to Borrower’s knowledge, Seller.

8.18         Accuracy and Completeness of Information.  All information furnished by or on behalf of Borrower in writing to any Agent or any Lender in connection with this Agreement or any of the other Financing Agreements or any transaction contemplated hereby or thereby, including all information on the Information Certificate, is true and correct in all material respects on the date as of which such information is dated or certified and does not, taken as a whole, omit any material fact necessary in order to make such information not misleading.  To the extent Borrower furnishes any projections of the financial position and results of operations of Borrower and its Subsidiaries for, or as at the end of, certain future periods, such projections were believed at the time furnished to be reasonable, have been or will have been prepared on a reasonable basis and in good faith by Borrower and have been or will be based on assumptions believed by Borrower to be reasonable at the time made and upon the best information then reasonably available to Borrower.

8.19         Survival of Warranties; Cumulative.  All representations and warranties contained in this Agreement or any of the other Financing Agreements shall survive the execution and delivery of this Agreement and shall be deemed to have been made again to Agents and Lenders on the date of each additional borrowing or other credit accommodation hereunder and shall be conclusively presumed to have been relied on by Agents and Lenders regardless of any investigation made or information possessed by any Agent or Lender.  The representations and warranties set forth herein shall be cumulative and in addition to any other representations or warranties which Borrower shall now or hereafter give, or cause to be given, to any Agent or Lender.

SECTION 9.                                AFFIRMATIVE AND NEGATIVE COVENANTS

9.1           Maintenance of Existence.

(a)           Except as otherwise permitted under the terms of this Agreement, Borrower shall at all times preserve, renew and keep in full, force and effect its corporate existence and rights and franchises with respect thereto and maintain in full force and effect all permits, licenses, trademarks, tradenames, approvals, authorizations, leases and contracts necessary to carry on the business as presently or proposed to be conducted.

(b)           Borrower shall not change its name unless each of the following conditions is satisfied:  (i) Administrative and Collateral Agent shall have received not less than thirty (30) days prior written notice from Borrower of such proposed change in its corporate name, which notice shall accurately set forth the new name; and (ii) Administrative and Collateral Agent shall have received a copy of the amendment to the Certificate of Incorporation of Borrower providing for the name change certified by the Secretary of State of the jurisdiction of incorporation or organization of Borrower as soon as it is available.

(c)           Borrower shall not change its chief executive office or its mailing address or organizational identification number (or if it does not have one, shall not acquire one) unless Administrative and Collateral Agent shall have received not less than thirty (30) days’ prior written notice from Borrower of such proposed change, which notice shall set forth such information with respect thereto as Administrative and Collateral Agent may require and Administrative and Collateral Agent shall have received such agreements as Administrative and Collateral Agent may reasonably require in connection therewith.  Borrower shall not change its type of organization, jurisdiction of organization or other legal structure without the prior written consent of Administrative and Collateral Agent, such consent not to be unreasonably withheld, conditioned or delayed.

9.2           New Collateral Locations.  Borrower may only establish new locations of its business or Collateral so long as such new location is within the United States of America and provided Borrower (a) gives Administrative and Collateral Agent thirty (30) days prior written notice from Borrower of the intended opening of any such new location and (b) executes and delivers, or causes to be executed and delivered, to Administrative and Collateral Agent such agreements, documents, and instruments as Administrative and Collateral Agent may deem necessary or desirable to protect its interests in the Collateral at such location; provided, however, Borrower shall not be required to comply with the provisions of this Section 9.2 to the extent (x) such new location of Collateral is within the United States of America, (y) such new location of Collateral is not leased or otherwise controlled by Borrower and (z) if such new and un-reported location(s) contain(s) Collateral having a value in excess of $3,750,000 for any one location or $7,500,000 in the aggregate for all such locations, Borrower has provided Administrative and Collateral Agent with five (5) days prior written notice of the intended opening of a such new location.

9.3           Compliance with Laws, Regulations, Etc.

(a)           Borrower shall, and shall cause each of its Subsidiaries to, at all times, comply with all laws, rules, regulations, licenses, permits, approvals and orders applicable to it and duly observe all requirements of any foreign, Federal, State or local Governmental Authority except where failure to do so could not reasonably be expected to cause a Material Adverse Change.

(b)           Borrower shall give written notice to Administrative and Collateral Agent promptly upon Borrower’s receipt of any notice of, or Borrower’s otherwise obtaining knowledge of, (i) the occurrence of any event involving the release, spill or discharge, threatened or actual, of any Hazardous Material in material violation of any Environmental Law which is required by law to be reported to the Governmental Authority having jurisdiction over such event or (ii) any investigation, proceeding, complaint, order, directive, claims, citation or written notice with respect to:  (A) any material violation of any applicable Environmental Law by Borrower or (B) the release, spill or discharge, threatened or actual, of any Hazardous Material other than in the ordinary course of business and other than as permitted under any applicable Environmental Law.  Copies of all material environmental surveys, audits, assessments, feasibility studies and results of remedial investigations conducted by or on behalf of Borrower shall be promptly furnished, or caused to be furnished, by Borrower to Administrative and Collateral Agent.  Borrower shall take all reasonably prompt and appropriate action to respond to any non-compliance with any of the Environmental Laws and shall regularly report to Administrative and Collateral Agent on material activities or events composing such response.

(c)           Without limiting the generality of the foregoing, whenever Administrative and Collateral Agent reasonably determines that there is material violation, or any condition which requires any action by or on behalf of Borrower in order to avoid any violation, of any Environmental Law which could reasonably be expected to cause a Material Adverse Change, Borrower shall, at Administrative and Collateral Agent’s request and Borrower’s expense:  (i) cause an independent environmental engineer acceptable to Administrative and Collateral Agent to conduct such tests or studies of the site where Borrower’s material violation or alleged material violation of such Environmental Laws has occurred as may be appropriate and as to such material violation, prepare and deliver to Administrative and Collateral Agent a report setting forth the results of such tests or studies, a proposed plan for responding to any environmental problems described therein, and an estimate of the costs thereof and (ii) provide to Administrative and Collateral Agent a supplemental report of such engineer whenever the scope of such material violation, or Borrower’s response thereto or the estimated costs thereof, shall change in any material respect.

(d)           Borrower shall indemnify and hold harmless Agents, Lenders and their respective directors, officers, employees, agents, invitees, representatives, successors and assigns, from and against any and all losses, claims, damages, liabilities, costs, and expenses (including attorneys’ fees and legal expenses) directly or indirectly arising out of or attributable to the use, generation, manufacture, reproduction, storage, release, threatened release, spill, discharge, disposal or presence of a Hazardous Material, including the costs of any required or necessary repair, cleanup or other remedial work with respect to any property of Borrower and the preparation and implementation of any closure, remedial or other required plans; provided, however, Borrower need not indemnity any such Person for losses, claims, damages, liabilities costs or expenses arising from such Person’s gross negligence or willful misconduct.  All representations, warranties, covenants and indemnifications in this Section 9.3 shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

9.4           Payment of Taxes and Claims.  Borrower shall, and shall cause each of its Subsidiaries to, duly pay and discharge all taxes, assessments, contributions and governmental charges upon or against it or its properties or assets, except (i) for taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to Borrower or such Subsidiary, as the case may be and with respect to which adequate reserves have been set aside on its books in accordance with GAAP and (ii) as could not reasonably be expected to cause a Material Adverse Change.

9.5           Insurance.  Borrower shall, and shall cause each Obligor to, at all times, maintain with financially sound and reputable insurers insurance with respect to the Collateral against loss or damage and all other insurance of the kinds and in the amounts customarily insured against or carried by corporations of established reputation engaged in the same or similar businesses and similarly situated.  Said policies of insurance shall be reasonably satisfactory to Administrative and Collateral Agent as to form, amount and insurer.  Borrower shall furnish certificates, policies or endorsements to Administrative and Collateral Agent as Administrative and Collateral Agent shall require as proof of such insurance, and, if Borrower fails to do so, Administrative and Collateral Agent is authorized, but not required, to obtain such insurance at the expense of Borrower.  All such policies shall provide for at least 10 days prior written notice to Administrative and Collateral Agent of any cancellation or reduction of coverage due to non-payment of premiums and at least 30 days prior written notice to Administrative and Collateral Agent of any other cancellation or reduction of coverage and that Administrative and Collateral Agent may act as attorney for Borrower in obtaining, and at any time an Event of Default exists or has occurred and is continuing, adjusting, settling, amending and canceling such insurance.  Borrower shall cause Administrative and Collateral Agent to be named as a loss payee for property and casualty insurance and an additional insured for liability insurance (but without any liability for any premiums) under such insurance policies of Borrower and Obligors and Borrower shall obtain non-contributory lender’s loss payable endorsements to all such insurance policies in form and substance satisfactory to Administrative and Collateral Agent.  Such lender’s loss payable endorsements shall specify that the proceeds of such insurance shall be payable to Administrative and Collateral Agent, for itself and the ratable benefit of the Lenders and the Bank Product Providers, as its interests may appear and further specify that Administrative and Collateral Agent shall be paid regardless of any act or omission by any relevant Person.  At its option, Administrative and Collateral Agent may (a) apply any insurance proceeds received by Administrative and Collateral Agent with respect to Accounts, Inventory or, to the extent permitted under the terms of the Term Loan Intercreditor Agreement, any other assets or events, at any time to the cost of repairs or replacement of Collateral and/or to payment of the Obligations, whether or not then due, in any order and in such manner as Administrative and Collateral Agent may determine or hold such proceeds as cash collateral for the Obligations or (b) if an Event of Default then exists, apply any insurance proceeds permitted to be received by Administrative and Collateral Agent under the terms of the Term Loan Intercreditor Agreement to the cost of repairs or replacement of Collateral and/or to payment of the Obligations, whether or not then due, in any order and in such manner as Administrative and Collateral Agent may determine or hold such proceeds as cash collateral for the Obligations.  Upon application of such proceeds to the Obligations, Loans may be available subject and pursuant to the terms hereof to be used for the costs of repair or replacement of the Collateral lost or damages resulting in the payment of such insurance proceeds.  So long as no Event of Default exists, all other insurance proceeds may be collected by Borrower.

9.6           Financial Statements and Other Information.

(a)           Borrower shall, and shall cause each of its Subsidiaries to, keep proper books and records in which true and complete entries shall be made of all dealings or transactions of or in relation to the Collateral and the business of Borrower and its Subsidiaries in accordance with GAAP.  Borrower shall promptly furnish to Administrative and Collateral Agent any and all financial or other information as Administrative and Collateral Agent may reasonably request relating to the Collateral and the assets, business and operations of Borrower, and to notify the auditors and accountants of Borrower that Administrative and Collateral Agent is authorized to obtain such information directly from them.  Without limiting the foregoing, Borrower shall furnish or cause to be furnished to Administrative and Collateral Agent, the following:  (i) within thirty (30) days after the end of each fiscal month (or within forty-five (45) days if such fiscal month end is also a fiscal quarter end), unaudited consolidated financial statements (including in each case balance sheets, statements of income and loss, statements of cash flow, and statements of shareholders’ equity), all in reasonable detail, fairly presenting the financial position and the results of the operations of Borrower and its Subsidiaries as of the end of and through such fiscal month (or quarter), certified to be correct by the chief financial officer of Borrower, subject to normal year-end adjustments and lack of footnotes and, if a Compliance Period is then in effect, accompanied by a compliance certificate substantially in the form of Exhibit C hereto, along with a schedule in form reasonably satisfactory to Administrative and Collateral Agent of the calculations used in determining, as of the end of such month (or quarter), whether Borrower was in compliance with the covenants set forth in Section 9.17 of this Agreement for such month (or quarter); and (ii) within ninety (90) days after the Closing Date for fiscal year 2003 and within ninety (90) days after the end of such fiscal year for each fiscal year thereafter, audited consolidated financial statements of Borrower and its Subsidiaries (including in each case balance sheets, statements of income and loss, statements of cash flow and statements of shareholders’ equity), and the accompanying notes thereto, all in reasonable detail, fairly presenting the financial position and the results of the operations of Borrower and its Subsidiaries as of the end of and for such fiscal year, together with (A) the unqualified opinion of independent certified public accountants, which accountants shall be an independent accounting firm selected by Borrower and reasonably acceptable to Administrative and Collateral Agent, that such financial statements have been prepared in accordance with GAAP, and present fairly the results of operations and financial condition of Borrower and its Subsidiaries as of the end of and for the fiscal year then ended and (B) any management letters that may be issued with regard to the Borrower.

(b)           Borrower shall promptly notify Administrative and Collateral Agent in writing of the details of (i) any loss, damage, investigation, action, suit, proceeding or claim relating to the Collateral, or any other property which is security for the Obligations, which constitutes a Material Adverse Change, (ii) any Material Contract of Borrower being terminated (where such termination would cause a Material Adverse Change) or amended (in any way that would materially and adversely alter Borrower’s rights or obligations thereunder, in which event Borrower shall provide Administrative and Collateral Agent a copy of such amendment) or any new Material Contract being entered into (in which event Borrower shall provide Administrative and Collateral Agent with a copy of such new Material Contract or amendment), (iii) any order, judgment or decree in excess of Five Million Dollars ($5,000,000) having been entered against Borrower or any of its properties or assets, (iv) any notification of the violation of any laws or regulation received by Borrower where such violation could reasonably be expected to cause a Material Adverse Change, (v) any ERISA Event, (vi) the occurrence of any Default or Event of Default and (vii) any notice of a material default or of termination received by Borrower with respect to any Purchase Agreement or Affiliate Lease.

(c)           Borrower shall promptly after the sending or filing thereof furnish or cause to be furnished to Administrative and Collateral Agent copies of all reports which Borrower sends to its stockholders generally and copies of all reports and registration statements which Borrower files with the Securities and Exchange Commission, any national securities exchange or the National Association of Securities Dealers, Inc.

(d)           Borrower shall furnish or cause to be furnished to Administrative and Collateral Agent such information with respect to the Collateral and the business of Borrower, as Administrative and Collateral Agent may reasonably request, including, without limitation, at least 30 days before the beginning of Borrower’s fiscal year, updated projections for such fiscal year (including balance sheets and statements of operations, stockholders’ equity and cash flows and Borrowing Base and Excess Availability projections on a month-by-month basis).  Agents and Lenders are hereby authorized to deliver a copy of any financial statement or any other information relating to Borrower to any court or other Governmental Authority, Affiliate of any Agent or any Lender or to any Participant or assignee or prospective Participant or assignee.  Borrower hereby irrevocably authorizes and directs all accountants or auditors to deliver to Administrative and Collateral Agent, at Borrower’s expense, copies of the financial statements of Borrower and any reports or management letters prepared by such accountants or auditors on behalf of Borrower and to disclose to Administrative and Collateral Agent such information as they may have regarding the business of Borrower.  Any documents, schedules, invoices or other papers delivered to Agents may be destroyed or otherwise disposed of by Agents one (1) year after the same are delivered to Agents, except as otherwise designated by Borrower to Agents in writing.

(e)           In addition to any financial information required to be delivered under the foregoing, within ninety (90) days from the Closing Date, Borrower shall deliver, or cause to be delivered, to Administrative and Collateral Agent an opening balance sheet of Borrower after giving effect to the transactions contemplated by this Agreement and the Purchase Agreements, together with, if available, any procedures letter delivered by Ernst & Young LLC to Borrower in connection with the preparation of such balance sheet.

9.7           Sale of Assets, Consolidation, Merger, Dissolution, Etc.  Borrower shall not, nor shall it permit any of its Subsidiaries to (and Agents and Lenders do not authorize Borrower or any of its Subsidiaries to), directly or indirectly:

(a)           merge into or with, consolidate or amalgamate with any other Person or permit any other Person to merge into or with or consolidate with it; provided, that, (i) any Subsidiary of Borrower that is not an Obligor may merge with or into or consolidate with any other Subsidiary of Borrower that is not an Obligor, and (ii) upon the prior written consent of Administrative and Collateral Agent, such consent not to be unreasonably withheld, a domestic Subsidiary of Borrower may merge with and into Borrower with Borrower being the surviving entity; or

(b)           sell, issue, assign, lease, license, transfer, abandon, sell and leaseback or otherwise dispose of any Capital Stock or Indebtedness to any other Person or any of its assets to any other Person, except for:

(i)            sales of Inventory in the ordinary course of business,

(ii)           the disposition of worn-out or obsolete Equipment so long as (A) any proceeds are deposited to the Blocked Account or, so long as the Term Loan Intercreditor Agreement is in effect, a deposit or investment account that constitutes Term Loan Priority Collateral, and (B) such sales do not involve Equipment having an aggregate fair market value in excess of Ten Million Dollars ($10,000,000) for all such Equipment disposed of in any fiscal year of Borrower; provided, however, if such sales of Equipment in any fiscal year involve Equipment having an aggregate fair market value of less than $10,000,000 (such difference referred to herein as an “Unused Equipment Sale Allowance”), up to $5,000,000 of such Unused Equipment Sale Allowance may be sold in the succeeding fiscal year;

(iii)          the disposition of assets other than Accounts, Inventory or worn-out or obsolete Equipment so long as (A) any proceeds are deposited to the Blocked Account or, so long as the Term Loan Intercreditor Agreement is in effect, a deposit or investment account that constitutes Term Loan Priority Collateral, and (B) such sales do not involve assets having an aggregate fair market value in excess of Ten Million Dollars ($10,000,000) for all such assets disposed of in any fiscal year of Borrower; and

(iv)          the issuance and sale by Borrower of Capital Stock of Borrower after the date hereof; provided, that, (A) Administrative and Collateral Agent shall have received not less than ten (10) Business Days prior written notice of such issuance and sale by Borrower, which notice shall specify the parties to whom such shares are to be sold, the terms of such sale, the total amount which it is anticipated will be realized from the issuance and sale of such stock and the net cash proceeds which it is anticipated will be received by Borrower from such sale, (B) Borrower shall not be required to pay any cash dividends or repurchase or redeem such Capital Stock or make any other payments in respect thereof, (C) the terms of such Capital Stock, and the terms and conditions of the purchase and sale thereof, shall not include any terms that include any limitation on the right of Borrower to request or receive Loans or the right of Borrower to amend or modify any of the terms and conditions of this Agreement or any of the other Financing Agreements or otherwise in any way relate to or affect the arrangements of Borrower with Agents and Lenders or are more restrictive or burdensome to Borrower than the terms of any Capital Stock in effect on the date hereof, (D) no Event of Default would occur as a result of such sale or issuance, and (E) except as Administrative and Collateral Agent and the Lenders may otherwise agree in writing, if an Event of Default exists on the date of such issuance and sale or after giving effect thereto, all of the proceeds of such sale and issuance shall be paid to Administrative and Collateral Agent for application to the Obligations in accordance with the terms of Section 6.4(a) hereof;

(c)           wind up, liquidate or dissolve except in the case of Subsidiaries of Borrower that are not Obligors; or

(d)           agree to do any of the foregoing; provided, however, Borrower or any of its Subsidiaries may enter into agreements to effectuate any transaction otherwise prohibited by this Section 9.7 so long as (i) concurrently with or promptly after entering into any such agreement, Borrower or such Subsidiary gives Administrative and Collateral Agent written notice thereof to the extent not prohibited by any confidentiality provisions relating thereto and binding on Borrower or such Subsidiary, and (ii) the consummation of transactions contemplated by any such agreement is conditioned upon obtaining the consent of Administrative and Collateral Agent and such Lenders as may be required pursuant to Section 11.3 hereof or repaying the Obligations in full and terminating this Agreement in accordance with its terms.

To the extent Administrative and Collateral Agent and any Lenders whose consent is required pursuant to Section 11.3 hereof waive the provisions of this Section 9.7 with respect to the sale of any Collateral, or any Collateral is sold to a Person as permitted by this Section 9.7, to the extent the proceeds of any such sale are remitted to Administrative and Collateral Agent pursuant to all applicable terms of this Agreement, such Collateral shall be sold free and clear of the liens created by the Financing Agreements (and, in the event that such Collateral consists of all of the capital stock of a Person that is an Obligor, such Person, and the assets of such Person, shall be released from the Financing Agreements to which it is a party), and Administrative and Collateral Agent shall be authorized to take any actions deemed appropriate in order to effect the foregoing.

9.8           Encumbrances.  Borrower shall not, nor permit any of its Subsidiaries to, create, incur, assume, suffer or permit to exist any security interest, mortgage, pledge, lien, charge or other encumbrance of any nature whatsoever on any of its assets or properties, including the Collateral or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any security interest or lien with respect to such assets or properties, except:

(a)           the security interests and liens of Administrative and Collateral Agent, for itself and the ratable benefit of the Lenders and Bank Product Providers;

(b)           liens securing the payment of taxes, either not yet overdue or the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to Borrower or such Subsidiary, as the case may be and with respect to which adequate reserves have been set aside on its books;

(c)           statutory liens (other than liens securing the payment of taxes) arising in the ordinary course of Borrower’s or such Subsidiary’s business to the extent:  (i) such liens secure Indebtedness which is not overdue or (ii) such liens secure Indebtedness relating to claims or liabilities which are fully insured or bonded and being defended at the sole cost and expense and at the sole risk of the insurer or being contested in good faith by appropriate proceedings diligently pursued and available to Borrower or such Subsidiary, in each case prior to the commencement of foreclosure or other similar proceedings and with respect to which adequate reserves have been set aside on its books;

(d)           zoning restrictions, easements, licenses, covenants and other restrictions affecting the use of Real Property which do not interfere in any material respect with the use of such Real Property or ordinary conduct of the business of Borrower or such Subsidiary as presently conducted thereon or materially impair the value of the Real Property which may be subject thereto;

(e)           purchase money security interests in Equipment (including Capital Leases) and purchase money mortgages on Real Property to secure Indebtedness permitted under Sections 9.9(b) and 9.9(c) hereof;

(f)            to the extent subject to the Term Loan Intercreditor Agreement, the liens and security interests of Term Loan Agent, securing the obligations of Borrower under the Term Loan Agreement;

(g)           the security interests and liens set forth on Schedule 8.4 hereto;

(h)           renewals and extensions of any of the foregoing security interests and liens so long as the aggregate principal amount of the Indebtedness (plus any accrued and unpaid fees and interest), if any, secured thereby is not increased and such renewal or extension does not encumber additional assets of Borrower or such Subsidiary;

(i)            leases or subleases granted to third Persons that do not materially interfere with the conduct of the business of Borrower or such Subsidiary;

(j)            security interests in and liens on property or assets acquired pursuant to an acquisition permitted by Section 9.10 hereof, or on property or assets of a Person in existence at the time such Person is acquired pursuant to an acquisition permitted by Section 9.10 hereof so long as: (i) any Indebtedness that is secured by such security interests and liens is otherwise permitted under Section 9.9 hereof and (ii) such security interests and liens are not incurred in connection with, or in contemplation of, such acquisition and do not attach to any other asset of Borrower or such acquired Person or otherwise violate any of the provisions of this Agreement;

(k)           pledges and deposits of cash by Borrower after the date hereof in the ordinary course of business and commercially reasonable in connection with workers’ compensation, unemployment insurance and other types of social security benefits or in connection with obligations under Hedging Transactions;

(l)            judgments liens arising in connection with legal proceedings that do not constitute an Event of Default; provided, that, (i) such liens are being contested in good faith and by appropriate proceedings diligently pursued, (ii) adequate reserves or other appropriate provision, if any, as are required by GAAP have been established therefor by Borrower, (iii) a stay of enforcement of any such liens is in effect and (iv) Administrative and Collateral Agent may establish a Reserve with respect thereto; and

(m)          liens on assets other than Accounts, collections on Accounts or Inventory to the extent such liens do not secure obligations in excess of $10,000,000 in the aggregate at any one time outstanding.

9.9           Indebtedness.  Borrower shall not, nor permit any of its Subsidiaries to, incur, create, assume, become or be liable in any manner with respect to, suffer or permit to exist, any Indebtedness or guarantee, assume, endorse, or otherwise become responsible for (directly or indirectly) the performance, dividends or other obligations of any Person, except:

(a)           the Obligations;

(b)           purchase money Indebtedness (including Capital Leases) arising after the date hereof to the extent secured by purchase money security interests in Equipment (including Capital Leases) not to exceed Ten Million Dollars ($10,000,000) in the aggregate at any time outstanding so long as such security interests do not apply to any property of Borrower or any Subsidiary of Borrower other than the Equipment so acquired, and the Indebtedness secured thereby does not exceed the cost of the Equipment so acquired;

(c)           purchase money mortgages on Real Property not to exceed Twenty-Five Million Dollars ($25,000,000) in the aggregate at any time outstanding so long as such mortgages do not apply to any property of Borrower or any Subsidiary of Borrower other than the Real Property so acquired, and the Indebtedness secured thereby does not exceed the cost of the Real Property so acquired;

(d)           guaranties by any Subsidiaries of Borrower of the Obligations in favor of Administrative and Collateral Agent, for itself and the ratable benefit of the Lenders and the Bank Product Providers;

(e)           Indebtedness with respect to any Hedging Transactions; provided, that, such arrangements are: (i) with any Bank Product Provider, any Person that constitutes an Eligible Transferee or any other bank or other financial institution that has combined capital and unimpaired surplus of not less than Five Hundred Million Dollars ($500,000,000), (ii) were entered into for the purpose of protecting Borrower or such Subsidiary against fluctuations in interest rates and not for speculative purposes and (iii) except with respect to Indebtedness owed to Bank Product Providers or secured by pledges or deposits of cash pursuant to Section 9.8(k), Indebtedness arising thereunder or in connection therewith is unsecured;

(f)            The issuance by Borrower, and guaranties thereof by its Subsidiaries, of no more than $400,000,000 in senior unsecured notes on terms and conditions reasonably satisfactory to Administrative and Collateral Agent so long as:  (i) no Default or Event of Default exists at the time such notes are issued or would occur as a result thereof; (ii) the net cash proceeds of such notes are used first to repay the obligations of Borrower under the Term Loan Agreement, and any remaining proceeds are remitted to Administrative and Collateral Agent for application to the Obligations as set forth in Section 6.4(a) hereof; (iii) prior to its incurrence, Administrative and Collateral Agent shall have received such information with regard to such notes as it may reasonably request, including, without limitation, true, correct and complete copies of all agreements, documents and instruments evidencing or otherwise related to such Indebtedness; (iv) Borrower does not, directly or indirectly, (A) without the prior written consent of Administrative and Collateral Agent, amend, modify, alter or change the terms of such notes or any agreement, document or instrument related thereto in a manner materially more adverse to the Lenders or so as to make the terms thereof materially more burdensome or restrictive to Borrower, in each case, than the terms thereof in effect prior to such amendment, modification, alteration or change, or (B) redeem, retire, defease, purchase or otherwise acquire such notes (except pursuant to regularly scheduled payments permitted under the terms of this Agreement and any subordination agreement related to such notes), or set aside or otherwise deposit or invest any sums for such purpose, and (v) Borrower shall furnish to Administrative and Collateral Agent all material notices or demands in connection with such Indebtedness either received by Borrower or on its behalf promptly after the receipt thereof, or sent by Borrower or on its behalf concurrently with the sending thereof, as the case may be;

(g)           the Indebtedness of Borrower under the Term Loan Agreement or any refinancing thereof so long as: (i) the principal amount thereof does not exceed $105,000,000, (ii) any refinancing of such obligations is on terms and conditions not materially more adverse to the Borrower than currently exist, (iii) unless such refinancing is unsecured, any person providing or otherwise party to any refinancing thereof executed and deliver to Administrative and Collateral Agent an intercreditor agreement on the same terms as the Term Loan Intercreditor Agreement, (iv) any proceeds of such refinancing which are not used to repay the obligations of Borrower under the Term Loan Agreement are remitted to Administrative and Collateral Agent for application to the Obligations pursuant to Section 6.4(a) hereof, (v) prior to any such refinancing, Administrative and Collateral Agent shall have received such information with regard to such Indebtedness as it may reasonably request, including, without limitation, true, correct and complete copies of all agreements, documents and instruments evidencing or otherwise related to such Indebtedness, (vi) Borrower does not, directly or indirectly, amend, modify, alter or change the terms of such Indebtedness, the Term Loan Agreement or any other agreement, document or instrument related thereto (A) without the prior written consent of Administrative and Collateral Agent if such amendment, modification, alteration or change would make the terms thereof materially more adverse to Borrower and/or the Lenders and (B) unless a copy of such amendment, modification, alteration or change is provided to Administrative and Collateral Agent promptly upon its execution, (vii) Borrower furnishes to Administrative and Collateral Agent all notices or demands in connection with such Indebtedness either received by Borrower or on its behalf promptly after the receipt thereof, or sent by Borrower or on its behalf concurrently with the sending thereof, as the case may be, (viii) Borrower does not make any scheduled principal payments or deferred scheduled principal payments with respect thereto unless both before and after giving effect to such payment no

Event of Default exists and (ix) Borrower does not make any prepayments with respect thereto (A) unless, with regard to optional prepayments, (1) such payments do not exceed, in the aggregate together with dividends made pursuant to Section 9.11(e) hereof, 50% of Borrower’s cumulative Net Income earned since the Closing Date, (2) no Default or Event of Default exists at the time of such payment or would occur after giving effect thereto, (3) at all times during the 90 day period prior to the date of such payment, Excess Availability was $70,000,000 or more, (4) during the 90 day period after the date of, and after giving effect to, such payment, Excess Availability is projected to be $70,000,000 or more at all times and (5) prior to making such payment, Administrative and Collateral Agent shall have received Borrower’s financial statements for the most recent fiscal period then ended (which may be unaudited) accompanied by a certificate of Borrower’s chief financial officer as to Borrower’s compliance with the terms of this Section 9.9(g) together with such supporting documentation therefore as Administrative and Collateral Agent may reasonably request, (B) unless such payments are made out of proceeds of Term Loan Priority Collateral or (C) such payments are made with the proceeds of Indebtedness incurred pursuant to and in conformity with, Section 9.9(f);

(h)           the Indebtedness set forth on Schedule 9.9 hereto; provided, that, (i) Borrower may only make regularly scheduled payments of principal and interest in respect of such Indebtedness in accordance with the terms of the agreement or instrument evidencing or giving rise to such Indebtedness as in effect on the date hereof, (ii) Borrower shall not, directly or indirectly, (A) without the prior written consent of Administrative and Collateral Agent, amend, modify, alter or change the terms of such Indebtedness in a manner materially more adverse to the Lenders or so as to make the terms thereof materially more burdensome or restrictive to Borrower, in each case, than the terms thereof in effect prior to such amendment, modification, alteration or change, or (B) redeem, retire, defease, purchase or otherwise acquire such Indebtedness, or set aside or otherwise deposit or invest any sums for such purpose, (iii) Borrower shall furnish to Administrative and Collateral Agent all notices or demands in connection with such Indebtedness either received by Borrower or on its behalf, promptly after the receipt thereof, or sent by Borrower or on its behalf, concurrently with the sending thereof, as the case may be and (iv) with respect to Indebtedness arising in connection with the letters of credit listed on Schedule 9.9 hereto: (A) in no event may such Indebtedness be secured or cash-collateralized and (B) such Indebtedness may not be renewed, extended, replaced or otherwise continue to be outstanding beyond the maturity dates of such letters of credit set forth on Schedule 9.9 hereto;

(i)            so long as the aggregate amount thereof does not exceed $5,000,000 at any time, Indebtedness with respect to surety bonds, appeal bonds or like instruments acquired in the ordinary course of business or in connection with the enforcement of rights or claims of Borrower or any of its Subsidiaries or in connection with judgments that do not result in a Default or an Event of Default;

(j)            to the extent subject to the intercompany subordination agreement described in Section 4.1(l) and otherwise permitted under Section 9.10 hereof (i) Indebtedness of Borrower or its Subsidiaries to any other Subsidiary or Borrower or (ii) Indebtedness of a Subsidiary of Borrower to Borrower;

(k)           unsecured guaranties by Borrower of Indebtedness or other obligations of its Subsidiaries that are permitted to be incurred hereunder;

(l)            Indebtedness of a Subsidiary of Borrower acquired pursuant to the terms of Section 9.10 hereof, or assumed by Borrower in connection with the acquisition of an asset pursuant to the terms of Section 9.10 hereof, so long as such Indebtedness was not incurred in connection with, or in contemplation of, such acquisition or such investment and otherwise does not violate any provision of this Agreement;

(m)          Indebtedness owing in connection with the liens permitted under Sections 9.8(b), 9.8(c), 9.8(k) or 9.8(m);

(n)           up to $5,000,000, in the aggregate at any one time outstanding, of Indebtedness representing the unpaid balance of the purchase price of any property or services that constitutes an account payable to a trade creditor (whether or not an Affiliate) which (i) was created, incurred, assumed or guaranteed by Borrower in the ordinary course of business of Borrower in connection with obtaining goods, materials or services, (ii) is overdue by more than ninety (90) days and (iii) is not being contested by Borrower in good faith; and

(o)           unsecured Indebtedness of Borrower to any third person arising after the date hereof in an amount at any one time outstanding not to exceed $1,000,000 in the aggregate for all such Indebtedness to all such third persons; provided, that, (i) Borrower may only make regularly scheduled payments of principal and interest in respect of such Indebtedness in accordance with the terms of the agreement or instrument evidencing or giving rise to such Indebtedness, (ii) Borrower shall not, directly or indirectly, (A) without the prior written consent of Administrative and Collateral Agent, amend, modify, alter or change the terms of such Indebtedness in a manner materially more adverse to the Lenders or so as to make the terms thereof materially more burdensome or restrictive to Borrower, in each case, than the terms thereof in effect prior to such amendment, modification, alteration or change, or (B) redeem, retire, defease, purchase or otherwise acquire such Indebtedness, or set aside or otherwise deposit or invest any sums for such purpose, and (iii) Borrower shall furnish to Administrative and Collateral Agent all material notices or demands in connection with such Indebtedness either received by Borrower or on its behalf, promptly after the receipt thereof, or sent by Borrower or on its behalf, concurrently with the sending thereof, as the case may be.

9.10         Loans, Investments, Etc.  Borrower shall not, nor permit any of its Subsidiaries to, directly or indirectly, make, or suffer or permit to exist, any loans or advance money or property to any Person, or any investment in (by capital contribution, dividend or otherwise) or purchase or repurchase the Capital Stock or Indebtedness or all or a substantial part of the assets or property of any Person, or form or acquire any Subsidiaries, or agree to do any of the foregoing, except:

(a)           the endorsement of instruments for collection or deposit in the ordinary course of business;

(b)           investments in cash or Cash Equivalents so long as the terms and conditions of Section 5.2 hereof shall have been satisfied with respect to the deposit account or investment account in which such cash or Cash Equivalents are held; provided, however, such cash or Cash Equivalents must be held in a savings or investment account which is subject to Administrative and Collateral Agent’s first priority perfected security interest if (i) any Revolving Loans are then outstanding, (ii) the Term Loan Intercreditor Agreement is then in effect, and (iii) such cash or Cash Equivalents constitute Revolving Priority Collateral (as defined in the Term Loan Intercreditor Agreement) or proceeds thereof;

(c)           the existing equity investments of Borrower as of the date hereof in its Subsidiaries, provided, that, Borrower shall have no obligation to make any other investment in, or loans to, or other payments in respect of, any such Subsidiaries that are not Obligors;

(d)           stock or obligations issued to Borrower by any Person (or the representative of such Person) in respect of Indebtedness of such Person owing to Borrower in connection with the insolvency, bankruptcy, receivership or reorganization of such Person or a composition or readjustment of the debts of such Person; provided, that, the original of any such stock or instrument having a principal amount in excess of $1,000,000 evidencing such obligations shall be promptly delivered to Administrative and Collateral Agent, upon Administrative and Collateral Agent’s request, together with such stock power, assignment or endorsement by Borrower as Administrative and Collateral Agent may request;

(e)           obligations of account debtors to Borrower arising from Accounts which are past due evidenced by a promissory note made by such account debtor payable to Borrower; provided, that, promptly upon the receipt of the original of any such promissory note by Borrower having a principal amount in excess of $1,000,000, such promissory note shall be endorsed to the order of Administrative and Collateral Agent by Borrower and promptly delivered to Administrative and Collateral Agent as so endorsed;

(f)            the loans and advances set forth on Schedule 9.10 hereto; provided, that, as to such loans and advances, (i) Borrower shall not, directly or indirectly, amend, modify, alter or change the terms of such loans and advances or any agreement, document or instrument related thereto and (ii) Borrower shall furnish to Administrative and Collateral Agent all notices or demands in connection with such loans and advances either received by Borrower or on its behalf, promptly after the receipt thereof, or sent by Borrower or on its behalf, concurrently with the sending thereof, as the case may be;

(g)           loans and advances to Borrower’s officers and employees made in the ordinary course of Borrower’s business and with respect to activities arising from such persons employment by Borrower; and

(h)           loans and advances to BlueLinx Building Products Canada Ltd., a company organized under the laws of British Columbia, not to exceed $10,000,000 in the aggregate at any one time outstanding.

9.11         Dividends and Redemptions.  Borrower shall not, nor shall any Subsidiary of Borrower, directly or indirectly, declare or pay any dividends on account of any shares of any class of Capital Stock of Borrower or such Subsidiary, as the case may be, now or hereafter outstanding, or set aside or otherwise deposit or invest any sums for such purpose, or redeem, retire, defease, purchase or otherwise acquire any shares of any class of Capital Stock (or set aside or otherwise deposit or invest any sums for such purpose) for any consideration or apply or set apart any sum, or make any other distribution (by reduction of capital or otherwise) in respect of any such shares or agree to do any of the foregoing, except:

(a)           in any case, dividends may be made in the form of shares of Capital Stock consisting of common stock;

(b)           any Subsidiary of Borrower may pay dividends to Borrower;

(c)           Borrower may pay in kind dividends to Parent upon any issuance of Capital Stock permitted under the terms of this Agreement;

(d)           Borrower may pay dividends to Parent (i) in an amount equal to the sum of the federal, state and local income tax liability of Parent that is attributable to Borrower and its Subsidiaries and (ii) for general administrative expenses of Parent and/or general operating expenses incurred by Parent on behalf of Borrower and its Subsidiaries in an amount not to exceed $2,500,000 in any fiscal year; and

(e)           commencing at the conclusion of Borrower’s fiscal year ending 2005, Borrower may pay dividends to Parent in an aggregate amount not to exceed, in the aggregate and together with any optional prepayments made with respect to the Indebtedness under the Term Loan which are permitted under Section 9.9(g)(ix)(A) hereof, 50% of Borrower’s cumulative Net Income earned since the Closing Date, so long as: (i) no Default or Event of Default exists at the time of such dividend or would occur after giving effect thereto; (ii) at all times during the 90 day period prior to the date of such proposed dividend Excess Availability was $100,000,000 or more; (iii) during the 90 days period after the date of, and after giving effect to, such proposed dividend, Excess Availability is projected to be $100,000,000 or more at all times; and (iv) prior to the making of such dividend, Administrative and Collateral Agent shall have received Borrower’s audited financial statements for the fiscal year then ended accompanied by a certificate of Borrower’s chief financial officer as to Borrower’s compliance with the terms of this Section 9.11(e) together with such supporting documentation therefore as Administrative and Collateral Agent may reasonably request.

9.12         Transactions with Affiliates.  Borrower shall not, directly or indirectly, (a) purchase, acquire or lease any property from, or sell, transfer or lease any property to, any Affiliate or agent of Borrower, except in the ordinary course of and pursuant to the reasonable requirements of Borrower’s business and upon fair and reasonable terms no less favorable to Borrower than Borrower would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate or agent of Borrower or (b) make any payments of management, consulting or other fees for management or similar services, or of any Indebtedness owing to any officer, employee, shareholder, director or other Affiliate of Borrower except (i) reasonable compensation to officers, employees and directors for services rendered to Borrower in the ordinary course of business; (ii) so long as Sponsor owns Capital Stock of Parent, management fees of no more than $1,000,000 per fiscal year to Sponsor; (iii) payments required to be made under the Affiliate Leases to the extent the Affiliate Leases comply with the provisions of Section 9.12(a) hereof; (iv) amounts payable to any Sponsor Affiliated Lender pursuant to this

Agreement; (iv) amounts payable to any Sponsor Affiliated Lender pursuant to the Term Loan Agreement, to the extent permitted under Section 9.9(g) hereof and (v) any amounts permitted to be paid pursuant to Section 9.11.

9.13         Compliance with ERISA.  Borrower shall and shall cause each of its ERISA Affiliates to:  (a) maintain each Plan (other than a Multiemployer Plan) in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal and State law; (b) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification; (c) not terminate any of such Plans so as to incur any liability to the Pension Benefit Guaranty Corporation; (d) not allow or suffer to exist any prohibited transaction involving any of such Plans or any trust created thereunder which would subject Borrower or such ERISA Affiliate to a tax or penalty or other liability on prohibited transactions imposed under Section 4975 of the Code or ERISA; (e) make all required contributions to any Plan which it is obligated to pay under Section 302 of ERISA, Section 412 of the Code or the terms of such Plan; (f) not allow or suffer to exist any accumulated funding deficiency, whether or not waived, with respect to any such Plan; or (g) not allow or suffer to exist any occurrence of a reportable event or any other event or condition which presents a material risk of termination by the Pension Benefit Guaranty Corporation of any such Plan that is a single employer plan, which termination could result in any liability to the Pension Benefit Guaranty Corporation.

9.14         End of Fiscal Years and Fiscal Quarters; Changes in Accounting Practices.

(a)           Borrower shall, for financial reporting purposes, cause its, and each of its Subsidiaries’ (i) fiscal years to end on the dates set forth on Schedule 9.14 hereto as fiscal year ends, (ii) fiscal quarters to end on the dates set forth on Schedule 9.14 hereto as fiscal quarter ends and (iii) fiscal months to end on the dates set forth on Schedule 9.14 hereto as fiscal month ends.

(b)           Borrower shall not materialy change any of its accounting policies except as may be required or permitted in accordance with GAAP.

9.15         Change in Business.  Borrower shall not engage in any business other than the business of Borrower on the date hereof and any business reasonably related, ancillary or complimentary to the business in which Borrower is engaged on the date hereof.

9.16         Limitation of Restrictions Affecting Subsidiaries.  Borrower shall not, directly, or indirectly, create or otherwise cause or suffer to exist any encumbrance or restriction which prohibits or limits the ability of any Subsidiary of Borrower to (a) pay dividends or make other distributions or pay any Indebtedness owed to Borrower or any Subsidiary of Borrower; (b) make loans or advances to Borrower or any Subsidiary of Borrower, or (c) create, incur, assume or suffer to exist any lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than encumbrances and restrictions (i) that are void or ineffective under applicable law or (ii) arising under (A) applicable law, (B) this Agreement or the Term Loan Agreement, (C) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of Borrower or any of its Subsidiaries, (D) customary restrictions on dispositions of real property interests found in reciprocal easement agreements of Borrower or its Subsidiary, (E) any agreement relating to permitted Indebtedness incurred by a Subsidiary of

Borrower prior to the date on which such Subsidiary was acquired by Borrower and outstanding on such acquisition date, and (F) the extension or continuation of contractual obligations in existence on the date hereof; provided, that, any such encumbrances or restrictions contained in such extension or continuation are no less favorable to Administrative and Collateral Agent and Lenders than those encumbrances and restrictions under or pursuant to the contractual obligations so extended or continued.

9.17         Financial Covenants.  During a Compliance Period, Borrower shall, when measured as of the month most recently ended:

(a)           Fixed Charge Coverage Ratio.  Maintain, on a consolidated basis, its Fixed Charge Coverage Ratio at not less than 1.1 to 1.0.

(b)           Capital Expenditures.  Not incur Capital Expenditures of more than $20,000,000 in any fiscal year; provided, however, if Capital Expenditures of less than $20,000,000 are incurred in any fiscal year (such difference referred to herein as an “Unused CapEx Allowance”), up to $10,000,000 of the amount of such Unused CapEx Allowance may be incurred in the succeeding fiscal year.

9.18         License Agreements.

(a)           Except where failure to do so could not reasonably be expected to cause a Material Adverse Change and with respect to License Agreements that are Material Contracts, Borrower shall (i) promptly and faithfully observe and perform all of the terms, covenants, conditions and provisions of such License Agreement to be observed and performed by it, at the times set forth therein, if any, (ii) not do, permit, suffer or refrain from doing anything that could reasonably be expected to result in a default under or breach of any of the terms of such License Agreement, (iii) not cancel, surrender, modify, amend, waive or release such License Agreement in any respect or any material term, provision or right of the licensee thereunder in any respect, or consent to or permit to occur any of the foregoing, (iv) give Administrative and Collateral Agent prompt written notice of such License Agreement entered into by Borrower after the date hereof, together with a true, correct and complete copy thereof and such other information with respect thereto as Administrative and Collateral Agent may reasonably request, (v) give Administrative and Collateral Agent prompt written notice of any breach of any obligation, or any default, by any party under such License Agreement, and deliver to Administrative and Collateral Agent (promptly upon the receipt thereof by Borrower in the case of a notice to Borrower, and concurrently with the sending thereof in the case of a notice from Borrower) a copy of each notice of default and every other notice and other communication received or delivered by Borrower in connection with such License Agreement which relates to any adverse change in the right of Borrower to continue to use the property subject to such License Agreement, and (vi) furnish to Administrative and Collateral Agent, promptly upon the request of Administrative and Collateral Agent, such information and evidence as Administrative and Collateral Agent may require from time to time concerning the observance, performance and compliance by Borrower or the other party or parties thereto with the terms, covenants or provisions of such License Agreement.

(b)           Except where failure to do so could not reasonably be expected to cause a Material Adverse Change and with respect to License Agreements that are Material Contracts, Borrower will either exercise any option to renew or extend the term of such License Agreement in such manner as will cause the term of such License Agreement to be effectively renewed or extended for the period provided by such option and give prompt written notice thereof to Administrative and Collateral Agent or give Administrative and Collateral Agent prior written notice that Borrower does not intend to renew or extend the term of any such License Agreement or that the term thereof shall otherwise be expiring, not less than sixty (60) days prior to the date of any such non-renewal or expiration.  In the event of the failure of Borrower to extend or renew any such License Agreement, Administrative and Collateral Agent shall have, and is hereby granted, the irrevocable right and authority, at its option, to renew or extend the term of such License Agreement, whether in its own name as agent for the Lenders, or in the name of a designee or nominee of Administrative and Collateral Agent or in the name of Borrower, as Administrative and Collateral Agent shall determine at any time that an Event of Default shall exist or have occurred and be continuing.  Administrative and Collateral Agent may, but shall not be required to, perform any or all of such obligations of Borrower under any of such License Agreement, including, but not limited to, the payment of any or all sums due from Borrower thereunder.  Any sums so paid by Administrative and Collateral Agent shall constitute part of the Obligations.

9.19         After Acquired Real Property.  If Borrower hereafter acquires any Real Property, fixtures or similar property and such Real Property, fixtures or other property at any one location has a fair market value in an amount equal to or greater than Five Million Dollars ($5,000,000) (or if an Event of Default exists, then regardless of the fair market value of such assets), without limiting any other rights of Administrative and Collateral Agent, or duties or obligations of Borrower, upon Administrative and Collateral Agent’s request, Borrower shall execute and deliver to Administrative and Collateral Agent a mortgage, deed of trust or deed to secure debt, as Administrative and Collateral Agent may determine, in form and substance satisfactory to Administrative and Collateral Agent and in form appropriate for recording in the real estate records of the jurisdiction in which such Real Property or other property is located granting to Administrative and Collateral Agent, for itself and the ratable benefit of the Lenders and the Bank Product Providers, a first and only lien and mortgage on and security interest in such Real Property, fixtures or other property (except as Borrower would otherwise be permitted to incur hereunder or as otherwise consented to in writing by Administrative and Collateral Agent) and such other agreements, documents and instruments as Administrative and Collateral Agent may require in connection therewith.

9.20         Costs and Expenses.  Borrower shall pay to Administrative and Collateral Agent, for itself and the ratable benefit of the Lenders and the Bank Product Providers, on demand and if requested, accompanied by an invoice in reasonable detail, all costs, expenses, filing fees and filing or recording taxes paid or payable by any Agent in connection with the preparation, negotiation, execution, delivery, recording, administration, collection, liquidation, enforcement and defense of the Obligations, Administrative and Collateral Agent’s and Lender’s rights in the Collateral, this Agreement, the other Financing Agreements and all other documents related hereto or thereto, including any amendments, supplements or consents which may hereafter be contemplated (whether or not executed) or entered into in respect hereof and thereof, including:  (a) all costs and expenses of filing or recording (including Uniform Commercial Code financing statement filing taxes and fees, documentary taxes, recording taxes and fees, if applicable); (b) costs and expenses and fees for insurance premiums, environmental audits, surveys, assessments, engineering reports and inspections, background checks, appraisal fees and search fees, costs and expenses of remitting loan proceeds, collecting checks and other items of payment, and establishing and maintaining the Blocked Accounts, together with Administrative and Collateral Agent’s customary charges and fees with respect thereto; (c) charges, fees or expenses charged by any bank or issuer in connection with the Letter of Credit Accommodations; (d) costs and expenses of preserving and protecting the Collateral; (e) costs and expenses paid or incurred in connection with obtaining payment of the Obligations, enforcing the security interests and liens of Administrative and Collateral Agent, for itself and the ratable benefit of the Lenders and the Bank Product Providers, selling or otherwise realizing upon the Collateral, and otherwise enforcing the provisions of this Agreement and the other Financing Agreements or defending any claims made or threatened against any Agent and/or Lenders arising out of the transactions contemplated hereby and thereby (including preparations for and consultations concerning any such matters); (f) all out-of-pocket expenses and costs heretofore and from time to time hereafter incurred by Administrative and Collateral Agent or any Lender during the course of periodic field examinations of the Collateral and Borrower’s operations, plus a per diem charge at the then standard rate of Administrative and Collateral Agent, per person per day for Administrative and Collateral Agent’s examiners in the field and office (which rate is currently $850 per person per day); provided, however, unless an Event of Default exists, Borrower shall not be required to pay such costs and expenses associated with more than 3 such field examinations per year; and (g) the reasonable fees and disbursements of counsel (including legal assistants) to any Agent in connection with any of the foregoing.

9.21         Further Assurances.  At the request of Administrative and Collateral Agent at any time and from time to time, Borrower shall, at its expense, duly execute and deliver, or cause to be duly executed and delivered, such further agreements, documents and instruments, and do or cause to be done such further acts as may be necessary or proper to evidence, perfect, maintain and enforce the security interests and the priority thereof in the Collateral and to otherwise effectuate the provisions or purposes of this Agreement or any of the other Financing Agreements, including, without limitation, upon Administrative and Collateral Agent’s request, executing and delivering, or causing to be executed and delivered, such other agreements, documents and instruments as may be required by Administrative and Collateral Agent to perfect the security interests of Administrative and Collateral Agent, for itself and the ratable benefit of the Lenders and the Bank Product Providers, in those Accounts of an account debtor with its chief executive office or principal place of business in Canada in accordance with the applicable laws of the Province of Canada in which such chief executive office or principal place of business is located and taking or causing to be taken such other and further actions as Administrative and Collateral Agent may reasonably request to enable Administrative and Collateral Agent, as secured party with respect thereto, to collect such Accounts under the applicable Federal or Provincial laws of Canada.  If requested by Administrative and Collateral Agent, Borrower agrees to cause a certificate to be issued by one of its officer representing that, as of such date, all conditions precedent to providing Loans contained herein are satisfied.

SECTION 10.                          EVENTS OF DEFAULT AND REMEDIES

10.1         Events of Default.  The occurrence or existence of any one or more of the following events are referred to herein individually as an “Event of Default”, and collectively as “Events of Default”:

(a)           (i) Borrower fails to pay any of the Obligations pursuant to Section 2.1(b) within one (1) Business Day after demand therefor, (ii) Borrower fails to pay any of the other Obligations (including amounts due pursuant to Section 9.20) within two (2) Business Days after the same becomes due and payable, (iii) Borrower fails to perform any of the covenants contained in Sections 9.3, 9.4, 9.5, 9.6, 9.13, 9.14, 9.16, 9.18, 9.19 or 9.21 of this Agreement or any of the affirmative covenants set forth in any other Financing Agreement (other than payment obligations) and such failure continues for ten (10) Business Days; provided, that, such ten (10) Business Day period shall not apply in the case of: (A) any failure to observe any such covenant which is not capable of being cured at all or within such ten (10) Business Day period or which has been the subject of a prior failure within a six (6) month period or (B) an intentional breach by Borrower of any such covenant or (iv) Borrower fails to perform any of the terms, covenants, conditions or provisions contained in this Agreement or any of the other Financing Agreements other than those described in subsections (i), (ii) or (iii) of this Section 10.1(a);

(b)           any representation or warranty made by Borrower or any Obligor to any Agent or any Lender in this Agreement, the other Financing Agreements or any other agreement, schedule, confirmatory assignment or otherwise shall when made or deemed made be false or misleading in any material respect;

(c)           any Obligor revokes or terminates or fails to perform any of the material terms, covenants, conditions or provisions of any guaranty, endorsement or other agreement of such party in favor of Administrative and Collateral Agent or any Lender;

(d)           any judgments for the payment of money are rendered against Borrower or any Obligor in excess of Five Million Dollars ($5,000,000) in any one case or Ten Million Dollars ($10,000,000) in the aggregate which remain undischarged or unvacated for a period in excess of sixty (60) days or execution thereof is not at any time effectively stayed, or any other judgment other than for the payment of money, injunction, attachment, garnishment or execution is rendered against Borrower or any Obligor or any of their assets which constitutes a Material Adverse Change;

(e)           Borrower or any Obligor dissolves or suspends or discontinues doing business;

(f)            Borrower or any Obligor becomes insolvent (however defined or evidenced), makes an assignment for the benefit of creditors, makes or sends notice of a bulk transfer or calls a meeting of its creditors or principal creditors;

(g)           a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at law or in equity) is filed against Borrower or any Obligor or all or any part of their respective properties and such petition or application is not dismissed within forty-five (45) days after the date of its filing or Borrower or any Obligor shall file any answer admitting or not contesting such petition or application or indicates its consent to, acquiescence in or approval of, any such action or proceeding or the relief requested is granted sooner;

(h)           a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at a law or equity) is filed by Borrower or any Obligor or for all or any part of its property; or

(i)            any default occurs with respect to the Term Loan Agreement or any other Indebtedness of Borrower or any Obligor (other than Indebtedness owing hereunder), in any case in an amount in excess of Ten Million Dollars ($10,000,000), which default continues for more than the applicable cure period, if any, with respect thereto;

(j)            any material provision hereof or of any of the other Financing Agreements shall for any reason cease to be valid, binding and enforceable with respect to any party hereto or thereto (other than Agents and Lenders) in accordance with its terms, or any such party shall challenge the enforceability hereof or thereof, or shall assert in writing, or take any action or fail to take any action based on the assertion that any material provision hereof or of any of the other Financing Agreements has ceased to be or is otherwise not valid, binding or enforceable in accordance with its terms, or any security interest provided for herein or in any of the other Financing Agreements shall cease to be a valid and perfected first priority security interest in any of the Collateral purported to be subject thereto (except as otherwise permitted herein or therein);

(k)           an ERISA Event shall occur which (i) results in or could reasonably be expected to result in liability of Borrower in an aggregate amount in excess of Ten Million Dollars ($10,000,000) which is not removed or resolved without liability to Borrower or reasonably likely to be removed or resolved without liability to Borrower within forty-five (45) days after the date such liability is incurred or (ii) results in a lien in favor of the Pension Benefit Guaranty Corporation;

(l)            any Change of Control shall occur; or

(m)          the indictment by any Governmental Authority of Borrower or any Obligor of which Borrower, any Obligor or any Agent receives notice, in either case, as to which there is a reasonable possibility of an adverse determination, in the good faith determination of Administrative and Collateral Agent, under any criminal statute, or commencement by any Governmental Authority of criminal or civil proceedings against Borrower or any Obligor, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture of (i) any of the Collateral or property of any Obligor having a value in excess of Five Million Dollars ($5,000,000) or (ii) any other property of Borrower or any Obligor which is necessary or material to the conduct of its business.

10.2         Remedies.

(a)           At any time an Event of Default exists or has occurred and is continuing, Agents and Lenders shall have all rights and remedies provided in this Agreement, the other Financing Agreements, the UCC, the PPSA and other applicable law, all of which rights and remedies may be exercised without notice to or consent by Borrower or any Obligor, except as such notice or consent is expressly provided for hereunder or required by applicable law.  All rights, remedies and powers granted to any Agent or any Lender hereunder, under any of the other Financing Agreements, the UCC, the PPSA or other applicable law, are cumulative, not exclusive and enforceable, in Administrative and Collateral Agent’s discretion, alternatively, successively, or concurrently on any one or more occasions, and shall include, without limitation, the right to apply to a court of equity for an injunction to restrain a breach or threatened breach by Borrower of this Agreement or any of the other Financing Agreements.  Subject to Section 12 hereof, Administrative and Collateral Agent shall, upon the direction of the Required Lenders, at any time or times an Event of Default exists or has occurred and is continuing, proceed directly against Borrower or any Obligor to collect the Obligations without prior recourse to any other Obligor or any of the Collateral.

(b)           Without limiting the foregoing, at any time an Event of Default exists or has occurred and is continuing, Administrative and Collateral Agent may, to the extent permitted by applicable law, and upon the direction of the Required Lenders, shall (i) accelerate the payment of all Obligations and demand immediate payment thereof to Administrative and Collateral Agent, for itself and the ratable benefit of the Lenders and the Bank Product Providers, (provided, that, upon the occurrence of any Event of Default described in Sections 10.1(g) and 10.1(h), all Obligations shall automatically become immediately due and payable), (ii) with or without judicial process or the aid or assistance of others, enter upon any premises on or in which any of the Collateral may be located and take possession of the Collateral or complete processing, manufacturing and repair of all or any portion of the Collateral, (iii) require Borrower, at its expense, to assemble and make available to Administrative and Collateral Agent any part or all of the Collateral at any place and time designated by Administrative and Collateral Agent, (iv) collect, foreclose, receive, appropriate, setoff and realize upon any and all Collateral, (v) remove any or all of the Collateral from any premises on or in which the same may be located for the purpose of effecting the sale, foreclosure or other disposition thereof or for any other purpose, (vi) sell, lease, transfer, assign, deliver or otherwise dispose of any and all Collateral (including entering into contracts with respect thereto, public or private sales at any exchange, broker’s board, at any office of Administrative and Collateral Agent or elsewhere) at such prices or terms as Administrative and Collateral Agent may deem reasonable, for cash, upon credit or for future delivery, with Administrative and Collateral Agent or any Lender having the right to purchase the whole or any part of the Collateral at any such public sale, all of the foregoing being free from any right or equity of redemption of Borrower, which right or equity of redemption is hereby expressly waived and released by Borrower and/or (vii) terminate this Agreement.  If any of the Collateral is sold or leased by Administrative and Collateral Agent upon credit terms or for future delivery, the Obligations shall not be reduced as a result thereof until payment therefor is finally collected by Administrative and Collateral Agent, for itself and the ratable benefit of the Lenders and the Bank Product Providers.  If notice of disposition of Collateral is required by law, ten (10) days prior notice by Administrative and Collateral Agent to Borrower designating the time and place of any public sale or the time after which any private sale or other intended disposition of Collateral is to be made, shall be deemed to be reasonable notice thereof and Borrower waives any other notice.  In the event Administrative and Collateral Agent institutes an action to recover any Collateral or seeks recovery of any Collateral by way of prejudgment remedy, Borrower waives the posting of any bond which might otherwise be required.  At any time an Event of Default exists or has occurred and is continuing, upon Administrative and Collateral Agent’s request, Borrower will either, as Administrative and Collateral Agent shall specify, furnish cash collateral to the issuer to be used to secure and fund Administrative and Collateral Agent’s and/or Lenders’ reimbursement obligations to the issuer in connection with any Letter of Credit Accommodations or furnish cash collateral to Administrative and Collateral Agent, for itself and the ratable benefit of the Revolving Loan Lenders, for the Letter of Credit Accommodations.  Such cash collateral shall be in the amount equal to one hundred five percent (105%) of the amount of the Letter of Credit Accommodations plus the amount of any fees and expenses payable in connection therewith through the end of the expiration of such Letter of Credit Accommodations.

(c)           Administrative and Collateral Agent may, at any time or times that an Event of Default exists or has occurred and is continuing, enforce Borrower’s rights against any account debtor, secondary obligor or other obligor in respect of any of the Accounts or other Receivables.  Without limiting the generality of the foregoing, Administrative and Collateral Agent may at such time or times (i) notify any or all account debtors, secondary obligors or other obligors in respect thereof that the Receivables have been assigned to Administrative and Collateral Agent, for itself and the ratable benefit of the Lenders and the Bank Product Providers, and that Administrative and Collateral Agent, for itself and the ratable benefit of the Lenders and the Bank Product Providers, has a security interest therein and Administrative and Collateral Agent may direct any or all account debtors, secondary obligors and other obligors to make payment of Receivables directly to Administrative and Collateral Agent, (ii) extend the time of payment of, compromise, settle or adjust for cash, credit, return of merchandise or otherwise, and upon any terms or conditions, any and all Receivables or other obligations included in the Collateral and thereby discharge or release the account debtor, any secondary obligors or other obligors in respect thereof without affecting any of the Obligations, (iii) demand, collect or enforce payment of any Receivables or such other obligations, but without any duty to do so, and Administrative and Collateral Agent shall not be liable for its failure to collect or enforce the payment thereof nor for the negligence of its agents or attorneys with respect thereto and (iv) take whatever other action Administrative and Collateral Agent may deem necessary or desirable for the protection of its and Lender’s interests.  At any time that an Event of Default exists or has occurred and is continuing, at Administrative and Collateral Agent’s request, all invoices and statements sent to any account debtor shall state that the Accounts and such other obligations have been assigned to Administrative and Collateral Agent and are payable directly and only to Administrative and Collateral Agent and Borrower shall deliver to Administrative and Collateral Agent such originals of documents evidencing the sale and delivery of goods or the performance of services giving rise to any Accounts as Administrative and Collateral Agent may require.  In the event any account debtor returns Inventory when an Event of Default exists or has occurred and is continuing, Borrower shall, upon Administrative and Collateral Agent’s request, hold the returned Inventory in trust for Administrative and Collateral Agent and Lenders, segregate all returned Inventory from all of its other property, dispose of the returned Inventory solely according to Administrative and Collateral Agent’s instructions, and not issue any credits, discounts or allowances with respect thereto without Administrative and Collateral Agent’s prior written consent.

(d)           To the extent that applicable law imposes duties on Administrative and Collateral Agent or Lenders to exercise remedies in a commercially reasonable manner (which duties cannot be waived under such law), Borrower acknowledges and agrees, to the extent permitted by applicable law, that it is not commercially unreasonable for Administrative and Collateral Agent or any Lender (i) to fail to incur expenses reasonably deemed significant by such Person to prepare Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition, (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain consents of any Governmental Authority or other third party for the collection or disposition of Collateral to be collected or disposed of, (iii) to fail to exercise collection remedies against account debtors, secondary obligors or other persons obligated on Collateral or to remove liens or encumbrances on or any adverse claims against Collateral, (iv) to exercise collection remedies against account debtors and other persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (vi) to contact other persons, whether or not in the same business as Borrower, for expressions of interest in acquiring all or any portion of the Collateral, (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the collateral is of a specialized nature, (viii) to dispose of Collateral by utilizing Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets, (ix) to dispose of assets in wholesale rather than retail markets, (x) to disclaim disposition warranties, (xi) to purchase insurance or credit enhancements to insure such Person against risks of loss, collection or disposition of Collateral or to provide to such Person a guaranteed return from the collection or disposition of Collateral, or (xii) to the extent deemed appropriate by such Person, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist such Person in the collection or disposition of any of the Collateral.  Borrower acknowledges that the purpose of this Section is to provide non-exhaustive indications of what actions or omissions by Administrative and Collateral Agent or any Lender would not be commercially unreasonable in such Person’s exercise of remedies against the Collateral and that other actions or omissions by such Person shall not be deemed commercially unreasonable solely on account of not being indicated in this Section.  Without limitation of the foregoing, nothing contained in this Section shall be construed to grant any rights to Borrower or to impose any duties on Administrative and Collateral Agent or any Lender that would not have been granted or imposed by this Agreement or by applicable law in the absence of this Section.

(e)           For the purpose of enabling Administrative and Collateral Agent and Lenders to exercise the rights and remedies hereunder, Borrower hereby grants to Administrative and Collateral Agent, for itself and the ratable benefit of the Lenders and the Bank Product Providers, to the extent assignable, an irrevocable, non-exclusive license (exercisable without payment of royalty or other compensation to Borrower) to use, assign, license or sublicense any of the trademarks, service-marks, trade names, business names, trade styles, designs, logos and other source of business identifiers and other Intellectual Property and general intangibles now owned or hereafter acquired by Borrower, wherever the same maybe located, including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout thereof.

(f)            Administrative and Collateral Agent may apply the cash proceeds of Collateral actually received by it from any sale, lease, foreclosure or other disposition of the Collateral to payment of the Obligations, in whole or in part and in such order as Administrative and Collateral Agent may elect, whether or not then due.  Borrower shall remain liable to Administrative and Collateral Agent and Lenders for the payment of any deficiency with interest at the highest rate provided for herein and all costs and expenses of collection or enforcement, including reasonable attorneys’ fees and legal expenses.

(g)           Without limiting the foregoing, during the existence of a Default or Event of Default, Administrative and Collateral Agent may, and upon the direction of the Required Lenders, shall, without notice, (i) cease providing Loans or reduce the lending formulas or amounts of Loans available to Borrower, (ii) terminate any provision of this Agreement providing for any future Loans to be provided by Administrative and Collateral Agent or Lenders to Borrower and/or (iii) establish such Reserves as Administrative and Collateral Agent determines without limitation or restriction, notwithstanding anything to the contrary contained herein.

SECTION 11.                          JURY TRIAL WAIVER; OTHER WAIVERS AND CONSENTS; GOVERNING LAW

11.1         Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver.

(a)           The validity, interpretation and enforcement of this Agreement and the other Financing Agreements and any dispute arising out of the relationship between the parties hereto, whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of New York but excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the laws of the State of New York.

(b)           Borrower, Agents and Lenders irrevocably consent and submit to the non-exclusive jurisdiction of the State of New York and the State and Federal courts located in the Borough of Manhattan, County of New York, State of New York, whichever Administrative and Collateral Agent may elect, and waive any objection based on venue or forum non conveniens with respect to any action instituted therein arising under this Agreement or any of the other Financing Agreements or in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the other Financing Agreements or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise, and agree that any dispute with respect to any such matters shall be heard only in the courts described above (except that Administrative and Collateral Agent or any Lender shall have the right to bring any action or proceeding against Borrower or its property in the courts of any other jurisdiction which such Person deems necessary or appropriate in order to realize on the Collateral or to otherwise enforce its rights against Borrower or its property).

(c)           Borrower hereby waives personal service of any and all process upon it and consents that all such service of process may be made by certified mail (return receipt requested) directed to its address set forth herein and service so made shall be deemed to be completed five (5) days after the same shall have been so deposited in the U.S. mails, or, at Administrative and Collateral Agent’s or any Lender’s option, by service upon Borrower in any other manner provided under the rules of any such courts.  Within thirty (30) days after such service, Borrower shall appear in answer to such process, failing which Borrower shall be deemed in default and judgment may be entered by Administrative and Collateral Agent or any Lender against Borrower for the amount of the claim and other relief requested.

(d)           BORROWER, EACH AGENT AND EACH LENDER HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (i) ARISING UNDER THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE.  BORROWER, EACH AGENT AND EACH LENDER HEREBY AGREE AND CONSENT THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

(e)           No Agent or any Lender shall have any liability to Borrower (whether in tort, contract, equity or otherwise) for losses suffered by Borrower in connection with, arising out of, or in any way related to the transactions or relationships contemplated by this Agreement, or any act, omission or event occurring in connection herewith, unless it is determined by a final and non-appealable judgment or court order binding on such Person, that the losses were the result of acts or omissions constituting gross negligence or willful misconduct of such Person.  Except as prohibited by law, Borrower waives any right which it may have to claim or recover in any litigation with any Agent or any Lender any special, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages.  Borrower:  (i) certifies that none of any Agent, any Lender, or any of their respective representatives, agents or attorneys acting for or on behalf of such Person has, prior to the date hereof, represented, expressly or otherwise, that such Person would not, in the event of litigation, seek to enforce any of the waivers provided for in this Agreement or any of the other Financing Agreements and (ii) acknowledges that in entering into this Agreement and the other Financing Agreements, Agents and Lenders are relying upon, among other things, the waivers and certifications set forth in this Section 11.1 and elsewhere herein and therein.

11.2         Waiver of Notices.  Borrower hereby expressly waives demand, presentment, protest and notice of protest and notice of dishonor with respect to any and all instruments and chattel paper, included in or evidencing any of the Obligations or the Collateral, and any and all other demands and notices of any kind or nature whatsoever with respect to the Obligations, the Collateral and this Agreement, except such as are expressly provided for herein.  No notice to or demand on Borrower which Administrative and Collateral Agent or any Lender may elect to give shall entitle Borrower to any other or further notice or demand in the same, similar or other circumstances.

11.3         Amendments and Waivers.

(a)           Neither this Agreement nor any other Financing Agreement nor any terms hereof or thereof may be amended, waived, discharged or terminated unless such amendment, waiver, discharge or termination is in writing signed by Administrative and Collateral Agent and the Required Lenders or at Administrative and Collateral Agent’s option, by Administrative and Collateral Agent with the authorization of the Required Lenders, and as to amendments to any of the Financing Agreements (other than with respect to any provision of Section 12 hereof), by Borrower; except, that:

(i)            without the prior written consent of Administrative and Collateral Agent and each Lender other than the Sponsor Affiliated Lenders, no such amendment, waiver, discharge or termination shall:

(A)          amend, modify or waive any of the provisions of the introductory paragraph of Section 11.3(a) or any of the provisions of this Section 11.3(a)(i);

(B)           reduce any percentage specified in the definition of Required Lenders or Required Super-Majority Lenders or amend, modify or waive any provision of the definition of Pro Rata Share;

(C)           consent to the assignment or transfer by Borrower or any Obligor of any of their rights and obligations under this Agreement; or

(D)          reduce the Interest Rate or any fees or indemnities related to the Revolving Loans or Letter of Credit Accommodations, amend, modify or waive the provisions of Section 13.1(a) hereof or otherwise extend the Final Maturity Date or the time of payment of principal of the Revolving Loans, extend the time of payment of interest or any fees related to the Revolving Loans or reduce the principal amount of any Revolving Loans or Letter of Credit Accommodations; or

(E)           release all or substantially all of the Collateral;

(ii)           without the prior written consent of Administrative and Collateral Agent and the Required Super-Majority Lenders, no such amendment, waiver, discharge or termination shall:

(A)          amend, modify or waive any of the provisions of this Section 11.3(a)(ii);

(B)           release any Collateral (except as expressly required hereunder or under any of the other Financing Agreements or applicable law and except as permitted under Section 12.11(b) hereof);

(C)           amend, modify or waive any of the provisions of Sections 6.4, 12.8 or 12.11(a) hereof;

(D)          increase (1) the advance rates set forth in the definition of Borrowing Base, (2) the Revolving Loan Limit, or (3) the amount of Revolving Loans or Letter of Credit Accommodations available to Borrower at any time;

(E)           amend, modify or waive any of the provisions of the definition of Borrowing Base or of any of the defined terms referred to in the definition of Borrowing Base if the effect thereof increases the amount of the Borrowing Base; or

(F)           amend, modify or waive any provision of the definitions of, Blocked Account Activation Period, Adjusted Excess Availability, Compliance Period, Excess Availability or Qualified Cash; and

(iii)          Without the prior written consent of the Revolving Loan Lender directly affected thereby, no such amendment, waiver, discharge or termination shall increase the Revolving Loan Commitment of such Revolving Loan Lender over the amount thereof then in effect or provided hereunder.

(b)           Notwithstanding anything to the contrary contained in Section 11.3(a) above, Administrative and Collateral Agent may, in its discretion and without the consent of the Lenders or the other Agent, amend or otherwise modify the Borrowing Base, the Reserves or any of their respective components which amendments or modifications have the effect of increasing the Borrowing Base, decreasing the Reserves or otherwise increasing the amounts available for borrowing hereunder to the extent that such amendment or modification is made to restore the Borrowing Base, Reserves or other components thereof if the reason for such reduction or increase no longer exists, as determined by Administrative and Collateral Agent.

(c)           Agents and Lenders shall not, by any act, delay, omission or otherwise be deemed to have expressly or impliedly waived any of its or their rights, powers and/or remedies unless such waiver shall be in writing and signed as provided herein.  Any such waiver shall be enforceable only to the extent specifically set forth therein.  A waiver by any Agent or any Lender of any right, power and/or remedy on any one occasion shall not be construed as a bar to or waiver of any such right, power and/or remedy which any Agent or any Lender would otherwise have on any future occasion, whether similar in kind or otherwise.

(d)           Notwithstanding anything to the contrary contained in Section 11.3(a) above, in the event that Borrower requests that this Agreement or any other Financing Agreements be amended or otherwise modified in a manner which would require the unanimous consent of all of the Lenders and such amendment or other modification is agreed to by the Administrative and Collateral Agent and the Required Lenders, then, Borrower, Administrative and Collateral Agent and the Required Lenders, may amend this Agreement without the consent of the Lender or Lenders which did not agree to such amendment or other modification (collectively, the “Non-Consenting Lenders”) to provide for (i) the termination of the Commitment of each of the Non-Consenting Lenders, (ii) the addition to this Agreement of one or more other Lenders, or an increase in the Commitment of one or more of the Required

Lenders, so that the Commitments, after giving effect to such amendment, shall be in the same aggregate amount as the Commitments immediately before giving effect to such amendment, (iii) if any Loans are outstanding at the time of such amendment, the making of such additional Loans by such new Lenders or Required Lenders, as the case may be, as may be necessary to repay in full the outstanding Loans of the Non-Consenting Lenders immediately before giving effect to such amendment, (iv) the payment of all interest, fees and other Obligations payable or accrued in favor of the Non-Consenting Lenders and (v) such other modifications to this Agreement as Borrower and the Required Lenders may determine to be appropriate.

(e)           The consent of Administrative and Collateral Agent shall be required for any amendment, waiver or consent affecting the rights or duties of Administrative and Collateral Agent hereunder or under any of the other Financing Agreements, in addition to the consent of the Lenders otherwise required by this Section.  The consent of the applicable Agent shall be required for any amendment, waiver or consent affecting the rights or duties of such Agent hereunder or under any of the other Financing Agreements, in addition to the consent of the Lenders otherwise required by this Section.  The exercise by Administrative and Collateral Agent of any of its rights hereunder with respect to Reserves, Eligible Accounts, Eligible Inventory, Eligible Domestic In-Transit Inventory, Eligible International In-Transit Inventory or Eligible Re-Load Inventory shall not be deemed an amendment to the advance rates for purposes of this Section 11.3.

(f)            Notwithstanding anything to the contrary contained in this Agreement or any other Financing Agreement, in no event shall any Sponsor Affiliated Lender be entitled to (i) consent to any amendment, modification, waiver, consent or other such action with respect to any of the terms of this Agreement or any other Financing Agreement, (ii) require any Agent or other Lender to undertake any action (or refrain from taking any action) with respect to this Agreement or any other Financing Agreement or (iii) otherwise vote on any matter related to this Agreement or any other Financing Agreement; provided, however, no amendment, modification or waiver shall deprive any Sponsor Affiliate Lender of its Pro Rata Share of any payments to which the Lenders are entitled to share on a pro rata basis hereunder.

11.4         Confidentiality.  Each Lender agrees that it will use its reasonable best efforts not to disclose, without the prior consent of Borrower, confidential information with respect to Borrower, any Obligor or any of their respective Subsidiaries which is furnished pursuant to this Agreement and which is specifically designated as confidential in writing by Borrower or which such Lender would otherwise reasonably be expected to know is confidential; provided, that, any Lender may disclose any such information (a) to its employees, Affiliates, auditors or counsel, or to another Lender if the disclosing Lender or such disclosing Lender’s holding or parent company in its sole discretion determines that any such party should have access to such information, (b) as has become generally available to the public, (c) as may be required or appropriate in any report, statement or testimony submitted to any Governmental Authority having or claiming to have jurisdiction over such Lender, (d) as may be required or appropriate in response to any summons or subpoena or in connection with any litigation, (e) in order to comply with any statute or regulation, and (f) to any prospective or actual assignee or Participant in connection with any contemplated transfer or participation of any of the Revolving Loan Commitments or any interest therein by such Lender, provided, that, such assignee or Participant has been generally advised as to the confidentiality of any such confidential information and such assignee or Participant agrees in writing to abide by the terms of this Section 11.4.

11.5         Other Waivers.  Borrower waives all rights to interpose any claims, deductions, setoffs or counterclaims of any nature (other than compulsory counterclaims) in any action or proceeding with respect to this Agreement, the Obligations, the Collateral or any matter arising therefrom or relating hereto or thereto.  To the extent permitted by applicable law, Borrower shall not assert, and Borrower hereby waives, any claim against any Agent and/or any Lender, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any of the other Financing Agreements or any undertaking or transaction contemplated hereby.

11.6         Indemnification.  Borrower shall indemnify and hold each Agent and each Lender, and its directors, agents, employees and counsel, harmless from and against any and all losses, claims, damages, liabilities, reasonable costs or expenses (other than Excluded Taxes or any other Taxes for which Borrower is not obligated to provide indemnification pursuant to Section 6.5 hereof) imposed on, incurred by or asserted against any of them in connection with any litigation, investigation, claim or proceeding commenced or threatened related to the negotiation, preparation, execution, delivery, enforcement, performance or administration of this Agreement, any other Financing Agreements, or any undertaking or proceeding related to any of the transactions contemplated hereby or any act, omission, event or transaction related or attendant thereto, including amounts paid in settlement, court costs, and the reasonable fees and expenses of counsel, but excluding any losses, claims, damages, liabilities, costs or expenses arising from the gross negligence or willful misconduct of any indemnified Person and excluding any indirect, consequential or punitive damages.  To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion which it is permitted to pay under applicable law to Agents and Lenders in satisfaction of indemnified matters under this Section.  The foregoing indemnity shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

SECTION 12.                          THE ADMINISTRATIVE AND COLLATERAL AGENT

12.1         Appointment; Powers and Immunities.

(a)           Each Lender hereby, and each Bank Product Provider by providing any Bank Products to Borrower, irrevocably designates, appoints and authorizes Congress to act as Administrative and Collateral Agent hereunder and under the other Financing Agreements with such powers as are specifically delegated to Administrative and Collateral Agent by the terms of this Agreement and of the other Financing Agreements, together with such other powers as are reasonably incidental thereto.  Administrative and Collateral Agent: (i) shall have no duties or responsibilities except those expressly set forth in this Agreement and in the other Financing Agreements, and shall not by reason of this Agreement or any other Financing Agreement be a trustee or fiduciary for any Lender or Bank Product Provider; (ii) shall not be responsible to Lenders or Bank Product Providers for any recitals, statements, representations or warranties contained in this Agreement or in any other Financing Agreement, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement or any other Financing Agreement, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Financing Agreement or any other document referred to or provided for herein or therein or for any failure by Borrower or any Obligor or any other Person to perform any of its obligations hereunder or thereunder; and (iii) shall not be responsible to Lenders or Bank Product Providers for any action taken or omitted to be taken by it hereunder or under any other Financing Agreement or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith, except for its own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction.  Administrative and Collateral Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it in good faith.  Administrative and Collateral Agent may deem and treat the payee of any note as the holder thereof for all purposes hereof unless and until the assignment thereof pursuant to an agreement (if and to the extent permitted herein) in form and substance satisfactory to Administrative and Collateral Agent shall have been delivered to and acknowledged by Administrative and Collateral Agent.

(b)           Without prejudice to the foregoing paragraph, each Lender, each Bank Product Provider by providing any Bank Products to Borrower, and the Administrative and Collateral Agent (collectively the “Creditors” for purposes of this Section 12.1(b) only), hereby designate and appoint Congress as the person holding the power of attorney (fondé de pouvoir) of the Creditors as contemplated under Article 2692 of the Civil Code of Quebec, to enter into, to take and to hold on their behalf, and for their benefit, a deed of hypothec (“Deed of Hypothec”) to be executed by Borrower under the laws of the Province of Quebec and creating a hypothec (security interest) on Borrower’s Collateral located in such Province and to exercise such powers and duties which are conferred upon Congress under such deed.  Each Creditor hereby additionally designates and appoints Congress as agent and custodian for and on behalf of each of them (i) to hold and to be the sole registered holder of any bond (“Bond”) issued under the Deed of Hypothec, the whole notwithstanding Section 32 of the Act respecting the special powers of legal persons (Quebec) or any other applicable law, and (ii) to enter into, to take and to hold on their behalf, and for their benefit, a movable hypothec (“Movable Hypothec”) to be executed by Borrower under the laws of the Province of Quebec and pledging the Bond as security for the payment and performance of the Obligations (which include any and all obligations under the Deed of Hyphothec).  In this respect, (m) Congress, as agent and custodian of the Creditors, shall keep a record indicating the names and addresses of, and the pro rata portion of the Obligations and indebtedness secured by the Movable Hypothec, owing to the Persons for and on behalf of whom the Bond is so held from time to time, and (n) each Creditor will be entitled to the benefits of any Collateral of Borrower charged under the Deed of Hypothec and the Movable Hypothec and will participate in the proceeds of realization of any such Collateral, the whole in accordance with the terms hereof.  Congress, in such aforesaid capacities shall (x) have the sole and exclusive right and authority to exercise, except as may be otherwise specifically restricted by the terms hereof, all rights and remedies given to Congress with respect to the Collateral under the Deed of Hypothec and Movable Hypothec, applicable law or otherwise, and (y) benefit from and be subject to all provisions hereof with respect to the Administrative and Collateral Agent mutatis mutandis, including, without limitation, all such provisions with respect to the liability or responsibility to and indemnification by the Lenders and Bank Product Providers.  Any Person who becomes a Lender or a Bank Product Provider, as the case may be, shall be deemed to have consented to and confirmed Congress as the person holding the power of attorney (fondé de pouvoir) and as the agent and custodian as aforesaid and to have ratified, as of the date it becomes a Lender or a Bank Product Provider, as the case may be, all actions taken by Congress in such capacities.  Congress shall be entitled to delegate from time to time any of its powers or duties under the Deed of Hypothec and the Movable Hypothec to any Person and on such terms and conditions as Congress may determine from time to time.

12.2         Reliance By Administrative and Collateral Agent.  Administrative and Collateral Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telecopy, telex, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by Administrative and Collateral Agent.  As to any matters not expressly provided for by this Agreement or any other Financing Agreement, Administrative and Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or thereunder in accordance with instructions given by the Required Lenders or all of Lenders as is required in such circumstance, and such instructions of such Lenders and any action taken or failure to act pursuant thereto shall be binding on all Lenders.

12.3         Events of Default.

(a)           Administrative and Collateral Agent shall not be deemed to have knowledge or notice of the occurrence of an Event of Default or other failure of a condition precedent to the Loans hereunder, unless and until Administrative and Collateral Agent has received written notice from a Lender, Borrower or any Obligor specifying such Event of Default or any unfulfilled condition precedent, and stating that such notice is a “Notice of Default or Failure of Condition”.  In the event that Administrative and Collateral Agent receives such a notice, Administrative and Collateral Agent shall give prompt notice thereof to the Lenders.  Administrative and Collateral Agent shall (subject to Section 12.7) take such action with respect to any such Event of Default or failure of condition precedent as shall be directed by the Required Lenders; provided, that, unless and until Administrative and Collateral Agent shall have received such directions, Administrative and Collateral Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to or by reason of such Event of Default or failure of condition precedent, as it shall deem advisable in the best interest of Lenders.  Without limiting the foregoing, and notwithstanding the existence or occurrence and continuance of an Event of Default or any other failure to satisfy any of the conditions precedent set forth in Section 4 of this Agreement to the contrary, subject to the provisions of Section 12.8 and Section 12.11(a), Administrative and Collateral Agent may, but shall have no obligation to, continue to provide Loans for the ratable account and risk of Lenders from time to time if Administrative and Collateral Agent believes providing such Loans is in the best interests of Lenders.

(b)           Except with the prior written consent of Administrative and Collateral Agent, no Lender may assert or exercise any enforcement right or remedy in respect of the Loans or other Obligations, as against Borrower or any Obligor or any of the Collateral or other property of Borrower or any Obligor.

12.4         Congress in its Individual Capacity.  With respect to its Revolving Loan Commitment and the Loans made and Letter of Credit Accommodations issued or caused to be issued by it (and any successor acting as Administrative and Collateral Agent), so long as Congress shall be a Lender hereunder, it shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as Administrative and Collateral Agent, and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include Congress in its individual capacity as Lender hereunder.  Congress (and any successor acting as Administrative and Collateral Agent) and its Affiliates may (without having to account therefor to any Lender) lend money to, make investments in and generally engage in any kind of business with Borrower or any Obligor (and any of their respective Subsidiaries or Affiliates) as if it were not acting as Administrative and Collateral Agent, and Congress and its Affiliates may accept fees and other consideration from Borrower or any Obligor for services in connection with this Agreement or otherwise without having to account for the same to Lenders.

12.5         Indemnification.  Lenders agree to indemnify Administrative and Collateral Agent (to the extent not reimbursed by Borrower hereunder and without limiting the Obligations of Borrower hereunder) ratably, in accordance with their Pro Rata Shares, for any and all claims of any kind and nature whatsoever that may be imposed on, incurred by or asserted against Administrative and Collateral Agent (including by any Lender) arising out of or by reason of any investigation in or in any way relating to or arising out of this Agreement or any other Financing Agreement or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby (including the costs and expenses that Administrative and Collateral Agent is obligated to pay hereunder) or the enforcement of any of the terms hereof or thereof or of any such other documents, provided, that, no Lender shall be liable for any of the foregoing to the extent it arises from the gross negligence or willful misconduct of the party to be indemnified as determined by a final non-appealable judgment of a court of competent jurisdiction.

12.6         Non-Reliance on Agents and Other Lenders.  Each Lender agrees that it has, independently and without reliance on any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of Borrower and Obligors and has made its own decision to enter into this Agreement and that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or any of the other Financing Agreements.  Agents shall not be required to keep themselves informed as to the performance or observance by Borrower or any Obligor of any term or provision of this Agreement or any of the other Financing Agreements or any other document referred to or provided for herein or therein or to inspect the properties or books of Borrower or any Obligor.  Agents will use reasonable efforts to provide Lenders with any information received by Agents from Borrower or any Obligor which is required to be provided to Lenders hereunder and with a copy of any “Notice of Default or Failure of Condition” received by any Agent from Borrower, any Obligor or any Lender; provided, that, no Agent shall be liable to any Lender for any failure to do so, except to the extent that such failure is attributable to such Agent’s own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction.  Except for notices, reports and other documents expressly required to be furnished to Lenders by any Agent hereunder, no Agent shall have any duty or responsibility to provide any Lender with any other credit or other information concerning the affairs, financial condition or business of Borrower or any Obligor that may come into the possession of such Agent.

12.7         Failure to Act.  Except for action expressly required of Administrative and Collateral Agent hereunder and under the other Financing Agreements, Administrative and Collateral Agent shall in all cases be fully justified in failing or refusing to act hereunder and thereunder unless it shall receive further assurances to its satisfaction from Lenders of their indemnification obligations under Section 12.5 hereof against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.

12.8         Additional Revolving Loans.  Administrative and Collateral Agent shall not make any Revolving Loans or provide any Letter of Credit Accommodations to Borrower on behalf of Lenders intentionally and with actual knowledge that such Revolving Loans or Letter of Credit Accommodations would cause the aggregate amount of the total outstanding Revolving Loans and Letter of Credit Accommodations to Borrower to exceed the Borrowing Base, without the prior consent of the Required Super-Majority Lenders, except, that, Administrative and Collateral Agent may make such additional Revolving Loans or provide such additional Letter of Credit Accommodations on behalf of Revolving Loan Lenders, intentionally and with actual knowledge that such Revolving Loans or Letter of Credit Accommodations will cause the total outstanding Revolving Loans and Letter of Credit Accommodations to Borrower exceed the Borrowing Base as Administrative and Collateral Agent may deem necessary or advisable in its discretion, provided, that, (a) without the consent of the Required Super-Majority Lenders: (i) the total principal amount of the additional Revolving Loans or additional Letter of Credit Accommodations to Borrower which Administrative and Collateral Agent may make or provide after obtaining such actual knowledge that the aggregate principal amount of the Revolving Loans equal or exceed the Borrowing Base, together with the Special Agent Advances then outstanding, shall not exceed the amount equal to ten (10%) percent of the Borrowing Base at the time and shall not cause the total principal amount of the Revolving Loans and Letter of Credit Accommodations to exceed the Revolving Loan Limit and (ii) Administrative and Collateral Agent shall not make any such additional Revolving Loans or Letter of Credit Accommodations more than ninety (90) days from the date of the first such additional Revolving Loans or Letter of Credit Accommodations and (b) at the direction of the Required Lenders, Administrative and Collateral Agent shall cease making such additional Revolving Loans or Letter of Credit Accommodations.  Each Revolving Lender shall be obligated to pay Administrative and Collateral Agent the amount of its Pro Rata Share of any such additional Revolving Loans or Letter of Credit Accommodations provided that Administrative and Collateral Agent is acting in accordance with the terms of this Section 12.8.

12.9         Concerning the Collateral and the Related Financing Agreements.  Each Lender authorizes and directs Administrative and Collateral Agent to enter into this Agreement and the other Financing Agreements relating to the Collateral for its ratable benefit.  Each Lender agrees that any action taken by Administrative and Collateral Agent or Required Lenders in accordance with the terms of this Agreement or the other Financing Agreements relating to the Collateral, and the exercise by Administrative and Collateral Agent or Required Lenders of their respective powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.

12.10       Field Audits; Examination Reports and other Information; Disclaimer by Lenders.  By signing this Agreement, each Lender:

(a)           is deemed to have requested that Administrative and Collateral Agent furnish Lender, promptly after it becomes available, a copy of each field audit or examination report and a weekly report with respect to the Borrowing Base prepared by Administrative and Collateral Agent (each field audit or examination report and weekly report with respect to the Borrowing Base being referred to herein as a “Report” and collectively, the “Reports”);

(b)           expressly agrees and acknowledges that Administrative and Collateral Agent (i) does not make any representation or warranty as to the accuracy of any Report, or (ii) shall not be liable for any information contained in any Report; provided, that, nothing contained in this Section 12.10 shall be construed to limit the liability of Administrative and Collateral Agent under Section 12.1(c) hereof in the event of the gross negligence or willful misconduct of Administrative and Collateral Agent as determined pursuant to a final non-appealable order of a court of competent jurisdiction;

(c)           expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Administrative and Collateral Agent or other party performing any audit or examination will inspect only specific information regarding Borrower and Obligors and will rely significantly upon Borrower’s books and records, as well as on representations of Borrower’s personnel; and

(d)           agrees to keep all Reports confidential and strictly for its internal use in accordance with the terms of Section 11.3(a) hereof, and not to distribute or use any Report in any other manner.

12.11       Collateral Matters.

(a)           Administrative and Collateral Agent may, at its option, from time to time, at any time on or after an Event of Default and for so long as the same is continuing or upon any other failure of a condition precedent to the Loans hereunder, make such disbursements and advances (“Special Agent Advances”) which Administrative and Collateral Agent, in its reasonable credit judgment, deems necessary or desirable either (i) to preserve or protect the Collateral or any portion thereof or (ii) to pay any other amount chargeable to Borrower pursuant to the terms of this Agreement consisting of costs, fees and expenses and payments to any issuer of Letter of Credit Accommodations; provided that, without the consent of the Required Super-Majority Lenders, in no event shall the aggregate amount of Special Agent Advances, together with the Revolving Loans and Letter of Credit Accommodations made pursuant to Section 12.8 hereof, exceed an amount equal to ten percent (10%) of the Borrowing Base at any time or cause the total principal amount of the Revolving Loans and Letter of Credit Accommodations to exceed the Revolving Loan Limit.  Special Agent Advances shall be repayable on demand and be secured by the Collateral.  Administrative and Collateral Agent shall notify each Lender and Borrower in writing of each such Special Agent Advance, which notice shall include a description of the purpose of such Special Agent Advance.  Without limitation of its obligations pursuant to Section 6.10, each Lender agrees that it shall make available to Administrative and Collateral Agent, upon Administrative and Collateral Agent’s demand, in immediately available funds, the amount equal to such Lender’s Pro Rata Share of each such Special Agent Advance.  If such funds are not made available to Administrative and Collateral Agent by such Lender, Administrative and Collateral Agent shall be entitled to recover such funds, on demand from such Lender together with interest thereon, for each day from the date such payment was due until the date such amount is paid to Administrative and Collateral Agent at the Interest Rate then payable by Borrower in respect of the Revolving Loans as set forth in Section 3.1 hereof.

(b)           Lenders hereby irrevocably authorize Administrative and Collateral Agent, at its option and in its discretion to release any security interest in, mortgage or lien upon, any of the Collateral:  (i) upon termination of the Revolving Loan Commitments and payment and satisfaction of all of the Obligations and delivery of cash collateral to the extent required under Section 13.1 hereof, (ii) constituting property being sold or disposed of in compliance with the applicable terms of this Agreement or any consent granted in connection with this Agreement, (iii) constituting property in which neither Borrower nor any Obligor owned an interest at the time the security interest, mortgage or lien was granted or at any time thereafter, (iv) having a value of less than $25,000,000 or (v) in accordance with the terms of Sections 11.3(a)(i)(E) or 11.3(a)(ii)(B).  Except as provided above, Administrative and Collateral Agent will not release any security interest in, mortgage or lien upon, any of the Collateral without the prior written authorization of all of Lenders (and any Lender may require that the proceeds from any sale or other disposition of the Collateral to be so released be applied to the Obligations in a manner satisfactory to such Lender).  Upon request by Administrative and Collateral Agent at any time, Lenders will promptly confirm in writing Administrative and Collateral Agent’s authority to release particular types or items of Collateral pursuant to this Section.

(c)           Without in any manner limiting Administrative and Collateral Agent’s authority to act without any specific or further authorization or consent by the Required Lenders, each Lender agrees to confirm in writing, upon request by Administrative and Collateral Agent, the authority to release Collateral conferred upon Administrative and Collateral Agent under this Section.  Administrative and Collateral Agent shall (and is hereby irrevocably authorized by Lenders to) execute such documents as may be necessary to evidence the release of the security interest, mortgage or liens granted to Administrative and Collateral Agent, for itself and the ratable benefit of the Lenders and the Bank Product Providers, upon any Collateral to the extent set forth above; provided, that, (i) Administrative and Collateral Agent shall not be required to execute any such document on terms which, in Administrative and Collateral Agent’s opinion, would expose Administrative and Collateral Agent to liability or create any obligations or entail any consequence other than the release of such security interest, mortgage or liens without recourse or warranty and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any security interest, mortgage or lien upon (or obligations of Borrower in respect of) the Collateral retained by Borrower.

(d)           Except as expressly required under the terms of this Agreement, Administrative and Collateral Agent shall have no obligation whatsoever to any Lender or any other Person to investigate, confirm or assure that the Collateral exists or is owned by Borrower or any Obligor or is cared for, protected or insured or has been encumbered, or that any particular items of Collateral meet the eligibility criteria applicable in respect of the Loans hereunder, or whether any particular reserves are appropriate, or that the liens and security interests granted to Administrative and Collateral Agent herein or pursuant hereto or otherwise have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Administrative and Collateral Agent in this Agreement or in any of the other Financing Agreements, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, Administrative and Collateral Agent may act in any manner it may deem appropriate, in its discretion, given Administrative and Collateral Agent’s own interest in the Collateral as a Lender and that Administrative and Collateral Agent shall have no duty or liability whatsoever to any other Lender.

12.12       Agency for Perfection.  Administrative and Collateral Agent and each Lender hereby appoints each Lender as agent for the purpose of perfecting the security interests in and liens upon the Collateral of Administrative and Collateral Agent, for itself and the ratable benefit of the Lenders and the Bank Product Providers, in assets which, in accordance with Article 9 of the UCC can be perfected only by possession.  Should any Lender obtain possession of any such Collateral, such Lender shall notify Administrative and Collateral Agent thereof, and, promptly upon Administrative and Collateral Agent’s request therefor shall deliver such Collateral to Administrative and Collateral Agent or in accordance with Administrative and Collateral Agent’s instructions.  Each Lender confirms the appointment by Administrative and Collateral Agent of any Person as it’s or the Lenders’ agent for the purpose of perfecting the security interests granted under this Agreement and the other Financing Agreements.

12.13       Failure to Respond Deemed Consent.  In the event any Lender’s consent is required pursuant to the provisions of this Agreement and such Lender does not respond to any request by Administrative and Collateral Agent for such consent within ten (10) days after such request is made to such Lender, such failure to respond shall be deemed a consent.

12.14       Legal Representation of Agents.  In connection with the negotiation, drafting, and execution of this Agreement and the other Financing Agreements, or in connection with future legal representation relating to loan administration, amendments, modifications, waivers, or enforcement of remedies, Mayer, Brown, Rowe & Maw LLP (“MBR&M”) only has represented and only shall represent Congress and GSCP in their respective capacities as Agents and Congress as a Lender.  Each other Lender hereby acknowledges that MBR&M does not represent it in connection with any such matters.

SECTION 13.                          TERM OF AGREEMENT; MISCELLANEOUS

13.1         Term.

(a)           This Agreement and the other Financing Agreements shall become effective as of the date set forth on the first page hereof and shall continue in full force and effect for a term ending on the Final Maturity Date, unless sooner terminated pursuant to the terms hereof.  Borrower may, upon not less than ten (10) days prior written notice to Administrative and Collateral Agent, terminate this Agreement and the other Financing Agreements.  Upon the effective date of termination of this Agreement and the other Financing Agreements, Borrower shall pay to Administrative and Collateral Agent, for itself and the ratable benefit of the Lenders and the Bank Product Providers, in full, all outstanding and unpaid Obligations and shall furnish cash collateral to Administrative and Collateral Agent, (or at Administrative and Collateral Agent’s option, a letter of credit issued for the account of Borrower and at Borrower’s expense, in form and substance satisfactory to Administrative and Collateral Agent, by an issuer acceptable to Administrative and Collateral Agent and payable to Administrative and Collateral Agent as beneficiary, for itself and the ratable benefit of the Lenders and the Bank Product Providers) in such amounts as Administrative and Collateral Agent determines are reasonably necessary to secure (or reimburse) Administrative and Collateral Agent and Lenders from loss, cost, damage or expense, including attorneys’ fees and legal expenses, in connection with any contingent Obligations, including issued and outstanding Letter of Credit Accommodations and checks or other payments provisionally credited to the Obligations and/or as to which Administrative and Collateral Agent and Lenders have not yet received final and indefeasible payment and any continuing obligations of Administrative and Collateral Agent or any Lender to any bank, financial institution or other Person under or pursuant to any Deposit Account Control Agreement or Investment Property Control Agreement.  Such payments in respect of the Obligations and cash collateral shall be remitted by wire transfer in Federal funds to such bank account of Administrative and Collateral Agent, as Administrative and Collateral Agent may, in its discretion, designate in writing to Borrower for such purpose.  Interest shall be due until and including the next Business Day, if the amounts so paid by Borrower to the bank account designated by Administrative and Collateral Agent are received in such bank account later than 12:00 noon, New York time.

(b)           No termination of this Agreement or the other Financing Agreements shall relieve or discharge Borrower of its duties, obligations and covenants under this Agreement or the other Financing Agreements until all Obligations due and owing have been fully and finally discharged and paid (or cash collateralized in accordance with the terms of this Agreement), and the continuing security interest of Administrative and Collateral Agent, for itself and the ratable benefit of the Lenders and the Bank Product Providers, in the Collateral and the rights and remedies of Administrative and Collateral Agent and Lenders hereunder, under the other Financing Agreements and applicable law, shall remain in effect until all such Obligations due and owing have been fully and finally discharged and paid (or cash collateralized in accordance with the terms of this Agreement).  Accordingly, Borrower waives any rights which it may have under the UCC to demand the filing of termination statements with respect to the Collateral, and neither Administrative and Collateral Agent nor any Lender shall be required to send such termination statements to Borrower, or to file them with any filing office, unless and until this Agreement is terminated in accordance with its terms and all of the Obligations due and owing are paid (or cash collateralized in accordance with the terms of this Agreement) and satisfied in full in immediately available funds.

13.2         Interpretive Provisions.

(a)           All terms used herein which are defined in Article 1 or Article 9 of the UCC shall have the meanings given therein unless otherwise defined in this Agreement.

(b)           All references to the plural herein shall also mean the singular and to the singular shall also mean the plural unless the context otherwise requires.

(c)           All references to any party hereto pursuant to the definitions set forth in the recitals hereto, or to any other person herein, shall include their respective successors and assigns.

(d)           The words “hereof”, “herein”, “hereunder”, “this Agreement” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement and as this Agreement now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

(e)           The word “including” when used in this Agreement shall mean “including, without limitation”.

(f)            All references to the term “good faith” used herein when applicable to any Agent or any Lender shall mean, notwithstanding anything to the contrary contained herein or in the UCC, honesty in fact in the conduct or transaction concerned.  Borrower shall have the burden of proving any lack of good faith on the part of any Agent or any Lender alleged by Borrower at any time.

(g)           An Event of Default shall exist or continue or be continuing until such Event of Default is waived in accordance with Section 11.3 or is cured, if such Event of Default is capable of being cured as determined by Administrative and Collateral Agent.

(h)           Any accounting term used in this Agreement shall have, unless otherwise specifically provided herein, the meaning customarily given in accordance with GAAP, and all financial computations hereunder shall be computed unless otherwise specifically provided herein, in accordance with GAAP as consistently applied and using the same method for inventory valuation as used in the preparation of the financial statements of Borrower most recently received by Administrative and Collateral Agent.

(i)            In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including”.

(j)            Unless otherwise expressly provided herein, (i) references herein to any agreement, document or instrument shall be deemed to include all subsequent amendments, modifications, supplements, extensions, renewals, restatements or replacements with respect thereto, but only to the extent the same are not prohibited by the terms hereof or of any other Financing Agreement, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, recodifying, supplementing or interpreting the statute or regulation.

(k)           The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

(l)            This Agreement and other Financing Agreements may use several different limitations, tests or measurements to regulate the same or similar matters.  All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms.

(m)          This Agreement and the other Financing Agreements are the result of negotiations among and have been reviewed by counsel to Agents and Lenders and the other parties, and are the products of all parties.  Accordingly, this Agreement and the other Financing Agreements shall not be construed against Agents or Lenders merely because of their involvement in their preparation.

13.3         Notices.  All notices, requests and demands hereunder shall be in writing and deemed to have been given or made:  if delivered in person, immediately upon delivery; if by facsimile transmission, immediately upon sending and upon confirmation of receipt; if by nationally recognized overnight courier service with instructions to deliver the next Business Day, one (1) Business Day after sending; and if by certified mail, return receipt requested, five (5) days after mailing.  All notices, requests and demands upon the parties are to be given to the following addresses (or to such other address as any party may designate by notice in accordance with this Section):

If to Borrower:		BlueLinx Corporation
4100 Wildwood Parkway
Atlanta, Georgia 30339
Attention: David Morris
Telephone No.: (770) 221-2668
Telecopy No.: (770) 221-2090

with a copy to:		Schulte, Roth & Zabel LLP
919 Third Avenue
New York, New York 10022
	Attention:	Stuart D. Freedman, Esq.
Daniel V. Oshinsky, Esq.
Telephone No.: (212) 756-2000
Telecopy No.: (212) 593-5955

and a copy to:		Cerberus Capital Management, LP
299 Park Avenue, Floors 21-23
New York, New York 10171
Attention: Lenard Tessler
Telephone No.: (212) 891-2100
Telecopy No.: (212) 909-1409

If to Agents:		Congress Financial Corporation
1133 Avenue of the Americas
New York, New York 10036
Attention: Portfolio Manager
Telephone No.: (212) 545-4200
Telecopy No.: (212) 545-4283

with a copy to:	Mayer, Brown, Rowe & Maw LLP
Attention: Marshall C. Stoddard, Jr., Esq.
Telephone No.: (213) 229-9500
Telecopy No.: (213) 625-0248

and a copy to:	Goldman Sachs Credit Partners, L.P.
85 Broad Street
New York, New York 10004
Attention: Stephen King
Telephone No.: (212) 902-1000
Telecopy No.: (212) 397-9110

13.4         Partial Invalidity.  If any provision of this Agreement is held to be invalid or unenforceable, such invalidity or unenforceability shall not invalidate this Agreement as a whole, but this Agreement shall be construed as though it did not contain the particular provision held to be invalid or unenforceable and the rights and obligations of the parties shall be construed and enforced only to such extent as shall be permitted by applicable law.

13.5         Successors.  This Agreement, the other Financing Agreements and any other document referred to herein or therein shall be binding upon and inure to the benefit of and be enforceable by Agents, Lenders, Bank Product Providers, Borrower and their respective successors and assigns, except that Borrower may not assign its rights under this Agreement, the other Financing Agreements and any other document referred to herein or therein without the prior written consent of Administrative and Collateral Agent and Lenders.  No Lender may assign its rights and obligations under this Agreement (or any part thereof) without the prior written consent of all Lenders other than the Sponsor Affiliated Lenders and Administrative and Collateral Agent, except as permitted under Section 13.6 hereof.  Any purported assignment by a Lender without such prior express consent or compliance with Section 13.6 where applicable, shall be void.  The terms and provisions of this Agreement and the other Financing Agreements are for the purpose of defining the relative rights and obligations of Borrower, Obligors, Agents and Lenders with respect to the transactions contemplated hereby and there shall be no third party beneficiaries of any of the terms and provisions of this Agreement or any of the other Financing Agreements.

13.6         Assignments; Participations.

(a)           Each Lender may (i) assign all or a portion of its rights and obligations under this Agreement (including, without limitation, a portion of its Revolving Loan Commitment, the Loans owing to it and its rights and obligations as a Lender with respect to Letters of Credit Accommodations) and the other Financing Agreements: (A) to its parent company and/or any Affiliate of such Lender which is at least fifty (50%) percent owned by such Lender or its parent company or to one or more Lenders or (B) in connection with any merger, consolidation, sale, transfer or other disposition of all or any substantial portion of the business or loan portfolio of such Lender; or (ii) assign all, or if less than all a portion equal to at least $10,000,000 in the aggregate for the assigning Lender or assigning Lenders, of such rights and obligations under this Agreement to one or more Eligible Transferees, each of which assignees shall become a party to this Agreement as a Lender by execution of an Assignment and Acceptance; provided, that, (A) the consent of Administrative and Collateral Agent shall be required in connection with any assignment to an Eligible Transferee pursuant to clause (ii) above, (B) if such Eligible Transferee is not a bank, Administrative and Collateral Agent shall receive a representation in writing by such Eligible Transferee that either (1) no part of its acquisition of its Loans is made out of assets of any employee benefit plan, or (2) after consultation, in good faith, with Borrower and provision by Borrower of such information as may be reasonably requested by such Eligible Transferee, the acquisition and holding of such Revolving Loan Commitments and Loans does not constitute a non-exempt prohibited transaction under Section 406 of ERISA and Section 4975 of the Code, or (3) such assignment is an “insurance company general account,” as such term is defined in the Department of Labor Prohibited Transaction Class Exemption 95.60 (issued July 12, 1995) (“PTCE 95-60”), and, as of the date of the assignment, there is no “employee benefit plan” with respect to which the aggregate amount of such general account’s reserves and liabilities for the contracts held by or on behalf of such “employee benefit plan” and all other “employee benefit plans” maintained by the same employer (and affiliates thereof as defined in Section V(a)(1) of PTCE 95-60) or by the same employee organization (in each case determined in accordance with the provisions of PTCE 95-60) exceeds ten (10%) percent of the total reserves and liabilities of such general account (as determined under PTCE 95-60) (exclusive of separate account liabilities) plus surplus as set forth in the National Association of Insurance Commissioners Annual Statement filed with the state of domicile of such Eligible Transferee, and (C) such transfer or assignment will not be effective until recorded by Administrative and Collateral Agent on the Register and Administrative and Collateral Agent has received, for its own account, payment of a processing fee from the assigning Lender or the assignee in the amount of $5,000.  As used in this Section, the term “employee benefit plan” shall have the meaning assigned to it in Title I of ERISA and shall also include a “plan” as defined in Section 4975(e)(1) of the Code.

(b)           Administrative and Collateral Agent shall maintain a register of the names and addresses of Lenders, their Revolving Loan Commitments and the principal amount of their Loans (the “Register”).  Administrative and Collateral Agent shall also maintain a copy of each Assignment and Acceptance delivered to and accepted by them and shall modify the Register to give effect to each Assignment and Acceptance.  Upon their receipt of each Assignment and Acceptance, Administrative and Collateral Agent will give prompt notice thereof to Lenders and deliver to each of them a copy of the executed Assignment and Acceptance.  The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and Borrower, Obligors, Agents and Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by Borrower, Obligors and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(c)           Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (i) the assignee thereunder shall be a party hereto and to the other Financing Agreements and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations (including, without limitation, the obligation to participate in Letter of Credit Accommodations) of a Lender hereunder and thereunder; provided, however, if at the time of such assignment, such assigning Lender is not then entitled to receive any amounts pursuant to Section 6.5 hereof, Borrower shall not be obligated to make any payments to such assignee under Section 6.5 hereof if the assignee would otherwise be entitled to receive such amounts at the time of such assignment and (ii) the assigning Lender shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement.

(d)           By execution and delivery of an Assignment and Acceptance, the assignor and assignee thereunder confirm to and agree with each other and the other parties hereto as follows:  (i) other than as provided in such Assignment and Acceptance, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any of the other Financing Agreements or the execution, legality, enforceability, genuineness, sufficiency or value of this Agreement or any of the other Financing Agreements furnished pursuant hereto, (ii)  the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower, any Obligor or any of their respective Subsidiaries or the performance or observance by Borrower or any Obligor of any of the Obligations; (iii) such assignee confirms that it has received a copy of this Agreement and the other Financing Agreements, together with such other documents and information it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such assignee will, independently and without reliance upon the assigning Lender, any Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Financing Agreements, (v) such assignee appoints and authorizes Administrative and Collateral Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Financing Agreements as are delegated to Administrative and Collateral Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, (vi) such assignee appoints and authorizes each Agents to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Financing Agreements as are delegated to such Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement and the other Financing Agreements are required to be performed by it as a Lender.  Agents and Lenders may furnish any information concerning Borrower, any Obligor or their respective Subsidiaries in the possession of Agents or any Lender from time to time to assignees and Participants.

(e)           Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement and the other Financing Agreements (including, without limitation, all or a portion of its Revolving Loan Commitments and the Loans owing to it and its participation in the Letter of Credit Accommodations, without the consent of Administrative and Collateral Agent or the other Lenders); provided, that, (i) such Lender’s obligations under this Agreement (including, without limitation, its Revolving Loan Commitment hereunder) and the other Financing Agreements shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and Borrower, Obligors, Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this

Agreement and the other Financing Agreements, (iii) the Participant shall not have any rights under this Agreement or any of the other Financing Agreements (the Participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the Participant relating thereto) and all amounts payable by Borrower or any Obligor hereunder shall be determined as if such Lender had not sold such participation, (iv) if such Participant is not a bank, represent that either (A) no part of its acquisition of its participation is made out of assets of any employee benefit plan, or (B) after consultation, in good faith, with Borrower and provision by Borrower of such information as may be reasonably requested by the Participant, the acquisition and holding of such participation does not constitute a non-exempt prohibited transaction under Section 406 of ERISA and Section 4975 of the Code, or (C) such participation is an “insurance company general account, “ as such term is defined in the “PTCE 95-60”, and, as of the date of the transfer there is no “employee benefit plan” with respect to which the aggregate amount of such general account’s reserves and liabilities for the contracts held by or on behalf of such “employee benefit plan” and all other “employee benefit plans” maintained by the same employer (and affiliates thereof as defined in Section V(a)(1) of PTCE 95-60) or by the same employee organization (in each case determined in accordance with the provisions of PTCE 95-60) exceeds ten (10%) percent of the total reserves and liabilities of such general account (as determined under PTCE 95-60) (exclusive of separate account liabilities) plus surplus as set forth in the National Association of Insurance Commissioners Annual Statement filed with the state of domicile of the Participant and (v) the agreements between such Lender and such Participant shall not grant such Participant the right to consent to or vote on (A) any matters other than those set forth in Section 11.3(a)(i) hereof or (B) if such Participant is a Sponsor Affiliate Lender, any matters which pursuant to Section 11.3(f) hereof, a Sponsor Affiliate Lender is not permitted to consent to or vote on.

(f)            Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Loans hereunder to a Federal Reserve Bank in support of borrowings made by such Lenders from such Federal Reserve Bank.

(g)           Borrower shall assist Agents or any Lender permitted to sell assignments or participations under this Section 13.6 in whatever manner reasonably necessary in order to enable or effect any such assignment or participation, including (but not limited to) the execution and delivery of any and all agreements, notes and other documents and instruments as shall be requested and the delivery of informational materials, appraisals or other documents for, and the participation of relevant management in meetings and conference calls with, potential assignees or Participants.  Borrower shall certify the correctness, completeness and accuracy of all descriptions of Borrower and its affairs provided, prepared or reviewed by Borrower that are contained in any selling materials and all other information provided by it and included in such materials.

(h)           Administrative and Collateral Agent agrees that, so long as an Event of Default does not then exist, Administrative and Collateral Agent shall not, without the prior consent of Borrower (such consent not to be unreasonably withheld, conditioned or delayed) assign to any Person (i) its rights and duties as administrative agent for the Lenders without also assigning to such Person its rights and duties as collateral agent for the Lenders and Bank Product Providers, (ii) its rights and duties as collateral agent for the Lenders and Bank Product Providers without also assigning to such Person its rights and duties as administrative agent for the Lenders, or (iii) its rights and duties as administrative and collateral agent for the Lenders and Bank Product Providers unless such assignment is made (A) to its parent company or any of its Affiliates which is at least 50% owned by Administrative and Collateral Agent or its parent or (B) in connection with any merger, consolidation, sale, transfer or other disposition of all or any substantial portion of the business or loan portfolio of Administrative Collateral Agent.  Notwithstanding anything to the contrary in this Agreement, in no event shall any Sponsor Affiliate Lender be appointed as, or succeed to the rights and duties of, the Administrative and Collateral Agent, or any Agent, under this Agreement.

13.7         Participant’s Security Interests.  If a Participant shall at any time participate with any Lender in the Loans, Borrower hereby grants to such Participant and such Participant shall have and is hereby given, a continuing lien on and security interest in any money, securities and other property of Borrower in the custody or possession of such Participant, including the right of setoff, to the extent of such Participant’s participation in the Obligations, and such Participant shall be deemed to have the same right of setoff to the extent of its participation in the Obligations, as it would have if it were a direct Lender.

13.8         ERISA Representation.  Each Lender hereby represents and warrants to Borrower and Administrative and Collateral Agent that either (a) no part of the Loans made by such Lender are made out of ”plan assets” of any employee benefit plan subject to ERISA or any plan subject to Section 4975 of the Code or (b) the making and holding of such Lender’s Revolving Loan Commitments and Loans does not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

13.9         Entire Agreement.  This Agreement, the other Financing Agreements, any supplements hereto or thereto, and any instruments or documents delivered or to be delivered in connection herewith or therewith represents the entire agreement and understanding concerning the subject matter hereof and thereof between the parties hereto, and supersede all other prior agreements, understandings, negotiations and discussions, representations, warranties, commitments, proposals, offers and contracts concerning the subject matter hereof, whether oral or written.  In the event of any inconsistency between the terms of this Agreement and any schedule or exhibit hereto, the terms of this Agreement shall govern.

13.10       Counterparts, Etc.  This Agreement or any of the other Financing Agreements may be executed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of this Agreement or any of the other Financing Agreements by telefacsimile or a substantially similar electronic transmission shall have the same force and effect as the delivery of an original executed counterpart of this Agreement or any of such other Financing Agreements.  Any party delivering an executed counterpart of any such agreement by telefacsimile or a substantially similar electronic transmission shall also deliver an original executed counterpart, but the failure to do so shall not affect the validity, enforceability or binding effect of such agreement.

[Signatures follow on next page]

IN WITNESS WHEREOF, the parties hereto have caused these presents to be duly executed as of the day and year first above written.

BORROWER

BLUELINX CORPORATION

By:	/s/ Barbara V. Tinsley
	Name:	Barbara V. Tinsley
	Title:	Secretary & General Counsel

AGENTS

CONGRESS FINANCIAL CORPORATION, as Administrative and Collateral Agent, Co-Lead Arranger and Co-Syndication Agent

By:	/s/ Vicky Balmot
	Name:	Vicky Balmot
	Title:	Executive Vice President

GOLDMAN SACHS CREDIT PARTNERS, L.P., as Co-Lead Arranger and Co-Syndication Agent

By:	/s/ William W. Archer
	Name:	William W. Archer
	Title:	Managing Director

DOCUMENTATION AGENTS

BANK OF AMERICA, N.A., as a Documentation Agent

By:	Illegible
Name:
Title:

WELLS FARGO FOOTHILL, LLC, as a Documentation Agent

By:	/s/ Sanat Amladi
	Name:	Sanat Amladi
	Title:	Vice President

LENDERS

CONGRESS FINANCIAL CORPORATION

By:	/s/ Vicky Balmot
	Name:	Vicky Balmot
	Title:	Executive Vice President

Revolving Loan Commitment: $125,000,000

GOLDMAN SACHS CREDIT PARTNERS, L.P.

By:	/s/ William W. Archer
	Name:	William W. Archer
	Title:	Managing Director

Revolving Loan Commitment: $50,000,000

BANK OF AMERICA, N.A.

By:	/s/ Richard Levenson
	Name:	Richard Levenson
	Title:	Senior Vice President

Revolving Loan Commitment: $100,000,000

WELLS FARGO FOOTHILL, LLC

By:	/s/ Sanat Amladi
	Name:	Sanat Amladi
	Title:	Vice President

Revolving Loan Commitment: $100,000,000

GENERAL ELECTRIC CAPITAL CORPORATION

By:	/s/ Scott Lorimer
	Name:	Scott Lorimer
	Title:	Duly Authorized Signatory

Revolving Loan Commitment: $100,000,000

GMAC COMMERCIAL FINANCE LLC

By:	/s/ Robert J. Brandow
	Name:	Robert J. Brandow
	Title:	Director

Revolving Loan Commitment: $75,000,000

ING CAPITAL LLC

By:	/s/ William Beddingfield
	Name:	William Beddingfield
	Title:	Managing Director

Revolving Loan Commitment: $75,000,000